EXHIBIT 2.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
by and among
PHILLIPS 66 COMPANY
PHILLIPS 66 PARTNERS GP LLC
PHILLIPS 66 PIPELINE LLC
and
PHILLIPS 66 PARTNERS LP
dated as of
October 22, 2014

1

ARTICLE I DEFINITIONS	1
ARTICLE II CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS	7
2.1 Contributions	7
2.2 Consideration	8
2.3 Effective Date of Conveyances	8
2.4 Assumed Liabilities	8
2.5 Excluded Liabilities	9
2.6 Transaction Taxes	9
2.7 Proration of 2014 Ad Valorem Taxes	9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF P66 COMPANY	10
3.1 Organization and Existence.	10
3.2 Authority and Approval; Enforceability.	10
3.3 No Conflict	11
3.4 Consents	11
3.5 Laws and Regulations; Litigation	12
3.6 Management Projections and Budgets	12
3.7 Environmental Matters	13
3.8 Contributed Assets	13
3.9 Permits	14
3.10 Insurance	14
3.11 Brokerage Arrangements	14
3.12 Investment	15
3.13 Taxes	15
3.14 Intentionally Omitted	16
3.15 Material Contracts	16
3.16 No Adverse Changes	16
3.17 Ferndale Rail Rack	16
3.18 No Other Representations or Warranties; Schedules	16
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP	16
4.1 Organization and Existence	17
4.2 Authority and Approval; Enforceability	17
4.3 Delivery of Fairness Opinion	17
4.4 Brokerage Arrangements	17
4.5 New Common Units and New GP Units	17
4.6 Available Funds	17
ARTICLE V COVENANTS, ETC.	18
5.1 Conduct of the Businesses	18
5.2 Independent Investigation	18
5.3 Post-Closing Payments	18
5.4 Further Assurances	19
5.5 NYSE Listing	19

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5.6 Tax Covenants	19
5.7 Assignment of Construction Contracts	20
5.8 Consents	20
5.9 Construction.	20
5.10 Financial Statements	20
ARTICLE VI CONDITIONS TO CLOSING	21
6.1 Conditions to Each Party’s Obligation to Effect the Transactions	21
6.2 Conditions to the Obligation of the Partnership	21
6.3 Conditions to the Obligation of P66 Company	22
ARTICLE VII CLOSING	22
7.1 Closing	22
7.2 Deliveries by P66 Company	23
7.3 Deliveries by the Partnership	23
ARTICLE VIII INDEMNIFICATION	24
8.1 Indemnification of P66 Company and Other Parties	24
8.2 Indemnification of the Partnership and other Parties	25
8.3 Demands	25
8.4 Right to Contest and Defend	25
8.5 Cooperation	26
8.6 Right to Participate	26
8.7 Payment of Damages	26
8.8 Limitations on Indemnification	27
8.9 Survival	27
8.10 Sole Remedy	28
8.11 Express Negligence Rule	28
8.12 Knowledge	28
8.13 Consideration Adjustment	28
ARTICLE IX TERMINATION	28
9.1 Events of Termination	28
9.2 Effect of Termination	29
ARTICLE X MISCELLANEOUS	29
10.1 Expenses	29
10.2 Deed; Bill of Sale; Assignment	29
10.3 Right of Offset	29
10.4 Notices	30
10.5 Governing Law	30
10.6 Public Statements	30
10.7 Form of Payment	30
10.8 Entire Agreement; Amendments and Waivers	30
10.9 Binding Effect and Assignment	31
10.10 Severability	31
10.11 Interpretation	31
10.12 Headings and Schedules	31
10.13 Counterparts	31
10.14 Consent of Conflicts Committee	31

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EXHIBITS AND SCHEDULES

Exhibit A	Assignment of Note

Exhibit B	Form of Terminal Services Agreement (Bayway)

Exhibit C	Form of Terminal Services Agreement (Ferndale)
Exhibit D            Form of Omnibus Agreement Amendment

Exhibit E	Form of Operational Services Agreement Amendment

Exhibit F	Form of Shared Services Agreement (Bayway)

Exhibit G	Form of Shared Services Agreement (Ferndale)

Exhibit H	Real Property Lease (Bayway)

Exhibit I	Assignment, Assumption and Bill of Sale

Schedule 1.1(a)	Excluded Assets

Schedule 3.4	Consents

Schedule 3.8	Permitted Liens

Schedule 6.2(e)	Required Consents

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CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT
This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is made and entered into as of October 22, 2014 by and among Phillips 66 Company, a Delaware corporation (“P66 Company”), Phillips 66 Pipeline LLC (“Pipeline”), Phillips 66 Partners GP LLC, a Delaware limited liability company (the “General Partner”), and Phillips 66 Partners LP, a Delaware limited partnership (the “Partnership”). P66 Company, Pipeline, the General Partner and the Partnership are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
RECITALS:
WHEREAS, P66 Company owns the Bayway Rail Rack and the Ferndale Rail Rack (each as defined below);

WHEREAS, Pipeline owns a FERC-regulated 20-inch refined product pipeline originating at the Partnership’s Pasadena Terminal in Pasadena, Texas, to terminal facilities located at Kinder Morgan’s Pasadena Terminal, the Galena Park Station in Galena Park, Texas, and terminating at the Holland Avenue Junction in Galena Park, Texas (such pipeline is referred to herein as the “Cross Channel Pipeline”);

WHEREAS, Pipeline conducted an open season announcing its intention to expand certain capacity of the FERC-regulated 20-inch pipeline, reactivate certain segments of the 20-inch pipeline and connect the pipeline to existing pipelines owned and operated by Kinder Morgan and Magellan in Galena Park, Texas (such connections, expansions and activations, together with the Cross Channel Pipeline, the “Cross Channel Connector Project”);

WHEREAS, P66 Company intends to contribute the Bayway Rail Rack and the Ferndale Rail Rack, and Pipeline intends to contribute the Cross Channel Pipeline, to the Partnership in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement; and
WHEREAS, on the Effective Date (as defined below), each of the events and transactions set forth in Section 2.1 below shall occur.
NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to P66 Company, the term “Affiliate” shall not include any Group Member and (b) with respect to the Partnership Group, the term “Affiliate” shall not include P66 Company or any of its Subsidiaries (other than a Group Member).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“ASC 805-50” has the meaning set forth in Section 5.10(a).
“Assignment, Assumption and Bill of Sale” means that certain Assignment, Assumption and Bill of Sale in the form attached as Exhibit I hereto.
“Assignment of Note” means that certain Assignment, Assumption and Modification of Note in the form attached as Exhibit A hereto.
“Assumed Liabilities” has the meaning set forth in Section 2.4.
“Bayway Capacity” means a planned unloading capacity of 75,000 barrels per day.
“Bayway Rail Rack” means (a) a four-track, 120-rail car crude oil receiving facility located in Linden, New Jersey adjacent to P66 Company’s Bayway Refinery with a capacity equal to the Bayway Capacity and (b) all other assets (other than Excluded Assets) owned, held, used or held for use by P66 Company or any of its Affiliates in connection with the operation of the Bayway Rail Rack or that are otherwise necessary in order for the Partnership Group to use and operate the rail rack facilities described in clause (a) beginning on the Effective Date in a manner substantially similar to the use and operation of such facilities prior to the Effective Date and in the manner contemplated by the Transaction Documents.
“Billed Party” has the meaning set forth in Section 2.7.
“Businesses” means, collectively, the operations and business (a) as historically conducted by P66 Company and its Affiliates using the Contributed Assets and (b) as contemplated to be conducted, consistent with prudent industry practice, beginning on the Effective Date by the Partnership Group using the Contributed Assets.
“Cap” has the meaning set forth in Section 8.8(a).
“Carrier” has the meaning set forth in Section 2.1(f).

“Cash Consideration” has the meaning set forth in Section 2.2.
“Closing” has the meaning set forth in Section 7.1.
“Closing Date” has the meaning set forth in Section 7.1.
“Code” has the meaning set forth in Section 7.2(k).
“Commission” means the United States Securities and Exchange Commission.
“Conflicts Committee” has the meaning set forth in Section 3.6.
“Consent” has the meaning set forth in Section 3.4.
“Construction Contracts” mean those Contracts relating to the construction of the Bayway Rail Rack and the Ferndale Rail Rack.
“Construction Costs” means all Liabilities incurred in connection with, arising out of or relating to the construction of the Bayway Rail Rack and the Ferndale Rail Rack prior to the time that the Bayway Rail Rack and the Ferndale Rail Rack are complete and ready in all respects to commence commercial operations at their respective planned capacities, including costs under the Construction Contracts.
“Contract” means any contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, Permit or other legally binding agreement.
“Contributed Assets” means the Bayway Rail Rack, the Ferndale Rail Rack and the Cross Channel Pipeline, including all assets which are necessary to and used in connection with the ownership and operation of the Bayway Rail Rack, the Ferndale Rail Rack and the Cross Channel Pipeline.
“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.
“Cross Channel Connector Project” has the meaning set forth in the Recitals.
“Cross Channel Pipeline” has the meaning set forth in the Recitals.
“Damages” has the meaning set forth in Section 8.1.
“Debt Financing” has the meaning set forth in Section 4.6.

“Deductible” has the meaning set forth in Section 8.8(a).
“Effective Date” means 12:01 a.m. local time in Houston, Texas on the Closing Date, or such other time and date mutually agreed to by the Parties in writing.
“Environmental Laws” means any and all applicable federal, state and local laws and regulations and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of human health or the environment or imposing liability or standards of conduct concerning any Hazardous Materials.
“Excluded Assets” means any of the assets set forth on Schedule 1.1(a) hereto.
“Excluded Liabilities” has the meaning set forth in Section 2.5.
“Ferndale Capacity” means a planned unloading capacity of 30,000 barrels per day.
“Ferndale Rail Rack” means a (a) two-track, 54-rail car crude oil receiving facility located in Ferndale, Washington adjacent to P66 Company’s Ferndale Refinery with a capacity equal to the Ferndale Capacity and (b) all other assets (other than Excluded Assets) owned, held, used or held for use by Phillips 66 Company or any of its Affiliates in connection with the operation of the foregoing or that are otherwise necessary in order for the Partnership Group to use and operate the rail rack facilities described in clause (a) beginning on the Effective Date in the ordinary course of business consistent with prudent industry practice and in the manner contemplated by the Transaction Documents.
“Financial Advisor” has the meaning set forth in Section 3.6.
“Financial and Operational Information” has the meaning set forth in Section 3.6.
“Financial Statements” has the meaning set forth in Section 5.10(b).
“Fundamental Representations” has the meaning set forth in Section 8.9.
“General Partner” has the meaning set forth in the preamble to this Agreement.
“Governmental Approval” has the meaning set forth in Section 3.4.
“Governmental Authority” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.
“GP Contribution” has the meaning set forth in Section 2.1(a).

“Group Member” means a member of the Partnership Group.
“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law.
“Holdings” has the meaning set forth in Section 2.1(e).
“Indemnity Claim” has the meaning set forth in Section 8.3.
“Lease” means that certain Lease Agreement relating to the lease of real property at the location of the Bayway Rail Rack in substantially the form attached hereto as Exhibit H.
“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.
“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.
“Litigation” has the meaning set forth in Section 3.5.
“LP Contribution” has the meaning set forth in Section 2.1(c).
“Material Adverse Effect” means any change, circumstance, effect or condition that (a) is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Businesses or the Contributed Assets, taken as a whole, or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, P66 Company’s ability to satisfy its obligations under the Transaction Documents or the Construction Contracts.
“Material Contract” means (a) the Construction Contracts, (b) any Contract relating to the ownership or operation of the Businesses or the ownership, use or operation of the Contributed Assets that, as of the date hereof, is reasonably expected to provide for revenues to or commitments of P66 Company or its Affiliates in an amount greater than $1,000,000 during any calendar year, and (c) any other Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) materially affecting the ownership or operation of the Businesses or the ownership, use or operation of the Contributed Assets, the loss of which could, individually or in the aggregate, have a Material Adverse Effect.
“New Common Units” has the meaning set forth in Section 2.2.
“New GP Units” has the meaning set forth in Section 2.2.
“Omnibus Agreement” means that certain Omnibus Agreement dated effective July 26, 2013, as amended by that certain First Amendment thereto, dated effective March 1, 2014, by and among P66 Company, Partnership, Carrier, Holdings, Pipeline and the General Partner.
“Omnibus Agreement Amendment” means that certain Second Amendment to the Omnibus Agreement in the form attached as Exhibit D hereto.
“Operational Services Agreement” means that certain Operational Services Agreement, dated effective July 26, 2013, as amended by that certain First Amendment thereto, dated effective March 1, 2014, by and among Carrier, Holdings and Pipeline.
“Operational Services Agreement Amendment” means that certain Second Amendment to the Operational Services Agreement in the form attached as Exhibit E hereto.
“P66 Company” has the meaning set forth in the preamble to this Agreement.
“P66 Company Closing Certificate” has the meaning set forth in Section 6.2(c).
“P66 Company Indemnitees” has the meaning set forth in Section 8.1.
“Partnership” has the meaning set forth in the preamble to this Agreement.
“Partnership Closing Certificate” has the meaning set forth in Section 6.3(c).
“Partnership Group” means, collectively, the Partnership and its Subsidiaries.
“Partnership Indemnitees” has the meaning set forth in Section 8.2.
“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Partnership Group, taken as a whole.
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“Permits” means permits, licenses, certificates, orders, approvals, authorizations, grants, consents, concessions, warrants, franchises and similar rights and privileges.

“Permitted Liens” has the meaning set forth in Section 3.8(b).
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Pipeline” has the meaning set forth in the preamble to this Agreement.
“Rail Rack Assets” means the Bayway Rail Rack and the Ferndale Rail Rack.
“Securities Act” has the meaning set forth in Section 3.12.
“Shared Services Agreement (Bayway)” means that certain Shared Services Agreement for the Bayway Rail Rack in the form attached as Exhibit F.

“Shared Services Agreement (Ferndale)” means that certain Shared Services Agreement for the Ferndale Rail Rack in the form attached as Exhibit G.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.
“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.
“Tax Proceeding” has the meaning set forth in Section 5.6(b).

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.
“Terminal Services Agreement (Bayway)” means that certain Terminal Services Agreement for the Bayway Rail Rack in the form attached as Exhibit B hereto.
“Terminal Services Agreement (Ferndale)” means that certain Terminal Services Agreement for the Ferndale Rail Rack in the form attached as Exhibit C hereto.
“Transaction Documents” means this Agreement, the Omnibus Agreement Amendment, the Operational Services Agreement Amendment, the Terminal Services Agreement (Bayway), Terminal Services Agreement (Ferndale), Shared Services Agreement (Bayway), Shared Services Agreement (Ferndale), the Lease, and the Assignment, Assumption and Bill of Sale.
“Transaction Taxes” has the meaning set forth in Section 2.6.
ARTICLE II
CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS
2.1    Contributions. On the Closing Date, on the terms and subject to the conditions of this Agreement, each of the following shall occur:
(a)    P66 Company shall contribute, assign, transfer and convey 2% of its undivided right, title and interest in and to the Rail Rack Assets (collectively, the “GP Contribution”), to the General Partner as a capital contribution, and the General Partner shall accept the contribution of the GP Contribution;
(b)    the General Partner shall contribute, assign, transfer and convey the GP Contribution to the Partnership in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the GP Contribution;
(c)    P66 Company shall contribute, assign, transfer and convey to the Partnership 98% of its undivided right, title and interest in and to the Rail Rack Assets (collectively, the “LP Contribution”) in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the LP Contribution;
(d)    Pipeline shall contribute, assign, transfer and convey to the Partnership 100% of its undivided right, title and interest in and to the Cross Channel Pipeline (collectively, the “Pipeline Contribution”) in exchange for the consideration set forth in Section 2.2, and the Partnership shall accept the contribution of the Pipeline Contribution

(e)    The Partnership shall contribute, assign, transfer and convey all of its right, title and interest in and to the Contributed Assets to Phillips 66 Partners Holdings LLC, a Delaware limited liability company and wholly owned Subsidiary of the Partnership (“Holdings”), and Holdings shall accept the contribution of the Contributed Assets.
(f)     Holdings shall contribute, assign, transfer and convey all of its right, title and interest in and to the Pipeline Contribution to Phillips 66 Carrier LLC, a Delaware limited liability company and wholly owned Subsidiary of the Partnership (“Carrier”), and Carrier shall accept the contribution of the Pipeline Contribution.
2.2    Consideration. At the Closing, in consideration for the contribution of the Contributed Assets hereunder, the Partnership shall: (a) pay to P66 Company an amount of cash equal to $ 28,000,000.00 (the “Cash Consideration”), which Cash Consideration includes an amount intended to represent a reimbursement of pre-formation capital expenditures with respect to the Contributed Assets to the maximum extent provided by Treasury regulations section 1.707-4(d); (b) deliver to P66 Company the Assignment of Note, pursuant to which the Partnership shall assume and agree to repay approximately $ 244,000,000.00 of debt under which P66 Company is currently the primary obligor; (c) issue 1,066,412 common units representing limited partner interests in the Partnership (the “New Common Units”) to P66 Company; and (d) issue 21,764 general partner units (the “New GP Units”) to the General Partner to maintain the General Partner’s 2% general partner interest in the Partnership.
2.3    Effective Date of Conveyances. Notwithstanding anything to the contrary contained herein, to the extent the Closing occurs in accordance with the terms and conditions of this Agreement, the Parties acknowledge and agree that the Partnership shall be entitled to all of the rights of ownership of the Contributed Assets and shall be liable for and shall bear all of the Assumed Liabilities, in each case, from and after the Effective Date.
2.4    Assumed Liabilities. Except for Excluded Liabilities as provided in Section 2.5, at the Effective Date, the Partnership Group agrees to assume and to pay, discharge and perform as and when due, all Liabilities that first accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, at any time from and after the Effective Date, in connection with the ownership or operation of the Contributed Assets or other activities occurring in connection with and attributable to the ownership or operation of the Contributed Assets from and after the Effective Date (collectively, the ”Assumed Liabilities”).
2.5    Excluded Liabilities. The Parties agree that any Liabilities arising out of or attributable to the ownership or operation of the Businesses or the Contributed Assets or other activities occurring in connection with and attributable to the ownership or operation of the Businesses or the Contributed Assets prior to the Effective Date that are not expressly identified as

Assumed Liabilities in Section 2.4 are not part of the Assumed Liabilities, and the Partnership has not assumed and shall not assume or become obligated with respect to, any Liability first incurred, accrued or arising out of or attributable to the ownership or operation of the Businesses or the Contributed Assets or other activities occurring in connection with and attributable to the ownership or operation of the Businesses or the Contributed Assets prior to the Effective Date, including any Liabilities of P66 Company or its Affiliates existing immediately prior to the Effective Date, whether or not described specifically in this Section 2.5 (collectively, the “Excluded Liabilities”), all of which shall remain the sole responsibility of, and be discharged and performed as and when due by, P66 Company or its Affiliates from and after the Effective Date. The term “Excluded Liabilities” shall also include the Construction Costs and the Liabilities that are expressly stated to be Excluded Liabilities in Section 5.10 and Section 5.11.
2.6    Transaction Taxes. All sales, use, transfer, filing, registration, business and occupation (Washington State) and similar Taxes arising from or associated with the transactions contemplated by this Agreement other than Taxes based on income (“Transaction Taxes”), shall be borne fifty percent (50%) by P66 Company and fifty percent (50%) by the Partnership; provided, however, that in accordance with Section 8.2(d), any real property transfer Taxes imposed by the States of Washington and New Jersey, or any taxing authority therein, respectively, on the real property contributions described in Article II shall be borne one hundred percent (100%) by P66 Company. To the extent under applicable law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, the Partnership shall prepare and file all such Tax Returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes. The Party that is not responsible under applicable law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.
2.7    Proration of 2014 Ad Valorem Taxes. Ad valorem taxes relating to the Contributed Assets for the year ending December 31, 2014 shall be prorated on a daily basis between P66 Company, on the one hand, and the Partnership, on the other hand, with P66 Company responsible for the prorated portion of such taxes for such period (for purposes of this Section 2.7, “period” means the period beginning on the assessment date for ad valorem taxes through the day before the next assessment date for such taxes) up to the Effective Date and the Partnership responsible for the prorated portion of such taxes on and after the Effective Date. The Party that receives the ad valorem tax billing (the “Billed Party”) shall provide a copy of such billing to the other Party together with a calculation of the prorated ad valorem taxes owed by each Party. The Party that did not receive the ad valorem tax billing shall pay its prorated portion of the ad valorem taxes to the Billed Party prior to the due date of such taxes and the Billed Party shall be responsible for the timely payment of the ad valorem taxes to the applicable Tax Authorities.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF P66 COMPANY
P66 Company and Pipeline hereby represent and warrant to the Partnership that, as of the date hereof and as of Closing:
3.1    Organization and Existence.
(a)    P66 Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. P66 Company is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.
(b)    Pipeline has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Pipeline is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.
3.2    Authority and Approval; Enforceability.
(a)    P66 Company has the corporate power and authority to execute and deliver this Agreement and any Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by P66 Company of this Agreement and any Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action of P66 Company. Each of this Agreement and any Transaction Document to which P66 Company is or will be a party constitutes or will constitute, upon execution and delivery by P66 Company, the valid and binding obligation of P66 Company, enforceable against P66 Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)    Pipeline has the limited liability company power and authority to execute and deliver this Agreement and any Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by Pipeline of this Agreement and any Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited liability company action of Pipeline. Each of this Agreement and any Transaction Document to which Pipeline is or will be a party constitutes or will constitute, upon execution and delivery by Pipeline, the valid and binding obligation of Pipeline, enforceable against Pipeline in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
3.3    No Conflict. This Agreement, the Transaction Documents to which P66 Company or Pipeline is or will be a party and the execution and delivery hereof and thereof by P66 Company and Pipeline do not, and the fulfilment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:
(a)    conflict with any of the provisions of the certificate of incorporation or bylaws of P66 Company or with any of the provisions of the organizational documents of Pipeline;
(b)    conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to P66 Company or Pipeline;
(c)    conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage, lien or material agreement, contract, commitment or instrument to which P66 Company or Pipeline is a party or by which any of them is bound or to which any of the Contributed Assets are subject;
(d)    result in the creation of, or afford any person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of P66 Company or Pipeline under any such material indenture, mortgage, lien, agreement, contract, commitment or instrument; or
(e)    result in the revocation, cancellation, suspension or material modification, singly or in the aggregate, of any Governmental Approval (as defined below) possessed by P66 Company or Pipeline that is necessary or desirable for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted, including any Governmental Approvals under any applicable Environmental Law; except, in the case of clauses (b), (c), (d) and (e), as would not have, individually or in the aggregate, a Material Adverse Effect and except for such as will have been cured at or prior to the Closing.
3.4    Consents. Other than as set forth in Schedule 3.4 (each item so listed, a “Consent”) and except for notice to, or consent of, Governmental Authorities related to the transfer of environmental Permits, no consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other person or entity is required to be obtained or made by or with respect to P66 Company, Pipeline, or any of the Contributed Assets in connection with:
(a)    the execution, delivery, and performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby;
(b)    the enforcement against P66 Company and Pipeline of their obligations hereunder and thereunder; or
(c)    following the Closing, the ownership or operation by the Partnership of the Contributed Assets;
except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.
3.5    Laws and Regulations; Litigation. As of the date hereof, there are no pending or, to P66 Company’s knowledge, threatened claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against P66 Company or Pipeline, or against or affecting the Businesses or Contributed Assets or the ownership and operation of the Businesses or the Contributed Assets (other than Litigation under any Environmental Law, which is the subject of Section 3.7) that (i) would individually, or in the aggregate, have a Material Adverse Effect or (ii) seek any material injunctive relief with respect to the Businesses or the Contributed Assets. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (x) none of the Contributed Assets is the subject of any violation of or default under any law or regulation or under any order (other than Environmental Laws, which are the subject of Section 3.7) of any Governmental Authority and (y) there is no Litigation (other than Litigation under any Environmental Law, which is the subject of Section 3.7) pending or, to P66 Company’s knowledge, threatened against or affecting the Businesses or the Contributed Assets or P66 Company’s or Pipeline’s ownership of the Contributed Assets, at law or in equity, by or before any Governmental Authority having jurisdiction over P66 Company or Pipeline. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Litigation is pending or, to P66 Company’s knowledge, threatened to which P66 Company or Pipeline is or may become a party that questions or involves the validity or enforceability of any of their respective obligations under this Agreement or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated hereby.

3.6    Management Projections and Budgets. The projections and budgets (the ”Financial and Operational Information”) provided to the Partnership (including those provided to Evercore Partners (“Financial Advisor”), the financial advisor to the conflicts committee of the Board of Directors of the General Partner (the “Conflicts Committee”)) by P66 Company as part of the Partnership’s review of the Businesses and the Contributed Assets in connection with this Agreement have a reasonable basis, were prepared in good faith and are consistent with P66 Company’s management’s current expectations. The other financial and operational information provided by P66 Company to Financial Advisor as part of its review of the proposed transaction for the Conflicts Committee is complete and correct in all material respects for the periods covered and is derived from and is consistent with the books and records of P66 Company.
3.7    Environmental Matters. Except as does not (individually or in the aggregate) have a Material Adverse Effect, (i) P66 Company’s and/or Pipeline’s ownership and operation of the Contributed Assets as presently owned and operated is in compliance with Environmental Laws, (ii) None of P66 Company, Pipeline or the Contributed Assets is the subject of any outstanding administrative or judicial order of judgment, agreement or arbitration award from any governmental entity under any Environmental Law relating to the Contributed Assets and requiring remediation or the payment of a fine or penalty, (iii) P66 Company and Pipeline have received all Permits required under applicable Environmental Laws necessary to conduct the Businesses and to own and operate the Contributed Assets as presently owned or operated or in light of the current stage of development or construction, (iv) P66 Company and Pipeline are in compliance with all terms and conditions of any such Permits, (v) Neither P66 Company nor Pipeline is subject to any pending Litigation under any Environmental Law with respect to P66 Company’s and/or Pipeline’s ownership or operation of the Contributed Assets with respect to which P66 Company or Pipeline has been contacted in writing by or on behalf of the plaintiff or claimant, and (vi) Neither P66 Company nor Pipeline has any liability in connection with the release into the environment of any Hazardous Material.
3.8    Contributed Assets.
(a)    The Contributed Assets, when considered together with the Lease and the services provided by P66 Company and its Affiliates pursuant to the Omnibus Agreement, the Operational Services Agreement, the Shared Services Agreement (Bayway), and the Shared Services Agreement (Ferndale) are sufficient to conduct the Businesses in a manner materially consistent with the Financial and Operational Information.
(b)    P66 Company or its Affiliates are, and as of the Effective Date, the Partnership will be, the owners of such valid easement rights, leasehold and/or fee ownership interests (including rights of way) in and to the lands on which any Contributed Assets are located that, when considered together with the Lease and the services provided by P66 Company and its Affiliates pursuant to the Omnibus

Agreement, the Operational Services Agreement, Shared Services Agreement (Bayway), and the Shared Services Agreement (Ferndale), are sufficient to enable the Partnership to use or operate the Contributed Assets in substantially the same manner that the Contributed Assets were used and operated historically by P66 Company and its Affiliates or as such Contributed Assets are intended to be used and operated as of the Effective Date or when fully constructed as contemplated by the Transaction Documents, P66 Company or its Affiliates have, and as of the Effective Date, the Partnership will have, valid and insurable title in fee to all real property and interests in real property constituting part of the Contributed Assets and purported to be owned in fee, and good and valid title to the leasehold estates in all other real property and interests in real property (including rights of way) constituting part of the Contributed Assets, in each case except as would not have a Material Adverse Effect. P66 Company or its Affiliates own, and as of the Effective Date, the Partnership will own, all such real property and interests in real property free and clear of any Liens except (i) those set forth in Schedule 3.8, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established on the books and records of P66 Company in accordance with U.S. generally accepted accounting principles, (iii) Liens for current Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established on the books and records of P66 Company in accordance with U.S. generally accepted accounting principles and (iv) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ordinary conduct of the Businesses (the Liens described in clauses (i), (ii), (iii) and (iv) above, being referred to collectively as “Permitted Liens”). P66 Company or its Affiliates have, and as of the Effective Date, the Partnership will have, all material consents, licenses and permits necessary (i) to allow the Cross Channel Pipeline to cross the roads, waterways, railroads and other areas upon which any portion of the Cross Channel Pipeline are located or are to be located, and (ii) to allow for ingress and egress to and from the Bayway Rail Rack, the Ferndale Rail Rack and the Cross Channel Connector Project.
(c)    P66 Company or its Affiliates have, and as of the Effective Date, the Partnership will have, good and marketable title to all tangible personal property included in the Contributed Assets, free and clear of all Liens except Permitted Liens, other than tangible personal property owned on the date of this Agreement but subsequently sold or otherwise disposed of in the ordinary course of business consistent with prior practice. All tangible personal property included in the Contributed Assets is, in the aggregate, in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with applicable laws and regulations, as well as generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use.

3.9    Permits. P66 Company or its Affiliates hold or have a valid right to use, and as of the Effective Date, the Partnership will hold or have a valid right to use, all Permits (other than environmental Permits, which are the subject of Section 3.7) that are necessary for the conduct of the Businesses and the ownership and operation of the Contributed Assets, each in compliance with applicable laws and regulations of applicable Governmental Authorities, except for those the failure of which to have, individually or in the aggregate, does not have a Material Adverse Effect. P66 Company or its Affiliates have complied in all material respects with all terms and conditions thereof.
3.10    Insurance. P66 Company or its Affiliates maintain policies of fire and casualty, liability and other forms of property and liability insurance related to the Contributed Assets and the Businesses in such amounts, with such deductibles, and against such risks and losses as are, in their judgment, reasonable for the Businesses and the Contributed Assets. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To P66 Company’s knowledge, the activities and operations of the Businesses have been conducted in a manner so as to conform in all material respects to all applicable provisions of those insurance policies.
3.11    Brokerage Arrangements. Neither P66 Company nor any of its Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate any Group Member to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.
3.12    Investment. P66 Company is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, as amended (the “Securities Act”). P66 Company is not acquiring the New Common Units with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. P66 Company is familiar with investments of the nature of the New Common Units, understands that this investment involves substantial risks, has adequately investigated the Partnership and the New Common Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the New Common Units, and is able to bear the economic risks of such investment. P66 Company has had the opportunity to visit with the Partnership and meet with the officers of the General Partner and other representatives to discuss the business, assets, liabilities, financial condition, and operations of the Partnership, has received all materials, documents and other information that P66 Company deems necessary or advisable to evaluate the Partnership and the New Common Units, and has made its own independent examination, investigation, analysis and evaluation of the Partnership and the New Common Units, including its own estimate of the value of the New Common Units. P66 Company has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as P66 Company deems adequate. P66

Company acknowledges that the New Common Units have not been registered under applicable federal and state securities laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.
3.13    Taxes.
(a)    All Tax Returns that are required to be filed with respect to the Contributed Assets on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.
(b)    All Taxes due and payable with respect to the Contributed Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by P66 Company.
(c)    No examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.13(a) or any Taxes with respect to the Contributed Assets are currently pending or have been proposed in writing or have been threatened.
(d)    No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes with respect to the Contributed Assets or any Tax Returns with respect to the Contributed Assets.

3.14    Intentionally Omitted.
3.15    Material Contracts. P66 Company has made available to the Partnership a correct and complete copy of each Material Contract. Each Material Contract is in full force and effect, and none of P66 Company, Pipeline or, to the knowledge of P66 Company, any other party, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Neither P66 Company nor Pipeline has given or received from any third party any notice of any action or intent to terminate or amend in any material respect any Material Contract.
3.16    No Adverse Changes. Except as described in the Financial Statements, from December 31, 2013, to the date of this Agreement:
(a)    there has not been a Material Adverse Effect;

(b)    the Businesses and the Contributed Assets have been operated and maintained in the ordinary course of business consistent with past practices or prudent industry standards, as applicable; and
(c)    there has not been any material damage or destruction to any material portion of the Contributed Assets other than such damage or destruction that has been repaired.

3.17    Ferndale Rail Rack. As of the date hereof, the Ferndale Rail Rack is currently under construction (and, as of Closing, has been constructed) in accordance with the terms of the Construction Contracts in all material respects, and is scheduled to be mechanically complete and ready to commence commercial operations at its planned capacity before December 1, 2014. Upon commencement of commercial operations, the Ferndale Rail Rack will be sufficient to operate the portion of the Businesses relating to the Ferndale Rail Rack consistent with prudent industry practice.
3.18    No Other Representations or Warranties; Schedules. P66 Company makes no other express or implied representation or warranty with respect to the Businesses, the Contributed Assets or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP
The Partnership hereby represents and warrants to P66 Company that as of the date hereof:
4.1    Organization and Existence. The Partnership is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all limited partnership power and authority to own the Contributed Assets. The Partnership is duly qualified to transact business as a limited partnership and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Partnership Material Adverse Effect.
4.2    Authority and Approval; Enforceability. The Partnership has the requisite power and authority to execute and deliver this Agreement and any Transaction Document to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the Partnership of this Agreement and any Transaction Document to which it is a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of the Partnership. Each of this Agreement and any Transaction Document to which the Partnership is a party constitutes the valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).
4.3    Delivery of Fairness Opinion. Financial Advisor has delivered an opinion to the Conflicts Committee that the aggregate consideration to be paid by the Partnership as consideration for the Contributed Assets pursuant to this Agreement is fair to the common unitholders of the Partnership (other than P66 Company) from a financial point of view.
4.4    Brokerage Arrangements. The Partnership has not entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate P66 Company or any of its Affiliates (other than the Partnership) to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.
4.5    New Common Units and New GP Units. The New Common Units and the New GP Units being issued at Closing will be, when issued in consideration for the contribution by P66 Company of the Contributed Assets, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in the Partnership’s limited partnership agreement).
4.6    Available Funds. The Partnership will have at Closing sufficient cash to enable it to make payment in immediately available funds of the Cash Consideration when due and any other amounts to be paid by it hereunder, subject to the availability of such funds under the current terms of its existing credit facility (the “Debt Financing”).
ARTICLE V
COVENANTS, ETC.
5.1    Conduct of the Businesses. P66 Company covenants and agrees that from and after the execution of this Agreement and until the Closing:
(a)    without the prior written consent of the Partnership, P66 Company will not, and will not permit Pipeline to, sell, transfer, assign, convey or otherwise dispose of any of the Contributed Assets;

(b)    P66 Company will, and will cause Pipeline to, maintain the Contributed Assets in as good working order and condition as they are as of the date of this Agreement, ordinary wear and tear excepted;
(c)    P66 Company will, and will cause Pipeline to, operate the Contributed Assets in the ordinary course consistent with past practices; and
(d)    P66 Company will not, and will not permit Pipeline to, permit any Lien to be imposed on the Contributed Assets, other than Permitted Liens.
5.2    Independent Investigation. The Partnership acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Businesses and the Contributed Assets and upon the express written representations, warranties and covenants in this Agreement or in the other Transaction Documents. Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, THE PARTNERSHIP ACKNOWLEDGES THAT P66 COMPANY HAS NOT MADE, AND P66 COMPANY HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONTRIBUTED ASSETS OR THE BUSINESSES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), OTHER THAN THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS.
5.3    Post-Closing Payments. Should P66 Company or any of its Subsidiaries, after Closing, receive any payments related to the Contributed Assets and attributable to accounts receivable or otherwise to which the Partnership or any of its Subsidiaries is entitled pursuant to this Agreement, then P66 Company or its applicable Subsidiaries shall, within thirty (30) days of receipt of such payments, forward such payments to the Partnership. If any demand is made on P66 Company or any of its Subsidiaries after Closing to pay any invoice or other obligation contracted or incurred in connection with the ownership or operation of the Contributed Assets on or after the Effective Date, the Partnership shall pay the same to the extent such invoice or obligation constitutes an Assumed Liability. If any demand is made on the Partnership or any of its Subsidiaries to pay any invoice or other obligation contracted or incurred in connection with the ownership or operation of the Contributed Assets prior to the Effective Date, P66 Company shall be responsible for the same.
5.4    Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and transactions contemplated hereby.
5.5    NYSE Listing. Prior to the Closing, the Partnership will use its reasonable best efforts to obtain approval for listing, subject to notice of issuance, the New Common Units on the New York Stock Exchange.
5.6    Tax Covenants.
(a)    The Parties agree that the income related to the Contributed Assets for the period up to but not including the Closing Date will be reflected on the federal income Tax Return of P66 Company and that P66 Company shall bear the liability for any Taxes associated with such income. The Parties further agree that the income related to the Contributed Assets for the period on and after the Closing Date will be reflected on the federal income Tax Return of the Partnership and that the partners of the Partnership shall bear the liability for any Taxes associated with such income.
(b)    The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, to accomplish the apportionment of income described pursuant to this Section 5.6, requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under ASC 740 (formerly FASB Statement No. 109) (including compliance with FIN 48) promulgated by the Financial Accounting Standards Board, and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and P66 Company will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Contributed Assets relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Partnership and P66 Company each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.
5.7    Assignment of Construction Contracts. Upon a mutual determination by the Parties that all of P66 Company’s obligations have been satisfied, and that P66 Company has no further Liability, under the Construction Contracts, P66 Company shall, or shall cause its Subsidiaries to, assign the Construction Contracts to the Partnership.
5.8    Consents. P66 Company shall use commercially reasonable efforts to obtain the Consents listed on Schedule 3.4. Within one year after Closing, P66 Company shall obtain all Consents listed in Schedule 3.4 and shall be responsible for all costs associated with obtaining such Consents and all Liabilities associated with failing to obtain any such Consent (and all such Liabilities shall be Excluded Liabilities for all purposes hereunder).
5.9    Construction.
(a)    During the period from the date hereof and continuing until the Closing Date, P66 Company shall make, and shall cause its applicable Affiliates to make, all payments required to be made under the Construction Contracts in respect of the Ferndale Rail Rack, and any other payments required to achieve final completion of construction on the Ferndale Rail Rack (it being understood that such obligations to make such payments shall be Excluded Liabilities). From and after the date hereof, P66 Company shall, and shall cause its applicable Affiliates to, use all commercially reasonable efforts to ensure that the construction of the Ferndale Rail Rack continues in all material respects in accordance with the milestones, scope, budget and other terms and provisions of the Construction Contracts.
(b)    From and after the date hereof, without the consent of the Partnership, P66 Company shall not materially amend, modify or terminate, and shall cause its applicable Affiliates not to materially amend, modify or terminate, the Construction Contracts or waive any material rights under the Construction Contracts.
(c)    Prior to and (if applicable) following the Closing, P66 Company shall, and shall cause its applicable Affiliates to, use their commercially reasonable efforts to (i) achieve final completion of construction on the Ferndale Rail Rack as promptly as practical, (ii) comply with their obligations under the Construction Contracts, and (iii) enforce all rights under the Construction Contracts.
5.10    Financial Statements.
(a)    P66 Company and the Partnership contemplate the transaction will be subject to the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification,

section 805-50, Business Combinations, Related Issues (“ASC 805-50”), as a transaction between entities under common control.
(b)    P66 Company will cooperate with the Partnership to deliver on a timely basis the unaudited financial statements (including balance sheets, and statements of income, cash flows and changes in net investment), in each case with respect to the Businesses and the Contributed Assets, necessary for the Partnership to comply with the provisions of ASC 805-50, (the “Financial Statements”).
(c)    The Financial Statements will be prepared from the books and records of P66 Company and its Subsidiaries in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby.

ARTICLE VI
CONDITIONS TO CLOSING
6.1    Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable laws) on or prior to the Closing Date of all of the following conditions:
(a)    all necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been made and obtained; provided, however, that, prior to invoking this condition, the invoking Party shall have used commercially reasonable efforts to make or obtain such filings and consents.
(b)    no Party shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated hereby and no statute, rule, regulation, order, decree or injunction enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement, shall be in effect;
(c)    the New Common Units shall have been approved for listing upon notice of issuance on The New York Stock Exchange.
6.2    Conditions to the Obligation of the Partnership. The obligation of the Partnership to proceed with the Closing is subject to the satisfaction or waiver by the Partnership on or prior to the Closing Date of the following conditions:
(a)    P66 Company shall have performed the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;

(b)    (i) the Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of P66 Company of Pipeline made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Material Adverse Effect contained therein, except in the case of the representation and warranty contained in Section 3.16(a)) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect;
(c)    P66 Company shall have delivered to the Partnership a certificate dated the Closing Date and signed by an authorized officer of P66 Company confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.2 (the “P66 Company Closing Certificate”);
(d)    Construction of the Ferndale Rail Rack shall be fully complete in accordance with the Construction Contracts and the Ferndale Rail Rack shall be ready in all respects to operate at its planned capacity;
(e)    The consents listed on Schedule 6.2(e) shall have been obtained;
(f)    The Partnership shall have received funds under the Debt Financing in an amount not less than the Cash Consideration;
(g)    P66 Company shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.2; and
(h)    between the date hereof and the Closing Date, there shall not have been a Material Adverse Effect.
6.3    Conditions to the Obligation of P66 Company. The obligation of P66 Company to proceed with the Closing is subject to the satisfaction or waiver by P66 Company on or prior to the Closing Date of the following conditions:
(a)    the Partnership shall have performed the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;
(b)    the representations and warranties of the Partnership made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Partnership Material Adverse Effect contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Partnership Material Adverse Effect;
(c)    the Partnership shall have delivered to P66 Company a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.3 (the “Partnership Closing Certificate”);
(d)    the Partnership shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.3; and
(e)    between the date hereof and the Closing Date, there shall not have been a Partnership Material Adverse Effect.
ARTICLE VII
CLOSING
7.1    Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by P66 Company and the Partnership, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Latham & Watkins LLP, 811 Main Street, 37th Floor, Houston, Texas at 9:00 a.m., Houston, Texas time on December 1, 2014, or such other time and date mutually agreed to by the Parties in writing. The date on which the Closing occurs is referred to as the “Closing Date.”
7.2    Deliveries by P66 Company. At the Closing, P66 Company will deliver (or cause to be delivered) the following:
(a)    a counterpart to the Assignment of Note, duly executed by P66 Company and Phillips Gas Company Shareholder Inc.;
(b)    a counterpart to the Omnibus Agreement Amendment, duly executed by P66 Company and Pipeline;
(c)    a counterpart to the Operational Services Agreement Amendment, duly executed by Pipeline;
(d)    a counterpart to the Terminal Services Agreement (Bayway), duly executed by P66 Company;
(e)    a counterpart to the Terminal Services Agreement (Ferndale), duly executed by P66 Company;
(f)    a counterpart to the Shared Services Agreement (Bayway) duly executed by P66 Company;

(g)    a counterpart to the Shared Services Agreement (Ferndale) duly executed by P66 Company;
(h)    a counterpart to the Lease duly executed by P66 Company;
(i)    a counterpart to the Assignment, Assumption and Bill of Sale duly executed by P66 Company and Phillips 66 Pipeline LLC;
(j)    the P66 Company Closing Certificate, duly executed by an officer of P66 Company;
(k)    an executed statement described in Treasury regulations section 1.1445-2(b)(2) certifying that P66 Company is neither a disregarded entity nor a foreign person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder; and
(l)    such other documents, certificates and other instruments as may be reasonably requested by the Partnership prior to the Closing Date to carry out the intent and purposes of this Agreement.
7.3    Deliveries by the Partnership. At the Closing, the Partnership will deliver (or cause to be delivered) the following:
(a)    the Cash Consideration, by wire transfer of immediately available funds to an account specified by P66 Company;
(b)    the New Common Units, by issuance of such New Common Units (in book-entry form) to P66 Company, by instruction to the Partnership’s transfer agent or otherwise;
(c)    the New GP Units, by issuance of such New GP Units (in certificated or book-entry form) to the General Partner, by instruction to the Partnership’s transfer agent or otherwise;
(d)    a counterpart to the Assignment of Note, duly executed by the Partnership;
(e)    a counterpart to the Omnibus Agreement Amendment, duly executed by the Partnership, the General Partner, Holdings and Carrier;
(f)    a counterpart to the Operational Services Agreement Amendment, duly executed by Holdings and Carrier;
(g)    a counterpart to the Terminal Services Agreement (Bayway), duly executed by Holdings;
(h)    a counterpart to the Terminal Services Agreement (Ferndale), duly executed by Holdings;
(i)    a counterpart to the Shared Services Agreement (Bayway) duly executed by Holdings;

(j)    a counterpart to the Shared Services Agreement (Ferndale) duly executed by Holdings;
(k)    a counterpart to the Lease duly executed by Holdings;
(l)    a counterpart to the Assignment, Assumption and Bill of Sale duly executed by Holdings and Carrier;
(m)    the Partnership Closing Certificate, duly executed by an officer of the General Partner; and
(n)    such other documents, certificates and other instruments as may be reasonably requested by P66 Company prior to the Closing Date to carry out the intent and purposes of this Agreement.
ARTICLE VIII
INDEMNIFICATION
8.1    Indemnification of P66 Company and Other Parties. Solely for the purpose of indemnification in this Section 8.1, the representations and warranties of the Partnership in this Agreement shall be deemed to have been made without regard to any materiality or Partnership Material Adverse Effect qualifiers. From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership shall indemnify and hold P66 Company and its Affiliates, directors, officers, employees, agents and representatives (together with P66 Company, the “P66 Company Indemnitees”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by the P66 Company Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of the Partnership in this Agreement, (b) any breach of any agreement or covenant under this Agreement on the part of the Partnership or (c) any of the Assumed Liabilities.
8.2    Indemnification of the Partnership and other Parties. Solely for the purpose of indemnification in this Section 8.2, the representations and warranties of P66 Company and Pipeline in this Agreement (other than the representation and warranty contained in Section 3.16(a)) shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. From and after the Closing Date, subject to the other provisions of this Article VIII, P66 Company shall indemnify and hold the Group Members and their respective directors, officers, employees, agents and representatives (together with the Partnership, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty of P66 Company or Pipeline in this Agreement, (b) any breach of any agreement or covenant in this Agreement on the part of P66 Company, (c) any of the Excluded Liabilities or (d) any real property transfer Taxes imposed by the States of New Jersey and Washington, or any taxing authority therein, on the real property contributions described in Article II.
8.3    Demands. Each indemnified party agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party.
8.4    Right to Contest and Defend.
(a)    The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 8.4 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest any such Indemnity Claim or elects to contest such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.
(b)    Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.
8.5    Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.
8.6    Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.
8.7    Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) credited to or received by the other party related to the Damages.
8.8    Limitations on Indemnification.
(a)    To the extent the Partnership Indemnitees are entitled to indemnification for Damages pursuant to Section 8.2(a) (but not including Damages for breaches of Fundamental Representations), P66 Company shall not be liable for those Damages unless the aggregate amount of Damages exceeds $3.4 million (the “Deductible”), and then only to the extent of any such excess; provided, however, that P66 Company shall not be liable for Damages pursuant to Section 8.2(a)

(but not including Damages for breaches of Fundamental Representations) that exceed, in the aggregate, $34.0 million (the “Cap”) less the Deductible.
(b)    Notwithstanding clause (a) above, to the extent the Partnership Indemnitees are entitled to indemnification for Damages for claims arising from fraud or related to or arising from Taxes (including, without limitation, Damages for breach of the representations or warranties in Section 3.13), P66 Company shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, P66 Company shall be fully liable for Damages pursuant to Sections 8.2(b), 8.2(c) or 8.2(d) and for breaches of Fundamental Representations without regard to the Deductible or the Cap.
(c)    To the extent the P66 Company Indemnitees are entitled to indemnification for Damages pursuant to Section 8.1(a), the Partnership shall not be liable for those Damages unless the aggregate amount of Damages exceeds, in the aggregate, the Deductible, and then only to the extent of any such excess; provided, however, that the Partnership shall not be liable for Damages that exceed, in the aggregate, the Cap less the Deductible.
(d)    Notwithstanding clause (c) above, to the extent the P66 Company Indemnitees are entitled to indemnification for Damages arising from fraud, the Partnership shall be fully liable for such Damages without regard to the Deductible or the Cap. For the avoidance of doubt, the Partnership shall be fully liable for Damages pursuant to Sections 8.1(b) or 8.1(c) without regard to the Deductible or the Cap.
8.9    Survival.
(a)    The liability of P66 Company for the breach of any of the representations and warranties of P66 Company set forth in Sections 3.1, 3.2, 3.8(a) and 3.8(b) (the “Fundamental Representations”) shall be limited to claims for which the Partnership delivers written notice to P66 Company on or before the date that is three years after the Closing Date. The liability of P66 Company for the breach of any of the representations and warranties of P66 Company set forth in Article III other than the Fundamental Representations shall be limited to claims for which the Partnership delivers written notice to P66 Company on or before the date that is eighteen months after the Closing Date. The liability of P66 Company for Damages for claims related to or arising from Taxes (including, without limitation, Damages for claims pursuant to Section 8.2(d) or Damages for claims for breach of the representations or warranties in Section 3.13) shall be limited to claims for which the Partnership delivers written notice to P66 Company on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations for assessment of the applicable Tax.
(b)    The liability of the Partnership for the breach of any of the representations and warranties of the Partnership set forth in Article IV shall be limited to claims for which P66 Company delivers written notice to the Partnership on or before the date that is eighteen months after the Closing Date.

8.10    Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VIII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (which claims shall be subject to the liability provisions of such Transaction Documents)).
8.11    Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE PARTNERSHIP AND P66 COMPANY ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.
8.12    Knowledge. The Partnership Indemnitees’ and the P66 Company Indemnitees’ rights under this Agreement or otherwise shall not be diminished by any investigation performed or knowledge acquired or capable of being acquired, whether before or after the date of this Agreement, regarding the accuracy or inaccuracy of any representation or warranty or the performance or non-performance of any covenant.
8.13    Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article VIII as adjustments to the Cash Consideration for Tax purposes, except as otherwise required by Law following a final determination by the U.S. Internal Revenue Service or a Governmental Authority with competent jurisdiction.
ARTICLE IX
TERMINATION
9.1    Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)    by mutual written consent of P66 Company and the Partnership;
(b)    by either P66 Company or the Partnership in writing after February 1, 2015, if the Closing has not occurred by that date, provided that as of such date the terminating Party is not in default under this Agreement;

(c)    by either P66 Company or the Partnership in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), the defaulting Party shall have a period of 30 days following written notice from the non-defaulting Party to cure any breach of this Agreement if the breach is curable; or
(d)    by either P66 Company or the Partnership in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such order, writ, injunction or decree removed but it shall not have been removed within 30 days after entry by the Governmental Authority.
9.2    Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 9.1, this Agreement shall thereafter become void except for this Section 9.2 and Section 10.4. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement. If this Agreement is terminated by either Party pursuant to Section 9.1(c), then the other Party shall reimburse such Party for its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including legal fees and fees paid to Financial Advisor, in either case incurred by the Partnership or the Conflicts Committee).
ARTICLE X
MISCELLANEOUS
10.1    Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.
10.2    Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and the liabilities referenced herein.
10.3    Right of Offset. Each Party agrees that, in addition to, and without limitation of, any right of set-off, lien or counterclaim a Party may otherwise have, each Party shall have the right and be entitled, at its option, to offset (a) balances held by it or by any of its Affiliates for account of any other Party at any of its offices and (b) other obligations at any time owing by such Party in connection with any obligations to or for the credit or account of the other Party, against any principal of or interest on any of such other Party’s indebtedness or any other amount due and payable to such other Party hereunder that is not paid when due.
10.4    Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:
If to P66 Company, addressed to:
Phillips 66 Company
3010 Briarpark Drive
Houston, Texas 77042
Attention: General Counsel

If to the Partnership or the General Partner, addressed to:
Phillips 66 Partners LP
c/o Phillips 66 Partners GP LLC
3010 Briarpark Drive
Houston, Texas 77042
Attention: General Counsel

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.
10.5    Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.
10.6    Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.

10.7    Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.
10.8    Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person or entity any rights or remedies hereunder except as Article VIII or Article X contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
10.9    Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.
10.10    Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.
10.11    Interpretation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.12    Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, those schedules are incorporated in the definition of “Agreement.”
10.13    Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
10.14    Consent of Conflicts Committee. Any amendment or waiver by the Partnership made prior to Closing shall be approved by the Conflicts Committee.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PHILLIPS 66 COMPANY
By:	/s/ T. G. Taylor
Name:	T. G. Taylor
Title:	President

PHILLIPS 66 PIPELINE LLC
By: /s/ Todd Denton
Name: Todd Denton
Title: President
PHILLIPS 66 PARTNERS GP LLC
By:	/s/ J.T. Liberti
Name:	J.T. Liberti
Title:	Vice President and Chief Operating Officer

PHILLIPS 66 PARTNERS LP
By:	Phillips 66 Partners GP LLC, its general partner
By:	/s/ J.T. Liberti
Name:	J.T. Liberti
Title:	Vice President and Chief Operating Officer

EXHIBIT A

FORM OF
ASSIGNMENT, ASSUMPTION AND MODIFICATION OF NOTE
THIS ASSIGNMENT, ASSUMPTION AND MODIFICATION OF NOTE (“Assumption”) is dated effective as of         , 2014 by and among Phillips 66 Company, a Delaware corporation (“Original Borrower”), Phillips 66 Partners LP, a Delaware limited partnership (“New Borrower”), and Phillips Gas Company Shareholder, Inc., a Delaware corporation (“Lender”).
WITNESSETH:
WHEREAS, Original Borrower executed and delivered to Lender a Term Loan Note dated October 23, 2014 in the original principal amount of Two Hundred Forty Four Million and No/100’s Dollars ($244,000,000.00) (the “Original Note”), which Original Note is attached hereto as Exhibit A ;
WHEREAS, as partial consideration for the contribution by Original Borrower to New Borrower of certain assets, New Borrower will, with Lender’s consent, assume Original Borrower’s obligations and liabilities under the Original Note, as amended hereby;
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Original Borrower hereby irrevocably assigns to New Borrower, without recourse to Original Borrower, all of Original Borrower’s obligations under the Original Note, as amended by this Assumption. New Borrower hereby assumes, as its direct and primary obligation, all of Original Borrower’s obligations under the Original Note, as amended by this Assumption, and agrees to pay Lender the outstanding principal balance due on, and all interest which accrues on and in accordance with the terms of, the Original Note as amended hereby. From and after the date hereof, all references in the Original Note to “Borrower” as defined in the Original Note shall be deemed to be a reference to New Borrower as the Borrower.

2.The parties hereto agree that, as of the date hereof (a) the outstanding principal balance on the Original Note is                  and No/100’s Dollars ($            .00) and (b) there is no “Event of Default” (as defined under the Original Note) or any event which, with the passage of time or the giving of notice, or both, would become an “Event of Default.”

3.The Original Note is amended as follows:

(a)	Subsection (c) under “Event of Default” on page 2 is hereby amended in its entirety to read as follows:

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“ (c)(i) Phillips 66, a Delaware corporation, ceases to own, directly or indirectly, a majority of the equity interests of, or ceases to Control, the Borrower’s general partner (the “General Partner”); or (ii) the General Partner ceases to be the sole general partner of, or ceases to Control, the Borrower. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ability to exercise voting power, by contract or otherwise.”

(b)	A new paragraph is added at the end of the Original Note as follows:

“It is hereby understood and agreed that the General Partner shall have no liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder. Lender agrees for itself and its successors and assigns that no claim arising against Borrower under this Note shall be asserted against the General Partner or its assets. Notwithstanding the foregoing, nothing in this paragraph shall be construed so as to prevent Lender from commencing any action, suit or proceeding with respect to or causing legal papers to be served upon the General Partner for the purpose of obtaining jurisdiction over Borrower.”

(c)
The Original Note as amended hereby will be guaranteed by a guaranty to be executed and delivered by the Original Borrower as of the date hereof in the form attached hereto as Exhibit B (the “Guaranty”).

4.
The parties hereto intend that, except as provided in this Assumption, this Assumption shall not release, diminish, impair, reduce, or, except as expressly stated herein, otherwise affect any of the obligations under the Original Note. The parties hereto agree to take such further action as may be necessary or appropriate to effect the purposes of this Assignment.

5.
Lender hereby releases the Original Borrower from its obligations under the Original Note, as amended hereby, and agrees that Original Borrower is no longer a “Borrower” under the Original Note. From and after the date hereof, Original Borrower will be liable only as guarantor under the Guaranty.

6.
This Assumption and the rights and obligations of the parties under this Assumption shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of laws of that state. This Assumption is binding on and shall inure to the benefit of the signatories hereto

-A 2-

and their respective successors and assigns. This instrument may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile or other electronic transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

7.
THIS ASSUMPTION REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

-A 3-

ORIGINAL BORROWER:
Phillips 66 Company

By:    _________________________
Name: Brian R. Wenzel
Title: Vice President and Treasurer

NEW BORROWER:
Phillips 66 Partners LP
By: Phillips 66 Partners GP LLC, its
General Partner

By:___________________________
Name: Brian R. Wenzel
Title: Vice President and Treasurer

LENDER:
Phillips Gas Company Shareholder, Inc.

By:________________________
Name: Brian R. Wenzel
Title: Vice President and Treasurer

-A 4-

EXHIBIT A

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. IT MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

TERM LOAN NOTE

$244,000,000.00                                October 23, 2014

For value received, the undersigned Phillips 66 Company, a Delaware corporation, with principal offices at 3010 Briarpark Drive, Houston, TX 77042 (“Borrower”), hereby promises to pay to the order of Phillips Gas Company Shareholder, Inc., a Delaware corporation, with principal offices at 3010 Briarpark Dr., Houston, TX 77042 (“Lender”), the principal amount of Two Hundred Forty Four Million and No/100’s Dollars ($244,000,000.00) (the “Loan”) all as required by this Term Loan Note (this “Note”). The Loan is not revolving and any amounts repaid may not be reborrowed by Borrower.
Subject to the terms and conditions of this Note, Borrower agrees to repay to Lender the aggregate outstanding principal balance of the Loan, together with accrued and unpaid interest thereon as set forth below, on December 1, 2019 (the “Maturity Date”) or such earlier date upon which the maturity of the Loan may have been accelerated pursuant to the terms hereof.
The Loan shall bear interest on the unpaid principal balance, from the date of borrowing to the date of payment at the rate of three and one/tenth percent (3.1%) per annum. Such interest shall be (i) calculated based upon a year of 360 days for the actual number of days elapsed and (ii) paid, as applicable, (A) quarterly in arrears on the first day following the last day of each calendar quarter, beginning on April 1, 2015, and (B) on the Maturity Date; provided that Borrower shall make an interest payment on January 2, 2015 for the stub interest period beginning on December 1, 2014 and ending on December 31, 2014. If Borrower fails to pay any principal or interest payment as and when due, any amount not paid shall bear interest at the rate of five and one/tenth percent (5.1%) per annum instead of the interest rate stated above, from the date due to the date on which such amount is paid in full.

Notwithstanding the foregoing or any other provision of this Note, interest on the Loan and other amounts due hereunder at any time shall be limited to the highest lawful rate that may be charged under the laws of the State of Texas at such time (the “Highest Lawful Rate”). It is the intention of Lender and Borrower to conform strictly to any applicable usury laws. Accordingly, notwithstanding any term of this Note to the contrary, if Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at Lender's option be applied to the outstanding amount of the Loan or refunded to Borrower. In determining whether any interest exceeds the Highest Lawful Rate, such interest shall, to the

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extent permitted by applicable law, be amortized, prorated, allocated, and spread in equal parts throughout the term of this Note.

Lender shall record in its records the amount of all payments of principal and interest on the Loan. Any failure of Lender to make such recordings, however, shall not affect Borrower's repayment obligations. Lender's records shall be presumptive evidence of the principal and interest owed by Borrower, absent manifest error.

All payments made under this Note shall be made without setoff or counterclaim not later than 5:00 P.M. (Houston, Texas, time) on the day when due in lawful money of the United States of America to Lender at its address set forth above or such other location as Lender shall designate in writing to Borrower. Whenever any payment to be made under this Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest. “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Houston, TX are authorized or required by law to close.

If any one or more of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)
Borrower shall fail to pay (i) any principal of the Loan as and when due in accordance with the terms hereof; (ii) any interest on the Loan within five Business Days after any such interest becomes due in accordance with the terms hereof; or (iii) any other amount payable hereunder, within ten Business Days after any such other amount becomes due in accordance with the terms hereof; or

(b)
Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of all or a substantial part of its property, (ii) become unable, admit in writing its inability or fail to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) commence a voluntary case under the federal bankruptcy laws of the United States of America or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or action shall be taken by it for the purpose of effecting any of the foregoing, or (vi) if without the application, approval or consent of Borrower, a proceeding shall be instituted in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of Borrower an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of Borrower or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by Borrower in good faith, the same shall (A) result in the entry of an order

-A 6-

for relief or any such adjudication or appointment or (B) continue undismissed or unstayed for any period of 90 consecutive days; or

(c)
Phillips 66 ceases to own, directly or indirectly, a majority of the equity interests of, or ceases to Control, the Borrower. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ability to exercise voting power, by contract or otherwise;

then, and in any such event, (A) if such event is an Event of Default specified in clauses (iv), (v) or (vi) of clause (b) above, automatically the Loan (with accrued interest thereon) shall immediately become due and payable and (B) if such event is any other Event of Default, Lender may by notice of default to Borrower, declare the Loan (with accrued interest thereon) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and all other notices of any kind are hereby expressly waived by Borrower.
No failure or delay by Lender to exercise any right or power shall operate as a waiver thereof, nor shall any partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power preclude any other or further exercise of such right or power. No waiver of any right or power of Lender in this Note shall be effective unless given in writing signed by Lender. This Note may not be amended or modified except by a writing signed by the parties hereto. All notices under this Note shall be in writing and delivered to the parties hereto at their respective principal offices stated at the beginning hereof.
Borrower shall reimburse Lender on demand for any fees or other expenses reasonably incurred by Lender in connection with the enforcement of this Note and the collection of the Loan and any other amounts due Lender hereunder.
This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Lender may assign its rights and obligations under this Note without Borrower’s consent. Borrower may not assign this Note or delegate any of its duties hereunder without the express written consent of Lender.
Borrower expressly represents and warrants to Lender that (i) no promise or agreement not expressed in this Note has been made by Lender, (ii) Borrower is not relying upon any statement or representation of Lender and (iii) Borrower is relying on its own judgment and has been represented by legal counsel other than Lender in this matter.
This Note shall be construed in accordance with and governed by the laws of the State of Texas. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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If any term or provision of this Note shall be determined to be illegal or unenforceable, all other terms and provisions of this Note shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.
Borrower agrees (a) to furnish upon request to Lender such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as Lender may reasonably request for the purpose of carrying out the intent of this Note.
THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

[Remainder of page intentionally blank; signature page follows]

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Executed as of the day and year first above written.

BORROWER:

PHILLIPS 66 COMPANY

By:    _____________________________
Name: Brian R. Wenzel
Title: Vice President and Treasurer

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EXHIBIT B

GUARANTY

This Guaranty (“Guaranty”) dated effective as of         , 2014, is made by Phillips 66 Company, a Delaware corporation (“Guarantor”), in favor of Phillips Gas Company Shareholder, Inc., a Delaware corporation (“Guaranteed Party”).
WITNESSETH:
WHEREAS, Phillips 66 Partners LP, a Delaware limited partnership (“PSXP”), is an indirect subsidiary of Guarantor and a publicly traded master limited partnership; and
WHEREAS, Guaranteed Party is a wholly-owned subsidiary of Guarantor and is currently owed $244,000,000.00 by Guarantor pursuant to that certain Term Promissory Note dated as of October 23, 2014 ( as amended, modified, restated or renewed, the “Note”);
WHEREAS, as partial consideration for the contribution by Guarantor to PSXP of certain assets, PSXP will, with Guaranteed Party’s consent, assume Guarantor’s obligations and liabilities under the Note;
WHEREAS, Guaranteed Party’s consent to such assignment and assumption is subject to the condition that Guarantor execute this Guaranty in favor of Guaranteed Party;
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:
1.    Guaranty. Guarantor unconditionally and absolutely guarantees, as a continuing guaranty of payment and not merely collection, the payment of all monies owed by PSXP to Guaranteed Party that become due and payable in accordance with the terms of the Note (the “Guaranteed Obligations”) plus Guaranteed Party’s reasonable costs and expenses, including reasonable attorney’s fees, incurred by Guaranteed Party to collect the underlying indebtedness or to enforce any of its rights hereunder (the “Collection Costs”). If Guaranteed Party notifies Guarantor in writing by proper notice that Guaranteed Party is drawing on this Guaranty for the payment of all or any part of the Guaranteed Obligations, Guarantor shall pay or cause to be paid the amount of such Guaranteed Obligations to Guaranteed Party within five Business Days after receipt of such notice. “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Houston, TX are authorized or required by law to close.
2.    Limit. Guarantor’s liability under this Guaranty is specifically limited to the payment of the Guaranteed Obligations that PSXP is expressly required to pay under the Note (even if such Guaranteed Obligations are deemed to be damages), plus any Collection Costs. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS GUARANTY, GUARANTOR SHALL NOT BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS

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INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE EXCEPT TO THE EXTENT EXPRESSLY PROVIDED FOR IN THE NOTE TO BE DUE FROM PSXP TO GUARANTEED PARTY.
3.    Term. This Guaranty shall terminate on full and final payment of the Guaranteed Obligations.
4.    Nature of Guaranty. Guarantor’s obligations hereunder with respect to any Guaranteed Obligation shall not be limited, diminished, or otherwise affected by the existence, validity, enforceability, perfection, release, or extent of any collateral for such Guaranteed Obligations. Guaranteed Party will not be obligated to file any claim relating to the Guaranteed Obligations owing to it in the event that PSXP becomes subject to a bankruptcy, reorganization, or similar proceeding, and the failure of Guaranteed Party to so file shall not affect Guarantor’s obligations hereunder. If after receipt from PSXP of any payment of all or any part of the Guaranteed Obligations, Guaranteed Party is compelled to surrender or voluntarily surrenders such payment to any person because such payment is or may be avoided, invalidated, set aside, or determined to be a preference, fraudulent conveyance, or impermissible set-off under bankruptcy, insolvency, reorganization or similar laws affecting creditor’s rights, then the Guaranteed Obligations or part thereof intended to be satisfied shall be reinstated or returned by Guaranteed Party, and this Guaranty shall continue to be effective as if such payment had not been made or value received notwithstanding any revocation thereof.
5.    Representations and Warranties. Guarantor represents and warrants to Guaranteed Party on the date hereof that (a) it is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it was organized and has the power and authority to execute, deliver and perform this Guaranty; (b) the execution, delivery and performance of this Guaranty require no action by, or filing with, any governmental body or any court having jurisdiction over Guarantor; and (c) this Guaranty constitutes the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with its terms, subject, as to enforceability only, to applicable bankruptcy, moratorium, insolvency or similar laws affecting the rights of creditors generally and to general principles of equity.
6.    Subrogation. Subject to the second sentence of this paragraph, Guarantor waives its right to be subrogated to the rights of Guaranteed Party against PSXP with respect to any Guaranteed Obligations paid by Guarantor until all Guaranteed Obligations have been paid in full to Guaranteed Party and Guarantor has fully satisfied all of Guarantor’s obligations under this Guaranty. If Guarantor shall make any payment to Guaranteed Party pursuant to this Guaranty, it shall (to the extent of the payment(s) so made) be subrogated to Guaranteed Party’s rights against PSXP; provided, however, that Guarantor agrees that it shall take no action to exercise such rights until the payment in full to Guaranteed Party of all Guaranteed Obligations of PSXP under the Note.
7.    Amendment of Guaranty. No term or provision of this Guaranty shall be amended, modified, waived, or supplemented except in writing signed by Guarantor and Guaranteed Party.
8.    Waivers. Guarantor hereby waives (a) notice of acceptance of this Guaranty; (b) presentment and demand concerning the liabilities of Guarantor; (c) any right to require that any action or proceeding be brought against PSXP or any other person, or to require that Guaranteed Party seek enforcement of any performance against PSXP or any other person, prior to any action against

-A 11-

Guarantor under the terms hereof; (d) notice of any modifications, renewals, replacements, or extensions of the Note; (e) notice of any extension of time for the payment of sums due and payable to Guaranteed Party; (f) with respect to any notes or evidences of indebtedness received by Guaranteed Party from PSXP, notice of presentment, demand for payment or notice of protest; and (g) notice of any dishonor or default by, or disputes with, PSXP. Except as to applicable statutes of limitation, no delay of Guaranteed Party in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights or a release of Guarantor from any obligations hereunder. Guarantor consents to the renewal, compromise, extension, acceleration or other changes in the time of payment or other terms of the Guaranteed Obligations, any acceptance or release of collateral, or any changes or modifications to the terms of the Note, without in any way releasing or discharging Guarantor from its obligations hereunder.
9.    Notice. Any notice, request, instruction, correspondence or other document to be given hereunder (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by facsimile, to Guarantor or to Guaranteed Party at their respective addresses set forth below. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Guarantor and Guaranteed Party may change any address to which Notice is to be given to such party by giving Notice thereof as provided above.
If to Guaranteed Party:                If to Guarantor:
Phillips 66 Gas Shareholder, Inc.            Phillips 66 Company
Attn:     Vice President and Treasurer            Attn: Vice President and Treasurer
3250 Briarpark Dr., RW-01-1058            3250 Briarpark Dr., RW-01-1058
Houston, TX 77042                    Houston, TX 77042
Facsimile: 918-977-9634                Facsimile: 918-977-9634

10.    Assignability. This Guaranty (a) may be assigned by Guaranteed Party without Guarantor’s consent and (b) may not be assigned by Guarantor without the prior written consent of Guaranteed Party.
11.    GOVERNING LAW. THIS GUARANTY SHALL BE IN ALL RESPECTS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
12.    FINAL AGREEMENT. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

[Remainder of page intentionally blank; signature page follows]

-A 12-

PHILLIPS 66 COMPANY

By:___________________________
Name: Brian R. Wenzel
Title: Vice President and Treasurer

-A 13-

-A 14-

Exhibit B

________________________________________________________________________
FORM OF
TERMINAL SERVICES AGREEMENT
by and between
PHILLIPS 66 PARTNERS HOLDINGS LLC
and
PHILLIPS 66 COMPANY
for
Rail Rack Terminal in Linden, New Jersey

________________________________________________________________________

B 1

Article I.	Defined Terms 1

Section 1.01	Defined Terms 1

Section 1.02	Other Defined Terms 4

Section 1.03	Terms Generally 4

Article II.	Term and Termination 4

Section 2.01	Term 4

Section 2.02	Termination Following a Force Majeure Event 4

Section 2.03	Special Termination by Company 4

Article III.	Services 5

Section 3.01	Unloading and Delivery of Crude Oil 5

Section 3.05	Scheduling and Nomination 5

Article IV.	Charges 6

Section 4.01	Monthly Fee 6

Section 4.02	Partial Period Proration 6

Section 4.03	Special Reduction of Fee 6

Section 4.04	Recovery of Certain Costs 6

Section 4.05	Adjustments 7

Article V.	Crude Oil Quality 7

Section 5.01	Verification by Holdings 7

Section 5.02	Sampling by Company 7

Section 5.03	Non-Conforming Crude Oil 8

Article VI.	Other Services 8

Section 6.01	Laboratory Fees and Services 8

Section 6.02	Additional Services 9

Article VII.	Terminal Access 9

Article VIII.	Monthly Statement; Payment; Liens 9

Section 8.01	Monthly Statement 9

Section 8.02	Payment 9

Section 8.03	Liens 10

Article IX.	Title; Custody 10

Section 9.01	Title 10

B 2

Section 9.02	Custody 10

Article X.	Volume and Quality Determinations 10

Section 10.01	Volume Determinations - General 10

Section 10.02	Terminal Volumes 10

Section 10.03	Quality Determination 11

Article XI.	Insurance 11

Section 11.01	Insurance 11

Article XII.	Taxes 11

Section 12.01	Taxes 11

Article XIII.	Health, Safety and Environment 11

Section 13.01	Spills; Environmental Pollution 11

Section 13.02	Inspection 12

Section 13.03	Incident Notification 12

Article XIV.	Force Majeure 13

Section 14.01	Suspension during Force Majeure Events 13

Section 14.02	Obligation to Remedy Force Majeure Events 13

Section 14.03	Strikes and Lockouts 13

Section 14.04	Action in Emergencies 14

Article XV.	Notices 14

Section 15.01	Notices 14

Section 15.02	Effective upon Receipt 14

Article XVI.	Applicable Law 14

Section 16.01	Applicable Law 14

Article XVII.	Limitation of Liability 14

Section 17.01	No Liability for Consequential Damages 14

Section 17.02	Limitation of Liability 14

Article XVIII.	Default 15

Section 18.01	Default 15

Section 18.02	Non-Exclusive Remedies 15

Section 18.03	Right to Terminate 15

Article XIX.	Public Use 15

Section 19.01	Public Use 15

B 3

Article XX.	Confidentiality 16

Section 20.01	Confidentiality 16

Article XXI.	Miscellaneous 16

Section 21.01	Disputes between the Parties 16

Section 21.02	Assignment 16

Section 21.03	Partnership Change in Control 17

Section 21.04	No Third-Party Rights 17

Section 21.05	Compliance with Laws 17

Section 21.06	Severability 17

Section 21.07	Non-Waiver 17

Section 21.08	Entire Agreement 17

Section 21.09	Amendments 18

Section 21.10	Survival 18

Section 21.11	Counterparts; Multiple Originals 18

Section 21.12	Exhibits 18

Section 21.13	Table of Contents; Headings; Subheadings 18

Section 21.14	Construction 18

Section 21.15	Business Practices 18

Section 21.16	Right of First Offer 18

Section 21.17	Effect of Company Restructuring 18

Exhibit A - Dispute Resolution Procedures

B 4

TERMINAL SERVICES AGREEMENT
(BAYWAY)
THIS TERMINAL SERVICES AGREEMENT is made and entered into as of the Effective Date by and between PHILLIPS 66 PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Holdings”) and PHILLIPS 66 COMPANY, a Delaware corporation (“Company”).
Recitals
WHEREAS, Holdings owns a terminal in Linden, New Jersey consisting of a four track, rail car receiving facility which is suitable for unloading crude oil and delivering it into tankage at the adjacent Bayway Refinery (the “Terminal”);
WHEREAS, Company intends to deliver crude oil to the Terminal via rail car and desires to have such crude oil unloaded and redelivered into a pipeline for onward delivery to the Bayway Refinery, and Holdings desires to provide such services for Company, all upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Holdings and Company agree as follows:

Article I. Defined Terms
Section 1.01 Defined Terms. The following definitions shall for all purposes apply to the capitalized terms used in this Agreement:

(a)
“Agreement” means this Terminal Services Agreement, together with all exhibits attached hereto, as the same may be extended, supplemented or restated from time to time in accordance with the provisions hereof.

(b)	“Barrel” means 42 Gallons.

(c)	“Bayway Refinery” means the refinery facility owned by Phillips 66 Company in Linden, New Jersey located adjacent to the Terminal.

(d)	“Business Day” means any Day except for Saturday, Sunday or an official holiday in the State of Texas.

(e)	“Capacity” means the aggregate design capacity of the Terminal which is 75,000 Barrels per Day (measured on a Monthly average basis).

(f)
“Claims” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

(g)	“Company” has the meaning set forth in the introductory paragraph.

B 5

(h)
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(i)	“Crude Oil” means any grade or grades of crude petroleum or condensate that is the direct liquid product of oil or gas wells.

(j)	“Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to local time in Houston, Texas.

(k)	“Effective Date” means December 1, 2014.

(l)
“Force Majeure” means: (i) acts of God, fires, floods or storms; (ii) compliance with orders of courts or Governmental Authorities; (iii) explosions, wars, terrorist acts or riots; (iv) inability to obtain or unavoidable delays in obtaining material or equipment; (v) accidental disruption of service; (vi) events or circumstances similar to the foregoing (including inability to obtain or unavoidable delays in obtaining material or equipment and disruption of service provided by third parties) that prevent a Party’s ability to perform its obligations under this Agreement, to the extent that such events or circumstances are beyond the Party’s reasonable control and could not have been prevented by the Party’s due diligence; (vii) strikes, lockouts or other industrial disturbances; and (viii) breakdown of refinery facilities, machinery, storage tanks or pipelines irrespective of the cause thereof.

(m)	“Gallon” means a United States gallon of two hundred thirty-one cubic inches of liquid at 60º Fahrenheit, and at the equivalent vapor pressure of the liquid.

(n)
“Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.

(o)	“Holdings” has the meaning set forth in the introductory paragraph.

(p)	“Holdings Affiliated Parties” means Holdings, Phillips 66 Partners LP and its and their respective contractors, directors, officers, employees and agents.

(q)	“IIC” means a mutually acceptable independent inspection company.

(r)	“Initial Term” has the meaning set forth in Section 2.01.

(s)
“Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes and ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees, and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.

(t)
“Month” or “Monthly” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including, 0000 hours on the first Day of the following calendar month, according to local time in Houston, Texas.

(u)	“Monthly Fee” shall mean the fee described in Section 4.01.

(v)	“Nomination” has the meaning set forth in Section 3.05(c).

(w)	“Non-Conforming Crude Oil” means any Crude Oil that fails to meet specifications established by Holdings for delivery of that Crude Oil to the Bayway Refinery.

B 6

(x)	“Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to local time in Houston, Texas.

(y)	“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement.

(z)	“Parties” means Holdings and Company, collectively.

(aa)
“Partnership Change in Control” means Phillips 66 ceases to Control the general partner of Phillips 66 Partners LP by virtue of any affiliate of Phillips 66 being removed as the general partner of Phillips 66 Partners LP under the terms of the limited partnership agreement of Phillips 66 Partners LP.

(ab)	“Party” means Holdings or Company, individually.

(ac)
“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

(ad)	“PPI-FG” has the meaning set forth in Section 4.05.

(ae)	“Regular Terminal Operating Hours” means 24 hours per Day, 7 Days per week.

(af)	“Renewal Term” has the meaning set forth in Section 2.01.

(ag)
“Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

Section 1.02    Other Defined Terms. Other terms may be defined elsewhere in this Agreement, and, unless otherwise indicated, shall have such meanings throughout this Agreement.

Section 1.03 Terms Generally. The definitions in this Agreement shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise.

Article II. Term and Termination

Section 2.01    Term. This Agreement shall have a primary term commencing on the Effective Date and continuing for ten (10) years (the “Initial Term”), and may be renewed by Company for up to two successive, five-year renewal terms (each a “Renewal Term”) at Company’s sole option, upon at least 180 Days’ written Notice from Company to Holdings prior to the end of the Initial Term or first Renewal Term, as applicable. The Initial Term, together with any Renewal Terms shall be referred to in this Agreement as the “Term.”

Section 2.02    Termination Following a Force Majeure Event. If a Force Majeure event prevents either Holdings or Company from performing its respective obligations under this Agreement for a period of more than 12 consecutive Months, this Agreement may be terminated by either Party at any time after the expiration of such 12-Month period upon at least 30 Days’ Notice to the other Party.

B 7

Section 2.03 Special Termination by Company. If (a) operations at the Bayway Refinery are totally or partially suspended for a period of at least 12 consecutive Months, the Parties will negotiate in good faith to agree upon a reduction in the applicable Monthly Fee to reflect such suspension of operations. If the Parties are unable to agree to an appropriate reduction of the applicable Monthly Fee, then after a public announcement of such suspension has been made, Company may provide written Notice to Holdings of its intent to terminate this Agreement and this Agreement will terminate 12 Months following the date such Notice is received by Holdings. In the event of a public announcement, prior to the expiration of such 12-month period, of an intent to resume operations at the Bayway Refinery, then such Notice shall be deemed revoked and this Agreement shall continue unmodified in full force and effect as if such Notice had never been delivered.

Article III. Services

Section 3.01    Unloading and Delivery of Crude Oil. Holdings, or Holdings’ designee, shall use commercially reasonable efforts to unload Crude Oil from the rail cars received at the Terminal and deliver such Crude Oil into a pipeline for redelivery into tankage at the Bayway Refinery. The minimum level of service to be provided to Company shall be the Capacity of the Terminal. However, Holdings shall not be responsible when movements, delays or disruptions involving the railroad affect its ability to provide service to Company. Holdings, in its sole discretion, may accept for delivery volumes of Crude Oil in excess of the Capacity, provided that acceptance for delivery of any such excess volumes will be subject to availability of capacity at the Terminal, as determined by Holdings. Company shall not (and shall cause any applicable Company designee delivering Crude Oil by rail to the Terminal on Company’s behalf to not) deliver to the Terminal any Crude Oil on any rail car if such rail car is damaged, in disrepair, or otherwise cannot be unloaded consistent with customary and prudent industry practice and/or past practice.

Section 3.02     Company shall provide any documentation reasonably required by Holdings to authorize unloading and delivery of the Crude Oil on behalf of Company at the Terminal. Upon delivery to the Bayway Refinery, Holdings shall have no further responsibility for any Claims arising out of possession or use of such Crude Oil.
Section 3.03    Company shall have the exclusive right to deliver to and unload at the Terminal Crude Oil in an amount of volume not to exceed the safe operating capacity of the Terminal as determined by Holdings, taking into account such factors as (i) unloading rates (ii) time to react to a potential overflow of deliveries into the Bayway Refinery, and (iii) other operating conditions.
Section 3.04    Holdings shall maintain the Terminal in proper operating condition and in a manner that maintains the Capacity of the Terminal, to the extent commercially reasonable. At all times during the Term of this Agreement, Holdings and Company shall use commercially reasonable efforts to work together to coordinate maintenance and other activities to minimize potential and adverse effects to the Terminal and Bayway Refinery. In the event any portion of the safe working capacity of the Terminal is not available for a period exceeding thirty (30) consecutive Days, then following such 30-Day period, the Monthly Fee shall be proportionately reduced to reflect the amount of working capacity that is not available for unloading at the Terminal. If and to the extent

B 8

all or any portion of such working capacity again becomes available for use at the Terminal, the Monthly Fee shall be immediately increased to reflect the resumed working capacity availability.
Section 3.05    Scheduling and Nomination.

(a) Scheduling and nomination of all deliveries, receipts, handling and throughput of Crude Oil hereunder shall be made in accordance with the terms of that certain Operational Services Agreement, dated effective July 26, 2013, as amended from time to time, by and among Holdings, a subsidiary of Company, and the other parties thereto.
(b) All rail cars delivered to the Terminal must meet Holdings’ current specifications for unit trains for receipt of product at the Terminal, which such specifications have been provided to Company.

Article IV. Charges

Section 4.01    Monthly Fee. Beginning on the Effective Date, Company shall pay Holdings a monthly fee (“Monthly Fee”) equal to (i) a $[_____] per Barrel fee multiplied by (ii) the Capacity of the Terminal. If, during any Month, the aggregate amount of Crude Oil actually unloaded at the Terminal exceeds the Capacity, the Monthly Fee shall be increased by an amount equal to a fee of $[_______] on each Barrel above Capacity in that Month.

Section 4.02    Partial Period Proration. If the Effective Date is any Day other than the first Day of a Month, or if this Agreement is terminated on any Day other than the last Day of a Month, then any quantity based on a Monthly determination will be prorated by a fraction, the numerator of which is the number of Days in that part of the Month beginning on the Effective Date or ending on the date of such termination, as the case may be, and the denominator of which is the number of Days in the Month.

Section 4.03    Special Reduction of Fee. If Holdings’ use of all or part of the Terminal for the unloading and delivery of Crude Oil is restrained, enjoined, restricted or terminated by (a) any Governmental Authority, (b) right of eminent domain or (c) the owner of leased land, Holdings, upon being notified of such restraint, enjoinder, restriction or termination, shall notify Company and the applicable Monthly Fee shall be reduced to the extent that Holdings’ use of the Terminal is so restrained, enjoined, restricted or terminated.

Section 4.04    Recovery of Certain Costs.

(a)
If Holdings agrees to make any expenditures at Company’s request, Company will reimburse Holdings for such expenditures or, at Holdings’ option and if the Parties agree, the applicable Monthly Fee will be increased, or additional fees shall be added, or an alternate mechanism shall be adopted to allow Holdings to recover such expenditures over time from Company or another entity.

(b)	If new Laws require Holdings to make substantial and unanticipated expenditures in connection with the services Holdings provides to Company under this Agreement,

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Holdings shall use commercially reasonable efforts to attempt to secure a waiver, exception or extension for the time of compliance with the new Law in an effort to secure continued operation under existing applicable Laws during the Term of this Agreement. If Holdings is unable to secure a waiver, exception or extension for continued operation using commercially reasonable efforts, then Holdings will find a commercially reasonable manner to conform to the new Laws and give Company commercially reasonable advance notice of any planned expenditures necessary for compliance. Company will reimburse Holdings for Company’s proportionate share of the costs of complying with such Laws, or at Holdings’ option and if the Parties agree, relevant periodic or unit charges will be increased or an alternate mechanism shall be adopted to allow Holdings to recover the amount paid for such costs over time from Company or another entity.

(c)	If new or increased property taxes result in material additional costs to Holdings, the Monthly Fee shall be adjusted, or additional fees shall be added to allow Holdings to recover such costs.

Section 4.05    Adjustments.

(a)
As of January 1, 2016, and as of January 1 of each year thereafter while this Agreement is in effect, Holdings may adjust the then-current per Barrel fees used to calculate the Monthly Fee pursuant to Section 4.05(b) below.

(b)
Holdings may adjust the applicable fee annually by a percentage equal to the greater of zero and the positive change in the Producer Price Index for Finished Goods (Series ID WPUSOP3000) (the “PPI-FG”), as reported during the Month of October immediately before the effective date of the adjustment, with respect to the 12-Month period ending at the end of the Month of September immediately preceding such publication, provided that if, with respect to any such 12-Month period or periods, the PPI-FG has decreased, Holdings may subsequently increase the applicable fee to the extent that the percentage change in the PPI-FG since the most recent previous increase in such fees is greater than the aggregate amount of the cumulative decreases in the PPI-FG during the intervening period or periods.

(c)
Article V. Crude Oil Quality

Section 5.01    Verification by Holdings. The quality of any Crude Oil tendered for Company’s account hereunder shall be verified by an IIC analysis indicating that such Crude Oil so tendered meets Holdings’ and Bayway Refinery’s minimum Crude Oil specifications. Company shall provide Holdings with a copy of each such analysis. All costs for each such analysis shall be borne by Company. Holdings shall have the right to sample any Crude Oil tendered to Holdings for Company’s account hereunder for the purpose of confirming the accuracy of the analysis. The costs of such confirmation shall be borne by Holdings. Holdings retains the right to inspect any Crude Oil tendered for delivery by rail to the Terminal and to reject any Non-Conforming Crude Oil.

Section 5.02    Sampling by Company. Company may, at its sole cost and expense, sample its Crude Oil unloaded at the Terminal to satisfy itself that the minimum Crude Oil specifications are maintained. If any such Company sample indicates the presence of any Crude Oil that does not

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meet or exceed Holdings’ minimum specifications for such Crude Oil in effect on the date of such sample, Company shall immediately notify Holdings by telephone and Company shall confirm such notification in writing by telecopy Notice. If Company does not so notify Holdings, Holdings’ Crude Oil sample analysis shall be deemed to be conclusive and binding upon both Parties.

Section 5.03    Non-Conforming Crude Oil.

(a)	Company agrees not to deliver, or cause to be delivered, any Non-Conforming Crude Oil, into the Terminal.

(b)
Company shall be liable for all commercially reasonable costs and losses in curing, removing, or recovering any Non-Conforming Crude Oil, and for all damages and injuries to the Terminal facilities and equipment resulting from such Non-Conforming Crude Oil, except to the extent that such non-conformity is due to the negligence or willful misconduct of Holdings. Holdings, at its sole discretion, may attempt to blend the Non-Conforming Crude Oil, remove and dispose of the Non-Conforming Crude Oil, and, except to the extent that such non-conformity is due to the negligence or willful misconduct of Holdings, Company shall reimburse Holdings for all reasonable costs associated therewith. Except to the extent that a non-conformity is due to the negligence or willful misconduct of Holdings, if Company’s Non-Conforming Crude Oil cause any contamination, dilution or other damages to Holdings, Company agrees to release, indemnify, defend and hold the Holdings Affiliated Parties harmless from and against any Claims incurred by, or charged against any of the Holdings Affiliated Parties, as a result of such event and shall be responsible for all costs and liabilities associated with or incurred as a result of such event.

Article VI. Other Services

Section 6.01    Laboratory Fees and Services.

(a)
If Holdings provides sampling, testing and/or other laboratory services requested by Company for Crude Oil delivered to the Bayway Refinery via the Terminal, Holdings shall charge for each sampling and testing procedure performed as set forth in Holdings’ “Schedule of Rates for Laboratory Services” then in effect. If Holdings contracts with another Person to perform laboratory services, all fees for such services shall be billed to Company at Holdings’ cost.

(b)	Holdings’ liability for sampling and testing services is limited to the charge for the service provided.

Section 6.02    Additional Services. For any service or function that is not specifically provided for in this Agreement, requested by Company and agreed to by Holdings, there may be a charge or fee in an amount as agreed upon by the Parties in writing.

Article VII. Terminal Access

Section 7.01    Terminal Access. Terminal access by Company or its representatives shall be during Regular Terminal Operating Hours. As a condition to being granted access to a Terminal, Company shall require all contractors and representatives designated by it to deliver, receive, sample or inspect

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Company’s Crude Oil at such Terminal or to provide any other service for Company, to sign and comply with a terminal access agreement in such form as Holdings may reasonably specify from time to time. Further, Company shall cause all such designated contractors and representatives to comply with all applicable Terminal rules and regulations and Holdings shall make copies of such rules and regulations available to Company and its designated contractors and representatives at the Terminal.
Article VIII. Monthly Statement; Payment; Liens

Section 8.01    Monthly Statement. Promptly after the end of each Month, Holdings shall provide Company with a statement showing the Monthly Fee applicable to the previous Month.

Section 8.02    Payment.

(a)
Payment of the amount(s) identified on each Monthly statement shall be due, without discount, on the later of (i) two Business Days after such Monthly statement is received, or (ii) the 22nd Day of the Month in which such Monthly statement is received, provided that if such Day is not a Business Day, then such payment shall be due, without interest, on the next Business Day. Payments not paid by the due date shall bear interest at the rate of the lesser of 1.5% per Month or the maximum rate allowed by Law for each Month or portion of a Month thereafter during which such amount remains unpaid.

(b)
All payments shall be made to Holdings by automated clearing house to an account specified by Holdings from time to time, provided that as long as Holdings is an affiliate of Company, Holdings and Company may settle Company’s financial obligations to Holdings through Company’s normal interaffiliate settlement processes. Any bank charges incurred by Company in remitting funds by automated clearing house shall be for Company’s account. Acceptance by Holdings of any payment from Company for any charge or service after termination or expiration of this Agreement shall not be deemed a renewal of this Agreement or a waiver by Holdings of any default by Company hereunder.

(c)
If Company reasonably disputes any Monthly statement, in whole or in part, Company shall promptly notify Holdings in writing of the dispute and shall pay the undisputed portion according to the terms of this Section 8.02, and shall promptly seek to resolve the dispute including, if necessary, by arbitration as provided in Section 21.01. An arbitral panel may award reasonable interest on any unpaid amount determined to have been due to Holdings but withheld in good faith.

Section 8.03    Liens. Company hereby grants to Holdings an irrevocable (a) warehouseman’s lien on all of Company’s Crude Oil received at the Terminal and (b) power of attorney to dispose of such Crude Oil at fair market value to the extent of all amounts owed to Holdings by Company hereunder.

Article IX. Title; Custody

Section 9.01    Title. Title to all of Company’s Crude Oil received, handled, unloaded and delivered by Holdings at the Terminal shall remain at all times in Company’s name.

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Section 9.02    Custody. Custody of all Crude Oil received by Holdings hereunder from a rail car shall pass from such rail car to Holdings when such Crude Oil passes the flange connection between such rail car and the Terminal. Custody of all Crude Oil delivered to the Bayway Refinery for Company hereunder shall pass from Holdings to Company when such Crude Oil passes through the flange connection between the Terminal and the Bayway Refinery.

Article X. Volume and Quality Determinations

Section 10.01    Volume Determinations - General.

(a)	All measurements, volume corrections and calibrations will be made in accordance with the most recent edition of the American Petroleum Institute’s Manual of Petroleum Measurement Standards.

(b)
All volume determinations shall be adjusted to a temperature of 60° Fahrenheit and a pressure of one standard atmosphere (14.7 PSIA) per the most recent edition of the American Petroleum Institute’s Manual of Petroleum Measurement Standards, Chapter 11 (viz., Table 6B, 6C, etc., whichever table is relevant to the Crude Oil being measured).

Section 10.02    Terminal Volumes

(a)	All Crude Oil unloaded at the Terminal and delivered to the Bayway Refinery will be determined by independent inspector IIC tank gauge measurements at the Bayway Refinery.

(b)
A Company representative may witness testing, calibration of equipment, and gauging of Crude Oil delivered to the Bayway Refinery via the Terminal, at Company’s expense. In the absence of a Company representative, Holdings’ measurements shall be deemed to be accurate.

Section 10.03    Quality Determination. Quality determination of all Crude Oil unloaded shall be based on a qualified laboratory’s analyses performed on representative sample obtained by the flow-proportional in-line sampler that performs according to API MPMS 8.2. If the flow-proportional in-line sampler is not available or if it malfunctions, Holdings and Company shall agree on alternate custody transfer samples sources.

Article XI. Insurance

Section 11.01    Insurance. Property insurance covering loss or damage to Company’s Crude Oil, if any, that may be desired by Company, shall be carried by Company at Company’s expense. Should Company elect to carry such insurance, then each policy of insurance shall be endorsed to provide a waiver of subrogation rights in favor of the Holdings Affiliated Parties. Notwithstanding anything in this Agreement to the contrary, Holdings shall not be liable to Company for Crude Oil losses or shortages for which Company is compensated by its insurer.

Article XII. Taxes

Section 12.01    Taxes. Company shall be responsible for and shall pay all applicable sales Taxes and similar Taxes on goods and services provided hereunder and any other Taxes (other than taxes

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on income) now or hereafter imposed by any Governmental Authority in respect of or measured by Crude Oil handled hereunder or the manufacture, receipt, unloading, delivery or inspection thereof, and Company agrees to promptly reimburse Holdings for any such Taxes Holdings is legally required to pay, upon receipt of invoice therefor. Each Party is responsible for all Taxes in respect of its own real and personal property.

Article XIII. Health, Safety and Environment

Section 13.01    Spills; Environmental Pollution.

(a)
In the event of any Crude Oil spill or other environmentally polluting discharge caused by Holdings’ operation of the Terminal, any clean-up associated with any such spill or discharge and any liability resulting from such spill or discharge, shall be the responsibility of Holdings, except to the extent such spill or discharge is caused by Company or its affiliates other than Holdings.

(b)
In the event and to the extent of any Crude Oil spill or other environmentally polluting discharge caused by Company or its affiliates other than Holdings receiving Crude Oil on Company’s behalf, at its request or for its benefit, Holdings is authorized to commence containment or clean-up operations as deemed appropriate or necessary by Holdings or as required by any Governmental Authority, and Holdings shall notify Company of such operations as soon as practicable. All liability and reasonable costs of containment or clean-up shall be borne by Company except that, in the event a spill or discharge is caused by the joint negligence of both Holdings and Company, liability and costs of containment or clean-up shall be borne jointly by Holdings and Company in proportion to each Party’s respective negligence.

(c)
For purposes of this Section 13.01, the negligence of a third party rail car owner or rail car operator, delivering Crude Oil on Company’s behalf, at its request or for its benefit, shall be attributed to Company.

(d)
The Parties shall cooperate for the purpose of obtaining reimbursement if a third party is legally responsible for costs or expenses initially borne by Holdings or Company; provided, however, that Company shall be responsible and agrees to replace or repair, at its own expense (or to reimburse Holdings for Holding’s costs to replace or repair), any part of the Terminal that is destroyed or damaged through any negligence or willful misconduct of Company, any Company designee or contractor (acting in such capacity), or any of their respective agents or employees.

Section 13.02    Inspection. During Regular Terminal Operating Hours, Company may: (a) inspect the Terminal, including health, safety, and environmental audits by inspector(s) chosen by Company; (b) audit Holdings’ health, safety, environmental, and operational records relating to the performance of this Agreement and otherwise observe such performance, and (c) subject to the provisions of Article VII, enter upon the Terminal property for any of the foregoing purposes. For clarity, none of the rights identified in this Section 13.02 shall be exercised by Company in such manner as to substantially interfere with or diminish Holdings’ complete control and responsibility for the operation of the Terminal.

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Section 13.03    Incident Notification. Both Parties undertake to notify the other as soon as reasonably practical, but in no event more than 24 hours, after becoming aware of any accident, spill or incident involving the other’s employees, agents, contractors, sub-contractors or their equipment, or Company’s Crude Oil at the Terminal and to provide reasonable assistance in investigating the circumstances of the accident, spill or incident. Notices required by this Section 13.03 shall be delivered in person, by telephone or by email:

If to Holdings:
Phillips 66 Holdings LLC
3010 Briarpark Drive
Houston, TX 77042
Attn: Manny Cortez
Central Division Pipeline Manager
Phone: 918-977-4196
E-mail: manuel.cortez@p66.com

If to Company:
Bayway Refinery HSE Manager
1400 Park Ave
Linden, NJ 08535
(908) 523-6000 (for incidents or emergencies within the Terminal fence line)
1-800-231-2551 (for incidents or emergencies involving a railcar outside the Terminal fence line)

When an accident, spill or incident involving Company’s Crude Oil requires a report to be submitted to a Governmental Authority, this notification shall be made as soon as reasonably practical in compliance with applicable Law, and a copy of the required report shall be delivered to Company at IncidentFollowup@P66.com. Either Party may change its contact information upon Notice to the other in accordance with this Section 13.03 and Section 15.01.
Article XIV. Force Majeure

Section 14.01    Suspension during Force Majeure Events. As soon as possible upon the occurrence of a Force Majeure, a Party affected by a Force Majeure event shall provide the other Party with written notice of the occurrence of such Force Majeure event. Subject to Section 2.02, each Party’s obligations (other than an obligation to pay any amounts due to the other Party which shall not be suspended under this Section 14.01) shall be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event to the extent that such an event prevents Holdings from performing its obligations under this Agreement. Each Party’s obligations (other than an obligation to pay any amounts due to the other Party which shall not be suspended under this Section 14.01) shall be temporarily suspended beginning 20 Days after the commencement of, and for the entire remaining duration of, a Force Majeure event to the extent that such event prevents Company from performing its obligations under this Agreement. For clarity, the Monthly Fee shall not accrue while each Party’s obligations are suspended. At the conclusion of the Force Majeure event, the

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Monthly Fee applicable to the Month in which the suspension due to the Force Majeure event remained in effect shall be ratably reduced to reflect such suspension.

Section 14.02    Obligation to Remedy Force Majeure Events. A Party affected by a Force Majeure event shall take commercially reasonable steps to remedy such situation so that it may resume the full performance of its obligations under this Agreement within a reasonable period of time.

Section 14.03    Strikes and Lockouts. The settlement of strikes, lockouts and other labor disturbances shall be entirely within the discretion of the affected Party and the requirement to remedy a Force Majeure event within a reasonable period of time shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing Person when such course is inadvisable in the discretion of the Party having the difficulty.

Section 14.04    Action in Emergencies. Holdings may temporarily suspend performance of the services to prevent injuries to persons, damage to property or harm to the environment.

Article XV. Notices

Section 15.01    Notices. Unless otherwise specifically provided in this Agreement, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to Holdings:                    If to Company:
Phillips 66 Holdings LLC            Phillips 66 Company
c/o Phillips 66 Pipeline LLC            3010 Briarpark Dr.
3010 Briarpark Dr.                Houston, TX 77042
Houston, TX 77042                Attn: General Counsel
Attn: President
Copy to General Counsel

Either Party may change its address for Notice upon Notice to the other in accordance with this Section 15.01.
Section 15.02    Effective upon Receipt. Any Notice given in the manner set forth in Section 15.01 shall be effective upon actual receipt if received during Normal Business Hours, or at the beginning of the recipient’s next Business Day if not received during Normal Business Hours.

Article XVI. Applicable Law

Section 16.01    Applicable Law. Regardless of the place of contracting, the place of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements to it, shall be governed and interpreted in accordance with the laws of the state of Texas, without regard

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to the principles of conflicts of law or any other principle that might apply the law of another jurisdiction.

Article XVII. Limitation of Liability

Section 17.01    No Liability for Consequential Damages. In no event shall either Party be liable to the other Party for, and no arbitral panel is authorized to award, any punitive, special, indirect or consequential damages of any kind or character resulting from or arising out of this Agreement, including, without limitation, loss of profits or business interruption, however they may be caused.

Section 17.02    Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, Holdings shall in no event be liable for loss of, or damage to, any Crude Oil of Company except to the extent caused by Holdings’ negligence or willful misconduct, or the negligence or willful misconduct of Holdings’ employees, agents, contractors or subcontractors, in the safekeeping and handling of any Crude Oil of Company. In no event shall Holdings be liable for more than the replacement of lost or damaged Crude Oil or, at its option, payment of the replacement cost of any lost or damaged Crude Oil. Each Party shall be discharged from any and all liability with respect to services performed and any loss or damage Claims arising out of this Agreement unless suit or action is commenced with respect to such services, loss or Claim within two (2) years after the applicable cause of action arises.

Article XVIII. Default

Section 18.01    Default. Subject to Section 21.03, should either Party default in the prompt performance and observance of any of the terms and conditions of this Agreement, and should such default continue for thirty (30) Days or more after Notice thereof by the non-defaulting Party to the defaulting Party, or should either Party become insolvent, commence a case for liquidation or reorganization under the United States Bankruptcy Code (or become the involuntary subject of a case for liquidation or reorganization under the United States Bankruptcy Code, if such case is not dismissed within thirty (30) Days), be placed in the hands of a state or federal receiver or make an assignment for the benefit of its creditors, then the other Party shall have the right, at its option, to terminate this Agreement immediately upon Notice to the other Party.

Section 18.02    Non-Exclusive Remedies. Except as otherwise provided, but subject to Article XX, the remedies of Holdings and Company provided in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies in favor of Holdings or Company, at Law or equity.

Section 18.03    Right to Terminate. Subject to Section 21.01, in the event of a default by Company, the Monthly Fee charges theretofore accrued shall, at the option of Holdings, become immediately due and payable and Holdings shall also have the right, at its option, to terminate this Agreement. In the event of a default by Holdings, Company shall also have the right, at its option, to terminate this Agreement and withdraw its Crude Oil from the Terminal, provided Company has paid Holdings for any Monthly Fee charges that have accrued to the date of such withdrawal.

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Article XIX. Public Use

Section 19.01    Public Use. This Agreement is made as an accommodation to Company. In no event shall Holdings’ services hereunder be deemed to be those of a public utility or a common carrier. If any action is taken or threatened by any Governmental Authority to declare Holdings’ services hereunder to be those of a public utility or a common carrier, then, in that event, at the option of Holdings and upon Company’s receipt of Holdings’ Notice, Holdings may restructure and restate this Agreement or terminate this Agreement on the effective date of such action as to any affected part of the Terminal or any services.

Article XX. Confidentiality

Section 20.01    Confidentiality. The Parties understand and agree that the Monthly Fee charges are confidential as between the Parties. Each Party agrees not to disclose such confidential information to any third Person. Each Party may disclose confidential information to its advisors, consultants or representatives (provided that such Persons agree to maintain the confidentiality thereof) or when compelled to do so by Law (but the disclosing Party must notify the other Party promptly of any such request for confidential information before disclosing it, if practicable, so that the other Party may seek a protective order or other appropriate remedy or waive compliance with this Section 20.01). In the event that the other Party does not obtain a protective order or other remedy or does not waive compliance with this Section 20.01, the disclosing Party shall disclose only that portion of the confidential information to which the compelling Person is legally entitled.

Article XXI. Miscellaneous

Section 21.01    Disputes between the Parties. Any dispute between the Parties in connection with this Agreement shall be resolved by arbitration in accordance with the procedures set forth in Exhibit A, provided that either Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and sitting in Houston, Texas, if such Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo ante.

Section 21.02    Assignment.

(a)
Neither Party may assign its rights or delegate its duties under this Agreement without prior written consent of the other Party, except either Party may assign this Agreement to any of its affiliates by providing Notice to the other Party, and except:

i.	If Company transfers the Bayway Refinery, Company may assign all or a portion of this Agreement to such transferee subject to the provisions of Section 21.02(b); and

ii.	Holdings may make collateral assignments of this Agreement to secure working capital or other financing;
provided, however, that in no event shall Company be required to consent to Holdings’ assignment of this Agreement to any Person that is engaged in the business of refining and marketing petroleum products (or that directly or indirectly Controls or is Controlled

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by a Person that is engaged in the business of refining and marketing petroleum products) in the state of New Jersey.

(b)
Upon an assignment or partial assignment of this Agreement by either Party, the assigned rights and obligations shall be novated into a new agreement with the assignee, and such assignee shall be responsible for the performance of the assigned obligations unless the non-assigning Party has reasonably determined that the assignee is not financially or operationally capable of performing such assigned obligations, in which case the assignor shall remain responsible for the performance of such assigned obligations.

Section 21.03    Partnership Change in Control. Upon the occurrence of a Partnership Change in Control, Holdings shall provide Company with Notice of such Partnership Change in Control at least 60 Days prior to the effective date thereof. Within 180 days following receipt of such Notice, Company may elect to terminate this Agreement, effective no earlier than the effective date of such Partnership Change in Control.

Section 21.04    No Third-Party Rights. Except as expressly provided, nothing in this Agreement is intended to confer any rights, benefits or obligations to any Person other than the Parties and their respective successors and assigns.

Section 21.05    Compliance with Laws. Each Party shall at all times comply with all Laws as are applicable to its performance of this Agreement.

Section 21.06    Severability. If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 21.07    Non-Waiver. The failure of either Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless the other Parties are so notified by such Party in writing. Any waiver by a Party of a default by any other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall not be deemed to be a waiver of such provision, condition, covenant or requirement, nor shall any such waiver in any manner release such other Party from the performance of any other provision, condition, covenant or requirement.

Section 21.08    Entire Agreement. This Agreement, together with all Exhibits attached hereto, constitutes the entire Agreement between the Parties relating to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.

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Section 21.09    Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by both Parties.

Section 21.10    Survival. Any indemnification granted hereunder by one Party to the other Party or any provision hereof providing for any payment to any Party that has accrued at time of expiration or termination shall survive the expiration or termination of all or any part of this Agreement.

Section 21.11    Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement.

Section 21.12    Exhibits. The Exhibits identified in this Agreement are incorporated in this Agreement and constitute a part of this Agreement. If there is any conflict between this Agreement and any Exhibit, the provisions of the Exhibit shall control.

Section 21.13    Table of Contents; Headings; Subheadings. The Table of Contents and the headings and subheadings of this Agreement have been inserted only for convenience to facilitate reference and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 21.14    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

Section 21.15    Business Practices. Holdings shall use its best efforts to make certain that all billings, reports, and financial settlements rendered to or made with Company pursuant to this Agreement, or any revision of or amendments to this Agreement, will properly reflect the facts about all activities and transactions handled by authority of this Agreement and that the information shown on such billings, reports and settlement documents may be relied upon by Company as being complete and accurate in any further recording and reporting made by Company for whatever purposes. Holdings shall notify Company if Holdings discovers any errors in such billings, reports, or settlement documents.

Section 21.16    Right of First Offer. Company may not enter into any agreement with any Person other than Holdings with respect to rail unloading and delivery services in connection with the Bayway Refinery without allowing Holdings a prior opportunity to offer to provide such services.

Section 21.17Effect of Company Restructuring. If Company decides to restructure its supply, refining or sales operations at the Bayway Refinery in such a way as could reasonably be expected to materially and adversely affect the economics of Company’s performance of its obligations under this Agreement, then the Parties will negotiate in good faith concerning a reduction in Company’s

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commitment or an exchange of the Terminal (whichever is adversely affected) for other assets not so affected.

[Signature page follows.]

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Signature Page/ Terminal Services Agreement
IN WITNESS WHEREOF, Holdings and Company have signed this Agreement as of the Effective Date.
PHILLIPS 66 HOLDINGS LLC
By:    Phillips 66 Partners LP,
Sole Member of Phillips 66 Partners Holdings LLC
By:    Phillips 66 Partners GP LLC
General Partner of Phillips 66 Partners LP

By:    ___________________________________
J.T. Liberti
Vice President and Chief Operating Officer

PHILLIPS 66 COMPANY

By:    ___________________________________
T.G. Taylor
President

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Exhibit A
Arbitration Procedure
Either Party may initiate dispute resolution procedures by sending a Notice to the other Party specifically stating the complaining Party’s Claim and by initiating binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators who shall be neutral, independent, and generally knowledgeable about the type of transaction which gave rise to the dispute. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, provided that the arbitrators shall include in their report/award a list of findings, with supporting evidentiary references, upon which they have relied in making their decision. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas.
Notwithstanding anything herein and regardless of any procedures or rules of the Center for Public Resources, it is expressly agreed that the following shall apply and control over any other provision in this Agreement:

(a)
All offers, conduct, views, opinions and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys and representatives, and by any mediator, are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall not be disclosed to any Person who is not an agent, employee, expert or representative of the Parties, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

(b)
Except to the extent that the Parties may agree upon selection of one or more arbitrators, the Center for Public Resources shall select arbitrators from a panel reviewed by the Parties. The Parties shall be entitled to exercise peremptory strikes against one-third of the panel and may challenge other candidates for lack of neutrality or lack of qualifications. Challenges shall be resolved in accordance with Center for Public Resource rules.

(c)
The Parties shall have at least twenty (20) Days following the close of hearing within which to submit a brief (not to exceed eighteen (18) pages in length) and ten (10) Days from date of receipt of the opponent’s brief within which to respond thereto.

(d)	The Parties expressly agree that the arbitrators shall not award punitive damages, consequential damages, or attorneys’ fees (except attorneys’ fees specifically authorized by the Agreement).

(e)	The fees and expenses of any mediator or arbitrator shall be shared equally by the Parties.

(f)	The Parties may, by written agreement (signed by both Parties), alter any time deadline or location(s) for meetings.
Time is of the essence for purposes of the provisions of this Exhibit.

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Exhibit C
________________________________________________________________________
FORM OF
TERMINAL SERVICES AGREEMENT
by and between
PHILLIPS 66 PARTNERS HOLDINGS LLC
and
PHILLIPS 66 COMPANY
for
Rail Rack Terminal in Ferndale, Washington

________________________________________________________________________

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Article I.	Defined Terms 4

Section 1.01	Defined Terms 4

Section 1.02	Other Defined Terms 6

Section 1.03	Terms Generally 6

Article II.	Term and Termination 7

Section 2.01	Term 7

Section 2.02	Termination Following a Force Majeure Event 7

Section 2.03	Special Termination by Company 7

Article III.	Services 7

Section 3.01	Unloading and Delivery of Crude Oil 7

Section 3.05	Scheduling and Nomination 8

Article IV.	Charges 8

Section 4.01	Monthly Fee 8

Section 4.02	Partial Period Proration 8

Section 4.03	Special Reduction of Fee 9

Section 4.04	Recovery of Certain Costs 9

Section 4.05	Adjustments 10

Article V.	Crude Oil Quality 10

Section 5.01	Verification by Holdings 10

Section 5.02	Sampling by Company 10

Section 5.03	Non-Conforming Crude Oil 10

Article VI.	Other Services 11

Section 6.01	Laboratory Fees and Services 11

Section 6.02	Additional Services 11

Article VII.	Terminal Access 11

Article VIII.	Monthly Statement; Payment; Liens 12

Section 8.01	Monthly Statement 12

Section 8.02	Payment 12

Section 8.03	Liens 12

Article IX.	Title; Custody 12

Section 9.01	Title 12

Section 9.02	Custody 12

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Article X.	Volume and Quality Determinations 13

Section 10.01	Volume Determinations - General 13

Section 10.02	Terminal Volumes 13

Section 10.03	Quality Determination 13

Article XI.	Insurance 14

Section 11.01	Insurance 14

Article XII.	Taxes 14

Section 12.01	Taxes 14

Article XIII.	Health, Safety and Environment 14

Section 13.01	Spills; Environmental Pollution 14

Section 13.02	Inspection 15

Section 13.03	Incident Notification 15

Article XIV.	Force Majeure 16

Section 14.01	Suspension during Force Majeure Events 16

Section 14.02	Obligation to Remedy Force Majeure Events 16

Section 14.03	Strikes and Lockouts 16

Section 14.04	Action in Emergencies 16

Article XV.	Notices 16

Section 15.01	Notices 16

Section 15.02	Effective upon Receipt 17

Article XVI.	Applicable Law 17

Section 16.01	Applicable Law 17

Article XVII.	Limitation of Liability 17

Section 17.01	No Liability for Consequential Damages 17

Section 17.02	Limitation of Liability 17

Article XVIII.	Default 18

Section 18.01	Default 18

Section 18.02	Non-Exclusive Remedies 18

Section 18.03	Right to Terminate 18

Article XIX.	Public Use 18

Section 19.01	Public Use 18

Article XX.	Confidentiality 18

Section 20.01	Confidentiality 18

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Article XXI.	Miscellaneous 19

Section 21.01	Disputes between the Parties 19

Section 21.02	Assignment 19

Section 21.03	Partnership Change in Control 19

Section 21.04	No Third-Party Rights 20

Section 21.05	Compliance with Laws 20

Section 21.06	Severability 20

Section 21.07	Non-Waiver 20

Section 21.08	Entire Agreement 20

Section 21.09	Amendments 20

Section 21.10	Survival 20

Section 21.11	Counterparts; Multiple Originals 20

Section 21.12	Exhibits 21

Section 21.13	Table of Contents; Headings; Subheadings 21

Section 21.14	Construction 21

Section 21.15	Business Practices 21

Section 21.16	Right of First Offer 21

Section 21.17	Effect of Company Restructuring 21

Exhibit A - Dispute Resolution Procedures

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TERMINAL SERVICES AGREEMENT
(FERNDALE)
THIS TERMINAL SERVICES AGREEMENT is made and entered into as of the Effective Date by and between PHILLIPS 66 PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Holdings”) and PHILLIPS 66 COMPANY, a Delaware corporation (“Company”).
Recitals
WHEREAS, Holdings owns a terminal in Ferndale, Washington consisting of a two track, rail car receiving facility which is suitable for unloading crude oil and delivering it into tankage at the adjacent Ferndale Refinery (the “Terminal”);
WHEREAS, Company intends to deliver crude oil to the Terminal via rail car and desires to have such crude oil unloaded and redelivered into a pipeline for onward delivery to the Ferndale Refinery, and Holdings desires to provide such services for Company, all upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Holdings and Company agree as follows:
Article I. Defined Terms
Section 1.01    Defined Terms. The following definitions shall for all purposes apply to the capitalized terms used in this Agreement:

(a)
“Agreement” means this Terminal Services Agreement, together with all exhibits attached hereto, as the same may be extended, supplemented or restated from time to time in accordance with the provisions hereof.

(b)	“Barrel” means 42 Gallons.

(c)	“Business Day” means any Day except for Saturday, Sunday or an official holiday in the State of Texas.

(d)	“Capacity” means the aggregate design capacity of the Terminal which is 30,000 Barrels per Day (measured on a Monthly average basis).

(e)
“Claims” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

(f)	“Company” has the meaning set forth in the introductory paragraph.

(g)
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(h)	“Crude Oil” means any grade or grades of crude petroleum or condensate that is the direct liquid product of oil or gas wells.

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(i)	“Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to local time in Houston, Texas.

(j)	“Effective Date” means December 1, 2014.

(k)	“Ferndale Refinery” means the refinery facility owned by Phillips 66 Company in Ferndale, Washington located adjacent to the Terminal.

(l)
“Force Majeure” means: (i) acts of God, fires, floods or storms; (ii) compliance with orders of courts or Governmental Authorities; (iii) explosions, wars, terrorist acts or riots; (iv) inability to obtain or unavoidable delays in obtaining material or equipment; (v) accidental disruption of service; (vi) events or circumstances similar to the foregoing (including inability to obtain or unavoidable delays in obtaining material or equipment and disruption of service provided by third parties) that prevent a Party’s ability to perform its obligations under this Agreement, to the extent that such events or circumstances are beyond the Party’s reasonable control and could not have been prevented by the Party’s due diligence; (vii) strikes, lockouts or other industrial disturbances; and (viii) breakdown of refinery facilities, machinery, storage tanks or pipelines irrespective of the cause thereof.

(m)	“Gallon” means a United States gallon of two hundred thirty-one cubic inches of liquid at 60º Fahrenheit, and at the equivalent vapor pressure of the liquid.

(n)
“Governmental Authority” means any government, any governmental administration, agency, instrumentality or other instrumentality or other political subdivision thereof or any court, commission or other governmental authority of competent jurisdiction.

(o)	“Holdings” has the meaning set forth in the introductory paragraph.

(p)	“Holdings Affiliated Parties” means Holdings, Phillips 66 Partners LP and its and their respective contractors, directors, officers, employees and agents.

(q)	“IIC” means a mutually acceptable independent inspection company.

(r)	“Initial Term” has the meaning set forth in Section 2.01.

(s)
“Law” means all constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, injunctions, licenses, permits, approvals, agreements, regulations, codes and ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees, and judgments, published directives, guidelines, governmental authorizations, requirements or other governmental restrictions which have the force of law, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and binding on a given Person, whether in effect as of the date hereof or thereafter and, in each case, as amended.

(t)
“Month” or “Monthly” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including, 0000 hours on the first Day of the following calendar month, according to local time in Houston, Texas.

(u)	“Monthly Fee” shall mean the fee described in Section 4.01.

(v)	“Nomination” has the meaning set forth in Section 3.05(c).

(w)	“Non-Conforming Crude Oil” means any Crude Oil that fails to meet specifications established by Holdings for delivery of that Crude Oil to the Ferndale Refinery.

(x)	“Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to local time in Houston, Texas.

(y)	“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement.

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(z)	“Parties” means Holdings and Company, collectively.

(aa)
“Partnership Change in Control” means Phillips 66 ceases to Control the general partner of Phillips 66 Partners LP by virtue of any affiliate of Phillips 66 being removed as the general partner of Phillips 66 Partners LP under the terms of the limited partnership agreement of Phillips 66 Partners LP.

(ab)	“Party” means Holdings or Company, individually.

(ac)
“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

(ad)	“PPI-FG” has the meaning set forth in Section 4.05.

(ae)	“Regular Terminal Operating Hours” means 24 hours per Day, 7 Days per week.

(af)	“Renewal Term” has the meaning set forth in Section 2.01.

(ag)
“Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

Section1.02    Other Defined Terms. Other terms may be defined elsewhere in this Agreement, and, unless otherwise indicated, shall have such meanings throughout this Agreement.

Section 1.03    Terms Generally. The definitions in this Agreement shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise.

Article II. Term and Termination

Section 2.01    Term. This Agreement shall have a primary term commencing on the Effective Date and continuing for ten (10) years (the “Initial Term”), and may be renewed by Company for up to two successive, five-year renewal terms (each a “Renewal Term”) at Company’s sole option, upon at least 180 Days’ written Notice from Company to Holdings prior to the end of the Initial Term or first Renewal Term, as applicable. The Initial Term, together with any Renewal Terms shall be referred to in this Agreement as the “Term.”

Section 2.02    Termination Following a Force Majeure Event. If a Force Majeure event prevents either Holdings or Company from performing its respective obligations under this Agreement for a period of more than 12 consecutive Months, this Agreement may be terminated by either Party at any time after the expiration of such 12-Month period upon at least 30 Days’ Notice to the other Party.

Section 2.03    Special Termination by Company. If (a) operations at the Ferndale Refinery are totally or partially suspended for a period of at least 12 consecutive Months, the Parties will negotiate in good faith to agree upon a reduction in the applicable Monthly Fee to reflect such suspension of

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operations. If the Parties are unable to agree to an appropriate reduction of the applicable Monthly Fee, then after a public announcement of such suspension has been made, Company may provide written Notice to Holdings of its intent to terminate this Agreement and this Agreement will terminate 12 Months following the date such Notice is received by Holdings. In the event of a public announcement, prior to the expiration of such 12-month period, of an intent to resume operations at the Ferndale Refinery, then such Notice shall be deemed revoked and this Agreement shall continue unmodified in full force and effect as if such Notice had never been delivered.

Article III. Services

Section 3.01    Unloading and Delivery of Crude Oil. Holdings, or Holdings’ designee, shall use commercially reasonable efforts to unload Crude Oil from the rail cars received at the Terminal and deliver such Crude Oil into a pipeline for redelivery into tankage at the Ferndale Refinery. The minimum level of service to be provided to Company shall be the Capacity of the Terminal. However, Holdings shall not be responsible when movements, delays or disruptions involving the railroad affect its ability to provide service to Company. Holdings, in its sole discretion, may accept for delivery volumes of Crude Oil in excess of the Capacity, provided that acceptance for delivery of any such excess volumes will be subject to availability of capacity at the Terminal, as determined by Holdings. Company shall not (and shall cause any applicable Company designee delivering Crude Oil by rail to the Terminal on Company’s behalf to not) deliver to the Terminal any Crude Oil on any rail car if such rail car is damaged, in disrepair, or otherwise cannot be unloaded consistent with customary and prudent industry practice and/or past practice.

Section 3.02    Company shall provide any documentation reasonably required by Holdings to authorize unloading and delivery of the Crude Oil on behalf of Company at the Terminal. Upon delivery to the Ferndale Refinery, Holdings shall have no further responsibility for any Claims arising out of possession or use of such Crude Oil.

Section 3.03    Company shall have the exclusive right to deliver to and unload at the Terminal Crude Oil in an amount of volume not to exceed the safe operating capacity of the Terminal as determined by Holdings, taking into account such factors as (i) unloading rates (ii) time to react to a potential overflow of deliveries into the Ferndale Refinery, and (iii) other operating conditions.

Section 3.04    Holdings shall maintain the Terminal in proper operating condition and in a manner that maintains the Capacity of the Terminal, to the extent commercially reasonable. At all times during the Term of this Agreement, Holdings and Company shall use commercially reasonable efforts to work together to coordinate maintenance and other activities to minimize potential and adverse effects to the Terminal and Ferndale Refinery. In the event any portion of the safe working capacity of the Terminal is not available for a period exceeding thirty (30) consecutive Days, then following such 30-Day period, the Monthly Fee shall be proportionately reduced to reflect the amount of working capacity that is not available for unloading at the Terminal. If and to the extent all or any portion of such working capacity again becomes available for use at the Terminal, the Monthly Fee shall be immediately increased to reflect the resumed working capacity availability.

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Section 3.05    Scheduling and Nomination.

(a)
Scheduling and nomination of all deliveries, receipts, handling and throughput of Crude Oil hereunder shall be made in accordance with the terms of that certain Operational Services Agreement, dated effective July 26, 2013, as amended from time to time, by and among Holdings, a subsidiary of Company, and the other parties thereto.

(b)	All rail cars delivered to the Terminal must meet Holdings’ current specifications for unit trains for receipt of product at the Terminal, which such specifications have been provided to Company.

Article IV. Charges
Section 4.01    Monthly Fee. Beginning on the Effective Date, Company shall pay Holdings a monthly fee (“Monthly Fee”) equal to (i) a $[_______] per Barrel fee multiplied by (ii) the Capacity of the Terminal. If, during any Month, the aggregate amount of Crude Oil actually unloaded at the Terminal exceeds the Capacity, the Monthly Fee shall be increased by an amount equal to a fee of $[________] on each Barrel above Capacity in that Month.
Section 4.02    Partial Period Proration. If the Effective Date is any Day other than the first Day of a Month, or if this Agreement is terminated on any Day other than the last Day of a Month, then any quantity based on a Monthly determination will be prorated by a fraction, the numerator of which is the number of Days in that part of the Month beginning on the Effective Date or ending on the date of such termination, as the case may be, and the denominator of which is the number of Days in the Month.
Section 4.03    Special Reduction of Fee. If Holdings’ use of all or part of the Terminal for the unloading and delivery of Crude Oil is restrained, enjoined, restricted or terminated by (a) any Governmental Authority, (b) right of eminent domain or (c) the owner of leased land, Holdings, upon being notified of such restraint, enjoinder, restriction or termination, shall notify Company and the applicable Monthly Fee shall be reduced to the extent that Holdings’ use of the Terminal is so restrained, enjoined, restricted or terminated.
Section 4.04    Recovery of Certain Costs.

(a)
If Holdings agrees to make any expenditures at Company’s request, Company will reimburse Holdings for such expenditures or, at Holdings’ option and if the Parties agree, the applicable Monthly Fee will be increased, or additional fees shall be added, or an alternate mechanism shall be adopted to allow Holdings to recover such expenditures over time from Company or another entity.

(b)
If new Laws require Holdings to make substantial and unanticipated expenditures in connection with the services Holdings provides to Company under this Agreement, Holdings shall use commercially reasonable efforts to attempt to secure a waiver, exception or extension for the time of compliance with the new Law in an effort to secure continued operation under existing applicable Laws during the Term of this Agreement. If Holdings is unable to secure a waiver, exception or extension for continued operation using commercially reasonable efforts, then Holdings will find the a commercially

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reasonable manner to conform to the new Laws and give Company commercially reasonable advance notice of any planned expenditures necessary for compliance. Company will reimburse Holdings for Company’s proportionate share of the costs of complying with such Laws, or at Holdings’ option and if the Parties agree, relevant periodic or unit charges will be increased or an alternate mechanism shall be adopted to allow Holdings to recover the amount paid for such costs over time from Company or another entity.

(c)	If new or increased property taxes result in material additional costs to Holdings, the Monthly Fee shall be adjusted, or additional fees shall be added to allow Holdings to recover such costs.

Section 4.05    Adjustments.

(a)
As of January 1, 2016, and as of January 1 of each year thereafter while this Agreement is in effect, Holdings may adjust the then-current per Barrel fees used to calculate the Monthly Fee pursuant to Section 4.04(b) below.

(b)
Holdings may adjust the applicable fee annually by a percentage equal to the greater of zero and the positive change in the Producer Price Index for Finished Goods (Series ID WPUSOP3000) (the “PPI-FG”), as reported during the Month of October immediately before the effective date of the adjustment, with respect to the 12-Month period ending at the end of the Month of September immediately preceding such publication, provided that if, with respect to any such 12-Month period or periods, the PPI-FG has decreased, Holdings may subsequently increase the applicable fee to the extent that the percentage change in the PPI-FG since the most recent previous increase in such fees is greater than the aggregate amount of the cumulative decreases in the PPI-FG during the intervening period or periods.

Article V. Crude Oil Quality

Section 5.01    Verification by Holdings. The quality of any Crude Oil tendered for Company’s account hereunder shall be verified by an IIC analysis indicating that such Crude Oil so tendered meets Holdings’ and Ferndale Refinery’s minimum Crude Oil specifications. Company shall provide Holdings with a copy of each such analysis. All costs for each such analysis shall be borne by Company. Holdings shall have the right to sample any Crude Oil tendered to Holdings for Company’s account hereunder for the purpose of confirming the accuracy of the analysis. The costs of such confirmation shall be borne by Holdings. Holdings retains the right to inspect any Crude Oil tendered for delivery by rail to the Terminal and to reject any Non-Conforming Crude Oil.

Section 5.02    Sampling by Company. Company may, at its sole cost and expense, sample its Crude Oil unloaded at the Terminal to satisfy itself that the minimum Crude Oil specifications are maintained. If any such Company sample indicates the presence of any Crude Oil that does not meet or exceed Holdings’ minimum specifications for such Crude Oil in effect on the date of such sample, Company shall immediately notify Holdings by telephone and Company shall confirm such

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notification in writing by telecopy Notice. If Company does not so notify Holdings, Holdings’ Crude Oil sample analysis shall be deemed to be conclusive and binding upon both Parties.

Section 5.03    Non-Conforming Crude Oil.

(a)	Company agrees not to deliver, or cause to be delivered, any Non-Conforming Crude Oil, into the Terminal.

(b)
Company shall be liable for all commercially reasonable costs and losses in curing, removing, or recovering any Non-Conforming Crude Oil, and for all damages and injuries to the Terminal facilities and equipment resulting from such Non-Conforming Crude Oil, except to the extent that such non-conformity is due to the negligence or willful misconduct of Holdings. Holdings, at its sole discretion, may attempt to blend the Non-Conforming Crude Oil, remove and dispose of the Non-Conforming Crude Oil, and, except to the extent that such non-conformity is due to the negligence or willful misconduct of Holdings, Company shall reimburse Holdings for all reasonable costs associated therewith. Except to the extent that a non-conformity is due to the negligence or willful misconduct of Holdings, if Company’s Non-Conforming Crude Oil cause any contamination, dilution or other damages to Holdings, Company agrees to release, indemnify, defend and hold the Holdings Affiliated Parties harmless from and against any Claims incurred by, or charged against any of the Holdings Affiliated Parties, as a result of such event and shall be responsible for all costs and liabilities associated with or incurred as a result of such event.

Article VI. Other Services

Section 6.01    Laboratory Fees and Services.

(a)
If Holdings provides sampling, testing and/or other laboratory services requested by Company for Crude Oil delivered to the Ferndale Refinery via the Terminal, Holdings shall charge for each sampling and testing procedure performed as set forth in Holdings’ “Schedule of Rates for Laboratory Services” then in effect. If Holdings contracts with another Person to perform laboratory services, all fees for such services shall be billed to Company at Holdings’ cost.

(b)	Holdings’ liability for sampling and testing services is limited to the charge for the service provided.

Section 6.02    Additional Services. For any service or function that is not specifically provided for in this Agreement, requested by Company and agreed to by Holdings, there may be a charge or fee in an amount as agreed upon by the Parties in writing.

Article VII. Terminal Access

Section 7.01    Terminal Access. Terminal access by Company or its representatives shall be during Regular Terminal Operating Hours. As a condition to being granted access to a Terminal, Company shall require all contractors and representatives designated by it to deliver, receive, sample or inspect

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Company’s Crude Oil at such Terminal or to provide any other service for Company, to sign and comply with a terminal access agreement in such form as Holdings may reasonably specify from time to time. Further, Company shall cause all such designated contractors and representatives to comply with all applicable Terminal rules and regulations and Holdings shall make copies of such rules and regulations available to Company and its designated contractors and representatives at the Terminal.
Article VIII. Monthly Statement; Payment; Liens

Section 8.01    Monthly Statement. Promptly after the end of each Month, Holdings shall provide Company with a statement showing the Monthly Fee applicable to the previous Month.

Section 8.02    Payment.

(a)
Payment of the amount(s) identified on each Monthly statement shall be due, without discount, on the later of (i) two Business Days after such Monthly statement is received, or (ii) the 22nd Day of the Month in which such Monthly statement is received, provided that if such Day is not a Business Day, then such payment shall be due, without interest, on the next Business Day. Payments not paid by the due date shall bear interest at the rate of the lesser of 1.5% per Month or the maximum rate allowed by Law for each Month or portion of a Month thereafter during which such amount remains unpaid.

(b)
All payments shall be made to Holdings by automated clearing house to an account specified by Holdings from time to time, provided that as long as Holdings is an affiliate of Company, Holdings and Company may settle Company’s financial obligations to Holdings through Company’s normal interaffiliate settlement processes. Any bank charges incurred by Company in remitting funds by automated clearing house shall be for Company’s account. Acceptance by Holdings of any payment from Company for any charge or service after termination or expiration of this Agreement shall not be deemed a renewal of this Agreement or a waiver by Holdings of any default by Company hereunder.

(c)
If Company reasonably disputes any Monthly statement, in whole or in part, Company shall promptly notify Holdings in writing of the dispute and shall pay the undisputed portion according to the terms of this Section 8.02, and shall promptly seek to resolve the dispute including, if necessary, by arbitration as provided in Section 21.01. An arbitral panel may award reasonable interest on any unpaid amount determined to have been due to Holdings but withheld in good faith.

Section 8.03    Liens. Company hereby grants to Holdings an irrevocable (a) warehouseman’s lien on all of Company’s Crude Oil received at the Terminal and (b) power of attorney to dispose of such Crude Oil at fair market value to the extent of all amounts owed to Holdings by Company hereunder.

Article IX. Title; Custody

Section 9.01    Title. Title to all of Company’s Crude Oil received, handled, unloaded and delivered by Holdings at the Terminal shall remain at all times in Company’s name.

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Section 9.02    Custody. Custody of all Crude Oil received by Holdings hereunder from a rail car shall pass from such rail car to Holdings when such Crude Oil passes the flange connection between such rail car and the Terminal. Custody of all Crude Oil delivered to the Ferndale Refinery for Company hereunder shall pass from Holdings to Company when such Crude Oil passes through the flange connection between the Terminal and the Ferndale Refinery.

Article X. Volume and Quality Determinations

Section 10.01    Volume Determinations - General.

(a)	All measurements, volume corrections and calibrations will be made in accordance with the most recent edition of the American Petroleum Institute’s Manual of Petroleum Measurement Standards.

(b)
All volume determinations shall be adjusted to a temperature of 60° Fahrenheit and a pressure of one standard atmosphere (14.7 PSIA) per the most recent edition of the American Petroleum Institute’s Manual of Petroleum Measurement Standards, Chapter 11 (viz., Table 6B, 6C, etc., whichever table is relevant to the Crude Oil being measured).

Section 10.02    Terminal Volumes

(a)	All Crude Oil unloaded at the Terminal and delivered to the Ferndale Refinery will be determined by independent inspector IIC tank gauge measurements at the Ferndale Refinery.

(b)
A Company representative may witness testing, calibration of equipment, and gauging of Crude Oil delivered to the Ferndale Refinery via the Terminal, at Company’s expense. In the absence of a Company representative, Holdings’ measurements shall be deemed to be accurate.

Section 10.03    Quality Determination. Quality determination of all Crude Oil unloaded shall be based on a qualified laboratory’s analyses performed on representative sample obtained by the flow-proportional in-line sampler that performs according to API MPMS 8.2. If the flow-proportional in-line sampler is not available or if it malfunctions, Holdings and Company shall agree on alternate custody transfer samples sources.

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Article XI Insurance

Section 11.01    Insurance. Property insurance covering loss or damage to Company’s Crude Oil, if any, that may be desired by Company, shall be carried by Company at Company’s expense. Should Company elect to carry such insurance, then each policy of insurance shall be endorsed to provide a waiver of subrogation rights in favor of the Holdings Affiliated Parties. Notwithstanding anything in this Agreement to the contrary, Holdings shall not be liable to Company for Crude Oil losses or shortages for which Company is compensated by its insurer.

Article XII Taxes

Section 12.01    Taxes. Company shall be responsible for and shall pay all applicable sales Taxes and similar Taxes (other than Washington Business & Occupation tax to be paid by Holdings) on goods and services provided hereunder and any other Taxes now or hereafter imposed by any Governmental Authority in respect of or measured by Crude Oil handled hereunder or the manufacture, receipt, unloading, delivery or inspection thereof, and Company agrees to promptly reimburse Holdings for any such Taxes Holdings is legally required to pay, upon receipt of invoice therefor. Each Party is responsible for all Taxes in respect of its own real and personal property.

Article XIII Health, Safety and Environment

Section 13.01    Spills; Environmental Pollution.

(a)
In the event of any Crude Oil spill or other environmentally polluting discharge caused by Holdings’ operation of the Terminal, any clean-up associated with any such spill or discharge and any liability resulting from such spill or discharge, shall be the responsibility of Holdings, except to the extent such spill or discharge is caused by Company or its affiliates other than Holdings.

(b)
In the event and to the extent of any Crude Oil spill or other environmentally polluting discharge caused by Company or its affiliates other than Holdings receiving Crude Oil on Company’s behalf, at its request or for its benefit, Holdings is authorized to commence containment or clean-up operations as deemed appropriate or necessary by Holdings or as required by any Governmental Authority, and Holdings shall notify Company of such operations as soon as practicable. All liability and reasonable costs of containment or clean-up shall be borne by Company except that, in the event a spill or discharge is caused by the joint negligence of both Holdings and Company, liability and costs of containment or clean-up shall be borne jointly by Holdings and Company in proportion to each Party’s respective negligence.

(c)
For purposes of this Section 13.01, the negligence of a third party rail car owner or rail car operator, delivering Crude Oil on Company’s behalf, at its request or for its benefit, shall be attributed to Company.

(d)
The Parties shall cooperate for the purpose of obtaining reimbursement if a third party is legally responsible for costs or expenses initially borne by Holdings or Company; provided, however, that Company shall be responsible and agrees to replace or repair, at its own expense (or to reimburse Holdings for Holding’s costs to replace or repair),

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any part of the Terminal that is destroyed or damaged through any negligence or willful misconduct of Company, any Company designee or contractor (acting in such capacity), or any of their respective agents or employees.

Section 13.02    Inspection. During Regular Terminal Operating Hours, Company may: (a) inspect the Terminal, including health, safety, and environmental audits by inspector(s) chosen by Company; (b) audit Holdings’ health, safety, environmental, and operational records relating to the performance of this Agreement and otherwise observe such performance, and (c) subject to the provisions of Article VII, enter upon the Terminal property for any of the foregoing purposes. For clarity, none of the rights identified in this Section 13.02 shall be exercised by Company in such manner as to substantially interfere with or diminish Holdings’ complete control and responsibility for the operation of the Terminal.

Section 13.03    Incident Notification. Both Parties undertake to notify the other as soon as reasonably practical, but in no event more than 24 hours, after becoming aware of any accident, spill or incident involving the other’s employees, agents, contractors, sub-contractors or their equipment, or Company’s Crude Oil at the Terminal and to provide reasonable assistance in investigating the circumstances of the accident, spill or incident. Notices required by this Section 13.03 shall be delivered in person, by telephone or by email:

If to Holdings:

Phillips 66 Holdings LLC
3010 Briarpark Drive
Houston, TX 77042
Attn: Manny Cortez
Central Division Pipeline Manager
Phone: 918-977-4196
E-mail: manuel.cortez@p66.com

If to Company:
Ferndale Refinery
HSE Manager
3801 Unick Rd
Ferndale, WA 98248
(360) 384-8323 (for incidents or emergencies within the Terminal fence line)
1-800-231-2551 (for incidents or emergencies involving a railcar outside the Terminal fence line)

When an accident, spill or incident involving Company’s Crude Oil requires a report to be submitted to a Governmental Authority, this notification shall be made as soon as reasonably practical in compliance with applicable Law, and a copy of the required report shall be delivered to Company at IncidentFollowup@P66.com. Either Party may change its contact information upon Notice to the other in accordance with this Section 13.03 and Section 15.01.

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Article XIV Force Majeure

Section 14.01    Suspension during Force Majeure Events. As soon as possible upon the occurrence of a Force Majeure, a Party affected by a Force Majeure event shall provide the other Party with written notice of the occurrence of such Force Majeure event. Subject to Section 2.02, each Party’s obligations (other than an obligation to pay any amounts due to the other Party which shall not be suspended under this Section 14.01) shall be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure event to the extent that such an event prevents Holdings from performing its obligations under this Agreement. Each Party’s obligations (other than an obligation to pay any amounts due to the other Party which shall not be suspended under this Section 14.01) shall be temporarily suspended beginning 20 Days after the commencement of, and for the entire remaining duration of, a Force Majeure event to the extent that such event prevents Company from performing its obligations under this Agreement. For clarity, the Monthly Fee shall not accrue while each Party’s obligations are suspended. At the conclusion of the Force Majeure event, the Monthly Fee applicable to the Month in which the suspension due to the Force Majeure event remained in effect shall be ratably reduced to reflect such suspension.

Section 14.02    Obligation to Remedy Force Majeure Events. A Party affected by a Force Majeure event shall take commercially reasonable steps to remedy such situation so that it may resume the full performance of its obligations under this Agreement within a reasonable period of time.

Section 14.03Strikes and Lockouts. The settlement of strikes, lockouts and other labor disturbances shall be entirely within the discretion of the affected Party and the requirement to remedy a Force Majeure event within a reasonable period of time shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing Person when such course is inadvisable in the discretion of the Party having the difficulty.

Section 14.04    Action in Emergencies. Holdings may temporarily suspend performance of the services to prevent injuries to persons, damage to property or harm to the environment.

Article XV Notices

Section 15.01    Notices. Unless otherwise specifically provided in this Agreement, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

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If to Holdings:                    If to Company:
Phillips 66 Holdings LLC            Phillips 66 Company
c/o Phillips 66 Pipeline LLC            3010 Briarpark Dr.
3010 Briarpark Dr.                Houston, TX 77042
Houston, TX 77042                Attn: General Counsel
Attn: President
Copy to General Counsel

Either Party may change its address for Notice upon Notice to the other in accordance with this Section 15.01.
Section 15.02    Effective upon Receipt. Any Notice given in the manner set forth in Section 15.01 shall be effective upon actual receipt if received during Normal Business Hours, or at the beginning of the recipient’s next Business Day if not received during Normal Business Hours.

Article XVI Applicable Law

Section 16.01    Applicable Law. Regardless of the place of contracting, the place of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements to it, shall be governed and interpreted in accordance with the laws of the state of Texas, without regard to the principles of conflicts of law or any other principle that might apply the law of another jurisdiction.

Article XVII Limitation of Liability

Section 17.01    No Liability for Consequential Damages. In no event shall either Party be liable to the other Party for, and no arbitral panel is authorized to award, any punitive, special, indirect or consequential damages of any kind or character resulting from or arising out of this Agreement, including, without limitation, loss of profits or business interruption, however they may be caused.

Section 17.02    Limitation of Liability. Notwithstanding anything to the contrary in this Agreement, Holdings shall in no event be liable for loss of, or damage to, any Crude Oil of Company except to the extent caused by Holdings’ negligence or willful misconduct, or the negligence or willful misconduct of Holdings’ employees, agents, contractors or subcontractors, in the safekeeping and handling of any Crude Oil of Company. In no event shall Holdings be liable for more than the replacement of lost or damaged Crude Oil or, at its option, payment of the replacement cost of any lost or damaged Crude Oil. Each Party shall be discharged from any and all liability with respect to services performed and any loss or damage Claims arising out of this Agreement unless suit or action is commenced with respect to such services, loss or Claim within two (2) years after the applicable cause of action arises.

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Article XVIII Default

Section 18.01    Default. Subject to Section 21.03, should either Party default in the prompt performance and observance of any of the terms and conditions of this Agreement, and should such default continue for thirty (30) Days or more after Notice thereof by the non-defaulting Party to the defaulting Party, or should either Party become insolvent, commence a case for liquidation or reorganization under the United States Bankruptcy Code (or become the involuntary subject of a case for liquidation or reorganization under the United States Bankruptcy Code, if such case is not dismissed within thirty (30) Days), be placed in the hands of a state or federal receiver or make an assignment for the benefit of its creditors, then the other Party shall have the right, at its option, to terminate this Agreement immediately upon Notice to the other Party.

Section 18.02    Non-Exclusive Remedies. Except as otherwise provided, but subject to Article XX, the remedies of Holdings and Company provided in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies in favor of Holdings or Company, at Law or equity.

Section 18.03    Right to Terminate. Subject to Section 21.01, in the event of a default by Company, the Monthly Fee charges theretofore accrued shall, at the option of Holdings, become immediately due and payable and Holdings shall also have the right, at its option, to terminate this Agreement. In the event of a default by Holdings, Company shall also have the right, at its option, to terminate this Agreement and withdraw its Crude Oil from the Terminal, provided Company has paid Holdings for any Monthly Fee charges that have accrued to the date of such withdrawal.

Article XIX Public Use

Section 19.01    Public Use. This Agreement is made as an accommodation to Company. In no event shall Holdings’ services hereunder be deemed to be those of a public utility or a common carrier. If any action is taken or threatened by any Governmental Authority to declare Holdings’ services hereunder to be those of a public utility or a common carrier, then, in that event, at the option of Holdings and upon Company’s receipt of Holdings’ Notice, Holdings may restructure and restate this Agreement or terminate this Agreement on the effective date of such action as to any affected part of the Terminal or any services.

Article XX Confidentiality

Section 20.01    Confidentiality. The Parties understand and agree that the Monthly Fee charges are confidential as between the Parties. Each Party agrees not to disclose such confidential information to any third Person. Each Party may disclose confidential information to its advisors, consultants or representatives (provided that such Persons agree to maintain the confidentiality thereof) or when compelled to do so by Law (but the disclosing Party must notify the other Party promptly of any such request for confidential information before disclosing it, if practicable, so that the other Party may seek a protective order or other appropriate remedy or waive compliance with this Section 20.01). In the event that the other Party does not obtain a protective order or other remedy or does

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not waive compliance with this Section 20.01, the disclosing Party shall disclose only that portion of the confidential information to which the compelling Person is legally entitled.

Article XXI Miscellaneous

Section 21.01    Disputes between the Parties. Any dispute between the Parties in connection with this Agreement shall be resolved by arbitration in accordance with the procedures set forth in Exhibit A, provided that either Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and sitting in Houston, Texas, if such Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo ante.

Section 21.02    Assignment.

(a)
Neither Party may assign its rights or delegate its duties under this Agreement without prior written consent of the other Party, except either Party may assign this Agreement to any of its affiliates by providing Notice to the other Party, and except:

i.	If Company transfers the Ferndale Refinery, Company may assign all or a portion of this Agreement to such transferee subject to the provisions of Section 21.02(b); and

ii.	Holdings may make collateral assignments of this Agreement to secure working capital or other financing;
provided, however, that in no event shall Company be required to consent to Holdings’ assignment of this Agreement to any Person that is engaged in the business of refining and marketing petroleum products (or that directly or indirectly Controls or is Controlled by a Person that is engaged in the business of refining and marketing petroleum products) in the state of Washington.

(b)
Upon an assignment or partial assignment of this Agreement by either Party, the assigned rights and obligations shall be novated into a new agreement with the assignee, and such assignee shall be responsible for the performance of the assigned obligations unless the non-assigning Party has reasonably determined that the assignee is not financially or operationally capable of performing such assigned obligations, in which case the assignor shall remain responsible for the performance of such assigned obligations.

Section 21.03    Partnership Change in Control. Upon the occurrence of a Partnership Change in Control, Holdings shall provide Company with Notice of such Partnership Change in Control at least 60 Days prior to the effective date thereof. Within 180 days following receipt of such Notice, Company may elect to terminate this Agreement, effective no earlier than the effective date of such Partnership Change in Control.

Section 21.04    No Third-Party Rights. Except as expressly provided, nothing in this Agreement is intended to confer any rights, benefits or obligations to any Person other than the Parties and their respective successors and assigns.

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Section 21.05    Compliance with Laws. Each Party shall at all times comply with all Laws as are applicable to its performance of this Agreement.

Section 21.06    Severability. If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 21.07    Non-Waiver. The failure of either Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless the other Parties are so notified by such Party in writing. Any waiver by a Party of a default by any other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall not be deemed to be a waiver of such provision, condition, covenant or requirement, nor shall any such waiver in any manner release such other Party from the performance of any other provision, condition, covenant or requirement.

Section 21.08    Entire Agreement. This Agreement, together with all Exhibits attached hereto, constitutes the entire Agreement between the Parties relating to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.

Section 21.09    Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by both Parties.

Section 21.10    Survival. Any indemnification granted hereunder by one Party to the other Party or any provision hereof providing for any payment to any Party that has accrued at time of expiration or termination shall survive the expiration or termination of all or any part of this Agreement.

Section 21.11    Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement.

Section 21.12    Exhibits. The Exhibits identified in this Agreement are incorporated in this Agreement and constitute a part of this Agreement. If there is any conflict between this Agreement and any Exhibit, the provisions of the Exhibit shall control.

Section 21.13    Table of Contents; Headings; Subheadings. The Table of Contents and the headings and subheadings of this Agreement have been inserted only for convenience to facilitate reference and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

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Section 21.14    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

Section 21.15    Business Practices. Holdings shall use its best efforts to make certain that all billings, reports, and financial settlements rendered to or made with Company pursuant to this Agreement, or any revision of or amendments to this Agreement, will properly reflect the facts about all activities and transactions handled by authority of this Agreement and that the information shown on such billings, reports and settlement documents may be relied upon by Company as being complete and accurate in any further recording and reporting made by Company for whatever purposes. Holdings shall notify Company if Holdings discovers any errors in such billings, reports, or settlement documents.

Section 21.16    Right of First Offer. Company may not enter into any agreement with any Person other than Holdings with respect to rail unloading and delivery services in connection with the Ferndale Refinery without allowing Holdings a prior opportunity to offer to provide such services.

Section 21.17    Effect of Company Restructuring. If Company decides to restructure its supply, refining or sales operations at the Ferndale Refinery in such a way as could reasonably be expected to materially and adversely affect the economics of Company’s performance of its obligations under this Agreement, then the Parties will negotiate in good faith concerning a reduction in Company’s commitment or an exchange of the Terminal (whichever is adversely affected) for other assets not so affected.

[Signature page follows.]

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Signature Page/ Terminal Services Agreement
IN WITNESS WHEREOF, Holdings and Company have signed this Agreement as of the Effective Date.
PHILLIPS 66 HOLDINGS LLC
By:    Phillips 66 Partners LP,
Sole Member of Phillips 66 Partners Holdings LLC
By:    Phillips 66 Partners GP LLC
General Partner of Phillips 66 Partners LP

By:    ___________________________________
J.T. Liberti
Vice President and Chief Operating Officer

PHILLIPS 66 COMPANY

By:    ___________________________________
T.G. Taylor
President

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Exhibit A
Arbitration Procedure
Either Party may initiate dispute resolution procedures by sending a Notice to the other Party specifically stating the complaining Party’s Claim and by initiating binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators who shall be neutral, independent, and generally knowledgeable about the type of transaction which gave rise to the dispute. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, provided that the arbitrators shall include in their report/award a list of findings, with supporting evidentiary references, upon which they have relied in making their decision. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas.
Notwithstanding anything herein and regardless of any procedures or rules of the Center for Public Resources, it is expressly agreed that the following shall apply and control over any other provision in this Agreement:

(a)
All offers, conduct, views, opinions and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys and representatives, and by any mediator, are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall not be disclosed to any Person who is not an agent, employee, expert or representative of the Parties, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

(b)
Except to the extent that the Parties may agree upon selection of one or more arbitrators, the Center for Public Resources shall select arbitrators from a panel reviewed by the Parties. The Parties shall be entitled to exercise peremptory strikes against one-third of the panel and may challenge other candidates for lack of neutrality or lack of qualifications. Challenges shall be resolved in accordance with Center for Public Resource rules.

(c)
The Parties shall have at least twenty (20) Days following the close of hearing within which to submit a brief (not to exceed eighteen (18) pages in length) and ten (10) Days from date of receipt of the opponent’s brief within which to respond thereto.

(d)	The Parties expressly agree that the arbitrators shall not award punitive damages, consequential damages, or attorneys’ fees (except attorneys’ fees specifically authorized by the Agreement).

(e)	The fees and expenses of any mediator or arbitrator shall be shared equally by the Parties.

(f)	The Parties may, by written agreement (signed by both Parties), alter any time deadline or location(s) for meetings.
Time is of the essence for purposes of the provisions of this Exhibit.

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Exhibit D
FORM OF
SECOND AMENDMENT TO THE
OMNIBUS AGREEMENT
This Second Amendment (this “Second Amendment”) to the Omnibus Agreement (as amended, the “Omnibus Agreement”) by and among Phillips 66 Company (“Company”), on behalf of itself and the other Phillips 66 Entities (as defined in the Omnibus Agreement), Phillips 66 Pipeline LLC (“Pipeline”), Phillips 66 Partners LP (the “Partnership”), Phillips 66 Partners Holdings LLC (“Holdings”), Phillips 66 Carrier LLC (“Carrier”) and Philips 66 Partners GP LLC (the “General Partner”) is dated as of the 1st day of December, 2014.
WHEREAS, the Parties entered into that certain First Amendment to the Omnibus Agreement effective as of March 1, 2014; and
WHEREAS, the Parties seek to amend the Omnibus Agreement to include certain additional assets acquired by the Partnership in the fourth quarter of 2014.
NOW THEREFORE, for and in consideration of the forgoing, the mutual covenants, terms and conditions of the Agreement, as amended by this Second Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Unless otherwise noted, the capitalized terms used herein shall have the definitions set forth in the Omnibus Agreement.

2.	Section 1.01(aaa) of the Omnibus Agreement is hereby amended and restated in its entirety as follows:

“(aaa) “Services” means (a) the operational and administrative support services that Company and its Affiliates have traditionally provided in connection with the Assets (and in connection with any other assets acquired or developed by the Partnership Group from time to time), including the services listed on Schedule III to this Agreement, and (b) any other operational and administrative support services that the Parties mutually agree will be provided by Company and its Affiliates from time to time in support of the Assets and any other assets acquired or developed by the Partnership Group from time to time.”

3.	Section 4.01(a) of the Omnibus Agreement is hereby amended and restated in its entirety as follows:

“(a) Company agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner and for the Partnership Group’s benefit, the Services (such Services to be provided, to the extent applicable, in connection with the Assets and any other assets acquired or developed by the Partnership Group from time to time). As consideration for the Services, the Partnership will pay Company an operational and administrative support fee of $2,395,000.00 per Month (as adjusted pursuant to Section 4.01(b) and (c), the

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“Operational and Administrative Support Fee”), payable without discount no later than the 21st Day of the Month in which Services are rendered, provided that if such Day is not a Business Day, then the Partnership shall pay such amount without interest on the next Business Day. If the Effective Date is any day other than the first day of a Month, or if this Agreement is terminated on any day other than the last day of a Month, then the Operational and Administrative Support Fee for the relevant Month shall be prorated based on the ratio of the number of days in the relevant partial Month to the number of days in the relevant full Month.”

4.	This Second Amendment shall be effective as of December 1, 2014.

5.	Except as expressly set forth herein, all other terms and conditions of the Omnibus Agreement shall remain in full force and effect.

[Signature Pages Follow]

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Signature Page to Second Amendment to the Omnibus Agreement

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Second Amendment as of the date first above written.

PHILLIPS 66 COMPANY
By:
T.G. Taylor
President

PHILLIPS 66 PIPELINE LLC
By:
C.L. Brooks
Vice President

PHILLIPS 66 PARTNERS LP
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:
J.T. Liberti
Vice President and Chief Operating Officer

PHILLIPS 66 PARTNERS GP, LLC
By:
J.T. Liberti
Vice President and Chief Operating Officer

PHILLIPS 66 PARTNERS HOLDINGS LLC
By:	Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:
J.T. Liberti
Vice President and Chief Operating Officer

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PHILLIPS 66 CARRIER LLC
By:	Phillips 66 Partners Holdings LLC, Sole Member of Phillips 66 Carrier LLC
By:	Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:
J.T. Liberti
Vice President and Chief Operating Officer

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Exhibit E
FORM OF
SECOND AMENDMENT TO THE OPERATIONAL SERVICES AGREEMENT
This Second Amendment to the Operational Services Agreement (“Second Amendment”) is made and entered into as of the 1st day of December, 2014, by and between PHILLIPS 66 CARRIER LLC, a Delaware limited liability company (“Carrier”), PHILLIPS 66 PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Holdings”) and PHILLIPS 66 PIPELINE LLC, a Delaware limited liability company (“Operator”). Carrier and Holdings are collectively referred to herein as “Company.”
WITNESSETH:
WHEREAS, Company and Operator are parties to that certain Operational Services Agreement dated June 26, 2013, as amended by the First Amendment thereto effective as of March 1, 2014 (the “Operational Services Agreement”);
WHEREAS, Company is acquiring certain additional assets during the fourth quarter of 2014; and
WHEREAS, Company and Operator desire that Operator maintain, operate, manage and administer such assets for Company, and the parties hereto wish to amend the Operational Services Agreement accordingly.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Company and Operator, Company and Operator agree as follows:

1.	Unless otherwise noted, the capitalized terms used herein shall have the definitions set forth in the Operational Services Agreement.

2.	The First Amended Exhibit A to the Operational Services Agreement is hereby deleted in its entirety and replaced by the Exhibit A attached hereto.

3.	The First Amended Exhibit B to the Operational Services Agreement is hereby deleted in its entirety and replaced by the Exhibit B attached hereto.

4.	The First Amended Exhibit C to the Operational Services Agreement is hereby deleted in its entirety and replaced by the Exhibit C attached hereto.

5.	The First Amended Exhibit D to the Operational Services Agreement is hereby deleted in its entirety and replaced by the Exhibit D attached hereto.

6.	The First Amended Exhibit E to the Operational Services Agreement is hereby deleted in its entirety and replaced by the Exhibit E attached hereto.

7.	The First Amended Exhibit F to the Operational Services Agreement is hereby deleted in its entirety and replaced by the Exhibit F attached hereto.

8.	The First Amended Exhibit G to the Operational Services Agreement is hereby deleted in its entirety and replaced by the Exhibit G attached hereto.

9.	This Second Amendment shall be effective as of December 1, 2014.

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10.	Except as expressly set forth herein, all other terms and conditions of the Operational Services Agreement (including the exhibits attached thereto) shall remain in full force and effect.

[Signature page follows.]

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Signature Page to Second Amendment to the Operational Services Agreement

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be signed by their duly authorized officers as of the date first set forth above.

PHILLIPS 66 PIPELINE LLC
By:
C.L. Brooks
Vice President

PHILLIPS 66 CARRIER LLC
By:	Phillips 66 Partners Holdings LLC, Sole Member of Phillips 66 Carrier LLC
By:	Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:
J.T. Liberti
Vice President and Chief Operating Officer

PHILLIPS 66 PARTNERS HOLDINGS LLC
By:	Phillips 66 Partners LP, Sole Member of Phillips 66 Partners Holdings LLC
By:	Phillips 66 Partners GP, LLC, General Partner of Phillips 66 Partners LP
By:
J.T. Liberti
Vice President and Chief Operating Officer

-E 3-

Exhibit A
Description of Pipelines, Terminals and Storage Facilities
Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC, as amended from time to time:
Crude Oil Pipelines
Clifton Ridge to Lake Charles refinery - a 20” crude oil pipeline extending from the Clifton Ridge marine terminal to the Lake Charles Refinery, in Calcasieu Parish, Louisiana.
Pecan Grove to Clifton Ridge - a 12” crude oil pipeline extending from the Pecan Grove marine terminal to the Clifton Ridge marine terminal, in Calcasieu Parish, Louisiana.
Shell to Clifton Ridge - a 20” crude oil pipeline extending from Shell’s Houma to Houston pipeline to the Clifton Ridge marine terminal, in Calcasieu Parish Louisiana.
Refined Product Pipelines
Sweeny to Pasadena - a 12” refined products pipeline extending from the Sweeny Refinery, in Brazoria County, Texas to the Pasadena terminal, in Harris County, Texas.
Sweeny to Pasadena - a 18” refined products pipeline extending from the Sweeny Refinery, in Brazoria County, Texas to the Pasadena terminal, in Harris County, Texas.
Wood River to Hartford - a 12” refined products pipeline extending from the Wood River Refinery, in Madison County, Illinois to the Hartford terminal, in Madison County, Illinois.
Hartford to Explorer - a 24” refined products pipeline extending from the Hartford terminal, in Madison County, Illinois to the Explorer Pipeline system in Madison County, Illinois.
Gold Line - a multi-diameter refined products pipeline system extending from the Rocky Station fence line at Phillips 66 Pipeline LLC’s Borger Products Terminal located in Borger, Texas, to terminal facilities located in Wichita, Kansas, Paola, Kansas, Kansas City, Kansas, Jefferson City, Missouri and Cahokia, Illinois.
Cross Channel Connector - a 20” refined products pipeline extending from the Pasadena Terminal in Pasadena, Texas, to terminal facilities located at Kinder Morgan’s Pasadena Terminal and the Galena Park Station in Galena Park, Texas, and terminating at the Holland Avenue Junction in Galena Park, Texas.

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Terminals
Hartford Terminal. Hartford Terminal is located at or near Hartford, Illinois. The facility consists of a two-bay truck rack with 17,000 barrels of active terminaling capacity, 13 above-ground storage tanks with approximately 1.1 million barrels of total storage capacity. The Hartford barge dock consists of a single-berth barge loading facility, approximately 0.8 miles of 8-inch pipeline and approximately 0.8 miles of 14-inch pipeline from the Hartford terminal to the Hartford barge dock for delivery.
Pasadena Terminal. Pasadena Terminal is located at or near Pasadena, Texas and consists of a five-bay truck rack and tankage with 65,000 barrels per day of active terminaling capacity, 22 above ground storage tanks with approximately 3.2 million barrels of total storage capacity and a vapor combustion unit.
Clifton Ridge Terminal. Clifton Ridge Terminal is located at or near Sulphur, Louisiana and consists of a single-berth ship dock, 12 above-ground storage tanks with approximately 3.4 million barrels of total storage capacity and a truck offloading facility.
Pecan Grove Terminal. Pecan Grove terminal is adjacent to the Clifton Ridge Terminal. The facility consists of a single-berth barge dock and three above-ground storage tanks with 142,000 barrels of total storage capacity.
Wichita North Terminal. Wichita North Terminal is located in Wichita, Kansas adjacent to the Gold Line pipeline system. It consists of a two bay truck rack with 12,000 barrels of total storage capacity.
Paola Terminal. Paola Terminal is located in Paola, Kansas adjacent to the Gold Line pipeline system. It consists of 98,000 barrels of total storage capacity.
Kansas City Terminal. Kansas City Terminal is located in Kansas City, Kansas adjacent to the Gold Line pipeline system. It consists of a five bay truck rack with 66,000 barrels of total storage capacity.
Jeff City Terminal. Jeff City Terminal is located in Jefferson City, Missouri adjacent to the Gold Line pipeline system. It consists of a two bay truck rack with 16,000 barrels of total storage capacity.
East St. Louis Terminal. East St. Louis Terminal is located in Cahokia, Illinois adjacent to the Gold Line pipeline system. It consists of a six bay truck rack with 78,000 barrels of total storage capacity.
Bayway Terminal. Bayway Terminal is located in Linden, New Jersey adjacent to the Bayway Refinery. It consists of a four-track, 120 rail car crude oil receiving facility with a planned unloading capacity of 75,000 barrels per day that delivers crude oil to storage tanks at the adjacent refinery.
Ferndale Terminal. Ferndale Terminal is located in Ferndale, Washington adjacent to the Ferndale Refinery. It consists of a two-track, 54 rail car crude oil receiving facility with a planned unloading capacity of 30,000 barrels per day that delivers crude oil to storage tanks at the adjacent refinery.

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Storage Facilities
Medford Storage Spheres. Medford Storage Spheres are two above ground storage facilities located at the Central Division pipeline facility in Medford, Oklahoma. The working capacity of each sphere is 35,000 barrels, and the spheres are capable of receiving and storing natural gas liquids and petrochemicals, including refinery grade propylene.
Storage Tank Nos. 1001, 1002 and 1004 at the Wichita North Terminal. These storage tanks have a nominal shell capacity of 107,000 barrels, 107,000 barrels, and 108,000 barrels, respectively.
Storage Tank Nos. 8005 and 8010 at the Kansas City Terminal. These storage tanks have a nominal shell capacity of 80,000 barrels and 101,000 barrels, respectively.
Storage Tank Nos. 1503, 2001, 1302 at the East St. Louis Terminal. These storage tanks have a nominal shell capacity of 172,000 barrels, two hundred thousand 200,000 barrels and 135,000 barrels, respectively.
Storage Tank No. 4901 at the Paola Terminal. This storage tank has a nominal shell capacity of 98,000 barrels.
Storage Tank Nos. 6813 and 6818 at the East St. Louis Terminal. Each of these storage tanks has a nominal shell storage capacity of 80,000 barrels.

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Exhibit B
Maintenance Services

Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC, as amended from time to time:

(a)	Day-to-day routine and emergency supervision, administrative liaison and related services required in connection with the maintenance and repair of the Pipelines and Terminals.

(b)	Provision of communications, inspection, surveillance, flow control, corrosion control, and monitoring.

(c)
Maintenance and repair of the Pipelines and Terminals within such maintenance/repair parameters and specifications as may be in accordance with sound engineering and maintenance practices and applicable Laws.

(d)
Implementation of a preventative maintenance program for the Pipelines and Terminals, including, without limitation, periodic testing, adjustment and maintenance of the Pipelines and Terminals, in each case in accordance with prudent maintenance practices and applicable Laws.

(e)
Implementation of a tank maintenance and integrity program for the Pipelines and Terminals, including, without limitation, periodic testing, maintenance, repair and/or replacement in each case in accordance with prudent maintenance practices and applicable Laws.

(f)
Implementation of a marine facility maintenance and integrity program for the Terminals, including, without limitation, dredging, maintenance, repair, and/or replacement in each case in accordance with prudent maintenance practices and applicable Laws.

(g)
Preparation and retention of appropriate records and logs as required by applicable Laws and that a prudent provider of maintenance services would maintain regarding the Pipelines and Terminals, which records and logs shall be made available to Company upon request.

(h)	Reconstruction, reconditioning, overhaul or replacement of the Pipelines and Terminals.

(i)
Establishment of safety, health, environmental, training, emergency response, spill response and other programs in connection with the maintenance and repair of the Pipelines and Terminals, in each case as may be required by prudent maintenance practices or under applicable Laws.

(j)
Providing technical services for purposes of trouble-shooting problems, improving Pipeline and Terminal performance, upgrading the Pipelines and Terminals, repairing the Pipelines and Terminals or meeting regulatory or safety requirements.

(k)
Maintaining compliance with all applicable federal, state and local environmental, health and safety Laws; in addition, conducting all environmental investigation and remediation activities, as required by federal, state and local environmental Laws and/or prudent business practices.

(l)	Facilitate the acquisition of all materials (including spare parts inventories), equipment, services, supplies and labor necessary for the maintenance and repair of the Pipelines and Terminals.

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(m)	Perform all planning, design and engineering functions related to the maintenance and repair of the Pipelines and Terminals; selecting contractors and material suppliers for such activities.

(n)	Advise Company of major plans or significant changes in the maintenance or repair of the Pipelines and Terminals.

(o)
Close Pipeline valves in connection with a response to any emergency affecting the Pipelines. The Pipelines shall remain down until such time that it is determined safe by Company (in consultation with Operator) to resume operation. For normal scheduled maintenance, Operator will provide Company with sufficient advance Notice for Company’s planning purposes.

(p)	Prepare excavation plans for Pipeline right-of-way work, and advise Company of any right-of-way work which could threaten the integrity of the Pipelines.

(q)	Such other Pipeline and Terminal maintenance, repair and related services as Company may request from time to time.

(r)
The Maintenance Services to be performed by Operator hereunder shall include, but shall not be limited to, Pipeline repairs, Terminal repairs, aerial pipeline patrols, population density counts, right-of-way maintenance, gas leakage surveys, pipeline pigging operations, cathodic protection work as required by all governmental regulatory agencies, tank cleaning, tank repair and truck rack maintenance. Operator will maintain suitable meter station, valve inspection and meter proving maintenance programs. Any operating or maintenance deficiencies so discovered in the Pipelines or Terminals, or any appurtenances thereto, will be corrected by Operator. Operator will provide inspectors for monitoring work performed by others in the vicinity of the Pipelines and Terminals.

(s)
Right-of-Way maintenance shall include, but not be limited to, filling of washes, mowing weeds and brush, and repair fences. In all cases where Company’s Pipelines are exposed above the ground, fences, barricades or other suitable protection shall be erected to protect the Pipelines and associated equipment from damage due to mowers, trucks or other vehicles. In the event that any known excavation is to be performed in the vicinity of Company’s Pipelines by Operator or third parties, Operator shall locate, flag and identify the pertinent lines. Operator shall also provide a qualified inspector on-site during periods of construction activity. If a Company Pipeline should be damaged, a prompt report shall be forwarded to Company describing the incident, extent of damage, and recommended course of action.

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Exhibit C
Operating Services

Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC, as amended from time to time:

(a)	Day-to-day routine and emergency supervision of the operation of the Pipelines and Terminals.

(b)
Operation of the Pipelines and Terminals’ pump stations and other facilities within such operating parameters and specifications as may be in accordance with sound engineering and operating practices and applicable Laws.

(c)
Preparation and retention of appropriate records and logs as required by applicable Laws and that a prudent provider of operating services would maintain regarding the Pipelines and Terminals, which records and logs shall be made available to Company upon request.

(d)
Operator shall perform monitoring and control services (SCADA) for the Pipelines. Operator shall be responsible for the maintenance of the Pipeline meter station equipment required for performance of monitoring and control services, product analysis, and custody transfer measurements in accordance with Company requirements and/or generally accepted industry practices.

(e)
Operator shall conduct the actual operations and maintenance of the Pipelines and Terminals in accordance with the directions for product and feedstock movements given by Company, and shall employ such of its own or outside personnel as may be necessary to perform this operation and maintenance.

(f)
Determine net volume received and delivered by utilizing measurement facilities comprised of components of standard make, installed, operated and maintained in accordance with the latest edition of the American Petroleum Institute Manual of Petroleum Measurement Standards and standard industry practices, and reconcile book inventory with actual inventory.

(g)
Payment of damages in accordance with Section 2.06 of the Agreement occurring as a result of, or settlement of, claims made in connection with the Pipelines and Terminals and Operator’s operation, maintenance and repair activities.

(h)
Operator shall include the operation of the Pipeline meter stations including calibration of measurement and product analysis equipment, operation of booster pumps, providing custody measurement as required by Company and the coordination of product and feedstock movements as directed by Company. Operator will provide sufficient on-the-job and outside training to its employees and contractors operating and maintaining the Pipelines and Terminals for the operation thereof in a safe and efficient manner in accordance with applicable Operator and governmental rules and regulations and Laws. Operator shall prepare, file and renew, as applicable, all operating licenses and/or permits as directed by Company. Operator shall also be responsible for arranging for payment of any fees in regard to operation of the Pipelines and Terminals.

(i)
Operator will close Pipeline valves in connection with a response to any emergency involving the Pipelines. The Pipelines shall remain down until such time as it is deemed safe by Company (in consultation with Operator) to resume operation.

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(j)
Operation of the Terminals’ rail car receiving facilities within such operating parameters and specifications as may be in accordance with sound engineering and operating practices and applicable Laws.

(k)
Perform rail car inspections at Terminals, where applicable. For rail cars owned by Operator or its Affiliates, perform onsite running repairs on the following: break shoes and keys, air hose and air hose hangers, end running board welds, end still weld and loose platforms, knuckles, lock blocks, thowers, pins, cotter key replacement in break rigging, replacement of top and bottom outlet cover secure chains, replacement and/or securing of appliance bolts, securing of bottom and top railing, air hose replacement, tool tighten and torque packing nuts, manway gaskets, handhold, sill steps and end and side rails.

(l)	Such other operating services as Company may request from time to time.

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Exhibit D
Administrative Services

Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC, as amended from time to time:

(a)	As directed by Company, preparation, filing and renewal, as applicable, of tariffs with FERC and/or state agencies.

(b)
As directed by Company, preparation and filing of permits, permit updates, and other documents required by any regulatory body or government agency, federal, state or local, if any, having jurisdiction over Operator, Company or their respective businesses.

(c)	Maintain fixed asset records of the Pipelines, Terminals and/or other regulated pipeline systems or terminals that Operator may operate upon request by Company and acceptance by Operator.

(d)	Product quality and assurance.

(e)	Such other administrative services as Company may request from time to time.

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Exhibit E
Construction Services

Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC, as amended from time to time:

(a)	Construction, reconstruction, reconditioning, overhaul and replacement of Pipelines and Terminals and their related facilities.

(b)	Provide such oversight and management services as may be necessary in connection with the activities described in item (a) above.

(c)	Perform all planning, design and engineering functions related to the activities described in item (a) above as may be necessary.

(d)	Facilitate the acquisition of all materials, equipment, services, supplies and labor necessary for and related to the activities described in item (a) above.

(e)	Prepare and/or assist in the preparation of capital project (AFE) documents for approval by Company.

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Exhibit F
Accounting Procedures

Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC, as amended from time to time:

This Exhibit shall govern the Accounting Procedures with regard to the billing and/or reimbursement of costs incurred by Operator in connection with the performance by Operator of the Services pursuant to the Agreement. These Accounting Procedures shall be effective from the date hereof until replaced or modified by mutual agreement of the Parties.

1.	General Provisions

(a)	Statements and Billings. Operator shall record Company’s financial transactions resulting from the Agreement in Operator’s financial system and allow Company to access its records in that system.

(b)	Payments by Company. Company shall pay all charges from Operator in accordance with Section 3.05 of the Agreement.

(c)
Adjustments. Except as otherwise provided in the Agreement, the actual payment of any such bills shall not prejudice the right of Company to protest or question the correctness or appropriateness thereof; provided, however, that all bills and statements rendered to Company during any calendar Year shall conclusively be presumed to be true and correct after twenty-four (24) Months following the end of any such calendar Year, unless prior to the end of said twenty-four (24) Month period Company takes written exception thereto and makes a claim against Operator for adjustment.

(d)
Financial Records. Operator shall maintain accurate books and records in accordance with GAAP (as may be modified by FERC requirements) and in accordance with the prescribed accounting requirements or system of accounts mandated by any regulatory body or government agency, both federal and state, if any, having jurisdiction over Operator, Company, or their respective businesses.

2.     Determination of Costs, Expenses and Expenditures. Subject to the limitations and determinations hereinafter prescribed and the provisions of the Agreement, Operator shall be reimbursed for all costs, expenses, expenditures and fees by or on behalf of Operator in connection with the provision of the Services. Such reimbursement shall include any necessary Direct Costs (as defined in Paragraph 3 below) and the applicable portion of the Management Fee (as defined in the Omnibus Agreement).

(a)
It is the intent of the Parties that Services provided by employees of Operator shall be budgeted and billed by Operator on a Direct Cost basis pursuant to Section 3.03(a) of the Agreement to the extent that is feasible to measure and account for the Services directly provided by such employees to Operator by means of time sheets or other methods approved by Company. Direct Costs billed to Company shall normally include field

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operation and maintenance personnel, administrative personnel supporting Company on a full time or near full time basis, and Home Office personnel (such as engineering and drafting personnel) typically assigned directly to Company-related projects whose time is accounted for by time sheets or other methods approved by Company.

(b)
It is the intent of the Parties that routine, ongoing Services (Home Office Overhead, General and Administrative Costs (hereinafter “G&A Costs”)) benefiting Company that are not feasible to measure and account for on a Direct Cost basis shall be billed by Operator as part of the Operational and Administrative Services Fee under the Omnibus Agreement.

(c)
It is the intent of the Parties that any G&A Costs associated with Company capital projects be billed as a Direct Cost and submitted as a line item on capital appropriations submitted by Operator to Company for approval. Such G&A Costs shall not be included in the Operational and Administrative Services Fee under the Omnibus Agreement.

(d)
Operator reserves the right to submit for Company review and approval unusual G&A Costs that do not fit normal business billing patterns. Such costs might be for items that in Operator’s judgment are outside the scope of the Administrative Fee work such as engineering and drafting. (An example of this might be Operator’s attorney devoting several weeks exclusively to Company to handle a Company related issue.)

3.    Direct Costs. Reimbursement of Operator shall include, but shall not be limited to, the right to reimbursement for the following Direct Costs:

(a)	Labor and Benefits.

i.
Salaries and wages of Operator’s employees (or employees of Operator’s Affiliate) directly assigned to the operation, maintenance, project work, or other work relating to Company’s Pipelines and Terminals, including that portion of such employees’ time related to ancillary activities such as training required by Operator, and in any other activities required of Operator pursuant to the Agreement.

ii.
Operator’s costs of all payroll taxes, and benefits and allowances and any other payment paid or contributed by Operator which is measured by Operator’s employees’ compensation; the above to include without limitation F.I.C.A., Operator’s costs of holiday, vacation, sickness and disability and other customary allowances, Operator’s current costs of established plans for employees’ group life insurance, hospitalization, retirement, stock purchase, and other benefit plans of a like nature. Such costs will be charged on a percentage assessment rate on the amount of salaries and wages chargeable to Company under Paragraph 3(a)(i) above. The percentage assessment rate shall be based on Operator’s actual cost experience. Company payment to Operator for Operator’s workers’ compensation insurance premium is provided for in Paragraph 3(h) below and not in this Paragraph 3(a)(ii).

(b)
Plant, Property and Equipment. The cost of plant, property and equipment purchased, leased or rented from suppliers and vendors expressly for the purpose of providing Services to Company under the Agreement.

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(c)
Materials, Supplies, Tools and Miscellaneous Equipment. Any materials, supplies, tools and miscellaneous equipment purchased or furnished by Operator for the benefit of Company shall be priced at cost. Equipment provided by Company warehouse shall be priced at replacement value. For equipment or materials that are transported to a location by Operator for the benefit of Company, any costs or expenses incurred by Operator in connection therewith shall be reimbursed at cost. Operator shall make reasonable efforts to ensure costs for such materials, supplies, tools and miscellaneous equipment are compatible with industry norms.

(d)
Reimbursable Expenses of Employees. Operator shall bill Company for reasonable personal expenses of its (or its Affiliates’) employees whose salaries, wages and labor costs are chargeable under Paragraph 3(a)(i) above. Such reasonable personal expense shall include out-of-pocket expenditures incurred by employees in the performance of their duties on behalf of Company and which were reimbursed under the terms of Operator’s official policy governing reimbursable employee expenses.

(e)
Autos, Trucks and Heavy Mobile Work Equipment. All automotive, truck and other mobile equipment shall be charged on a direct charge basis that is consistent with Operators practices in charging such costs to its own facilities. When a driver or operator is furnished with any such equipment, the rental rate of such equipment shall not include wages and expenses of the driver or operator if they will be charged separately.

(f)	Permits, Licenses and Bond. Cost of permits, licenses and bond premiums necessary to perform and provide Services for the Pipelines and Terminals.

(g)
Outside Services. The cost of outside services and expertise, including but not limited to engineering, fees from consultants on regulatory matters, provided that the outside services rendered were for the benefit of Company under the Agreement, including the cost of contract services required or necessary in the opinion of Operator in connection with the provision of the Services. Operator shall make reasonable efforts to ensure costs for such services are competitive with industry norms.

(h)
Insurance. Workers’ compensation insurance premiums paid or allocated as respects Operator’s employees performing Services under the Agreement, not to exceed state manual rates for such insurance on a guaranteed cost basis and charged as an amount per $100 of payroll.

(i)	Utilities, Communication and Power. All costs incurred by Operator on behalf of Company for utility, communication and power services, plus fuel costs.

(j)
Maintenance and Repair. All costs incurred to maintain the Pipelines and Terminals and related facilities, periodically inspect the Pipelines and Terminals for damages or other conditions that could affect the safe, efficient and economical operation of the Pipelines and Terminals, and perform such repairs to the Pipelines and Terminals as may be required.

(k)
Legal Expenses and Claims. (i) All costs and expenses, net of insurance proceeds, of handling, investigating and settling litigation or Claims arising by reason of the provision of the Services, or necessary to protect or recover any of Company’s property, including, but not limited to, attorneys fees, court costs, cost of investigation or procuring evidence and any judgments paid or amounts paid in settlement or satisfaction of any such litigation or claims. (Note: a “baseload” level of in-house legal assistance for Company

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is provided and is included by Operator in the Operational and Administrative Services Fee under the Omnibus Agreement.)

(l)
Damages and Losses to Pipelines and Terminals. To the extent not covered by insurance, all costs or expenses necessary for the repair or replacement of the Pipelines and Terminals made necessary because of damages or losses incurred by fire, floods, earthquake, storm, theft, chemicals spills, accident, or other cause, except those costs or expenses which Operator is liable for pursuant to Article VI of the Agreement to which this Exhibit is attached. Operator shall furnish Company Notice of damages or losses incurred as soon as practicable after a report thereof has been received.

(m)	Right-of-Way Costs. The costs of rights-of-way and land purchases, damages and appraisals, and legal, regulatory and permit fees specifically related thereto.

(n)
Taxes. All Taxes of every kind and nature assessed or levied upon or incurred in connection with the Pipelines and Terminals that have been paid by Operator for the benefit of Company, including any charges or penalties for late payment thereof, provided such late charge or fee did not arise from Operator’s gross negligence of willful misconduct in the filing and payment of the appropriate Tax.

(o)	Regulatory Costs. The cost of complying with mandated regulatory programs, including, but not limited to, DOT operator qualification training.

(p)
Other Expenditures. Any other expenditure not covered or dealt with in the foregoing provisions of Paragraphs 3(a) through (o), and that is incurred by Operator in the necessary and proper conduct of the Services, and that may be captured and billed to Company on a Direct Cost basis.

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Exhibit G
Arbitration Procedure
Attached to and made a part of that certain Operational Services Agreement, dated June 26, 2013, by and among Phillips 66 Carrier LLC, Phillips 66 Partners Holdings LLC and Phillips 66 Pipeline LLC, as amended from time to time:

Either Party may initiate dispute resolution procedures by sending a Notice to the other Party specifically stating the complaining Party’s Claim and by initiating binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators who shall be neutral, independent, and generally knowledgeable about the type of transaction which gave rise to the dispute. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, provided that the arbitrators shall include in their report/award a list of findings, with supporting evidentiary references, upon which they have relied in making their decision. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas.
Notwithstanding anything herein and regardless of any procedures or rules of the Center for Public Resources, it is expressly agreed that the following shall apply and control over any other provision in the Agreement:

(a)
All offers, conduct, views, opinions and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys and representatives, and by any mediator, are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall not be disclosed to any Person who is not an agent, employee, expert or representative of the Parties, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

(b)
Except to the extent that the Parties may agree upon selection of one or more arbitrators, the Center for Public Resources shall select arbitrators from a panel reviewed by the Parties. The Parties shall be entitled to exercise peremptory strikes against one-third of the panel and may challenge other candidates for lack of neutrality or lack of qualifications. Challenges shall be resolved in accordance with Center for Public Resource rules.

(c)
The Parties shall have at least 20 Days following the close of hearing within which to submit a brief (not to exceed 18 pages in length) and ten Days from date of receipt of the opponent’s brief within which to respond thereto.

(d)	The Parties expressly agree that the arbitrators shall not award punitive damages, consequential damages, or attorneys’ fees (except attorneys’ fees specifically authorized by the Agreement).

(e)	The fees and expenses of any mediator or arbitrator shall be shared equally by the Parties.

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(f)	The Parties may, by written agreement (signed by both Parties), alter any time deadline or location(s) for meetings.
Time is of the essence for purposes of the provisions of this Exhibit.

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Exhibit F
FORM OF
SHARED SERVICES AGREEMENT
(BAYWAY)
This Shared Services Agreement is made and entered into as of the Effective Date, by and between PHILLIPS 66 PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), and PHILLIPS 66 COMPANY, a Delaware corporation (“Operator”).
WITNESSETH:
WHEREAS, Holdings leases real property from Operator in Linden, New Jersey on which it owns a four-track, rail car receiving facility (the “Rail Rack”) capable of unloading crude oil and delivering it into tanks at Operator’s Bayway Refinery (the “Bayway Refinery”);
WHEREAS, certain of the facilities and equipment at the Rail Rack are used to provide services at the Bayway Refinery and Operator requested that Holdings provide, and Holdings agreed to provide, or cause to be provided, such services; and
WHEREAS, certain of the facilities and equipment at the Bayway Refinery are used to provide services at the Rail Rack and Holdings requested that Operator provide, and Operator agreed to provide, or cause to be provided, such services.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Holdings and Operator, Holdings and Operator agree as follows:
Article I        Defined Terms
1.01    Defined Terms. The following definitions shall for all purposes, unless clearly indicated to the contrary, apply to the capitalized terms used in this Agreement (as hereinafter defined):

(a)
“Affiliate” means with respect to any Person: (i) any other Person that beneficially owns, directly or indirectly, fifty percent (50%) or more of such Person’s stock or fifty percent (50%) or more of the ownership interest entitled to vote in such Person, or (ii) any other Person as to which fifty percent (50%) or more of the voting stock or fifty percent (50%) or more of the ownership interest entitled to vote therein, is beneficially owned, directly or indirectly, either by such Person or by an Affiliate of such Person as defined in clause (i) above. Other than solely for the purpose of Section 3.02(b), Holdings and Operator shall not be considered Affiliates of one another.

(b)
“Agreement” means this Shared Services Agreement, together with all exhibits attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

(c)
“Bankruptcy” means, with respect to any Person, that: (i) such Person (A) makes a general assignment for the benefit of creditors; (B) files a voluntary Bankruptcy petition; (C) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (D) files a petition or answer seeking for such Person,

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a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (E) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (A) through (D) of this clause (i); or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (ii) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced, and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or all or any substantial part of such Person’s properties has been appointed and 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

(d)	“Business Day” means any Day except for Saturday, Sunday or a legal holiday in the State of Texas.

(e)
“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual or consequential), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

(f)	“Claim Notice” has the meaning set forth in Section 4.04 hereof.

(g)
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(h)	“Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to Houston, Texas, local time.

(i)	“Effective Date” means December 1, 2014.

(j)	“Electrical Service” means the supply of electricity from a third party provider through Holdings’ electrical distribution system to the Bayway Refinery Tank Field.

(k)	“Force Majeure” has the meaning set forth in Section 6.02.

(l)	“Holdings” has the meaning set forth in the introductory paragraph.

(m)	“Holdings Indemnified Party” or “Holdings Indemnified Parties” has the meaning set forth in Section 4.01.

(n)	“Indemnified Party” or “Indemnified Parties” means the Holdings Indemnified Parties or the Operator Indemnified Parties, as applicable.

(o)	“Law” means any applicable constitutional provision, statute, act, code, law, regulation ordinance, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision or declaration.

(p)
“Material Default” means: (i) the failure of a Party to pay the other Party any material amount of money payable by that Party, except a failure related to a bona fide business dispute about the amount of such payment or the liability for such payment, not accompanied by a general failure by that Party to pay the amounts it owes under this Agreement, (ii) the general, continuing failure of a Party to perform its material obligations under this Agreement, except when excused by Force Majeure or by some other provision of this Agreement, and except a failure related to a bona fide dispute about any obligation, or

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(iii) with respect to a Service Provider, its failure to approve any budgetary expense or capital project involving any pipeline integrity, compliance or regulatory issue that the applicable Recipient, in its reasonable judgment, deems necessary or required by any Law.

(q)
“Month” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including, 0000 hours on the first Day of the following calendar month, according to Houston, Texas, local time.

(r)	“Non-Routine Work” has the meaning set forth in Section 2.03.

(s)	“Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to Houston, Texas, local time.

(t)
“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement in accordance with Article VII, or received from a Person who is not a Party.

(u)	“Operator” has the meaning set forth in the introductory paragraph.

(v)	“Operator Indemnified Party” or “Operator Indemnified Parties” has the meaning set forth in Section 4.01.

(w)	“Parties” means Holdings and Operator, collectively.

(x)
“Partnership Change of Control” means Phillips 66 Company, a Delaware corporation, ceases to Control the general partner of Phillips 66 Partners LP by virtue of any Affiliate of Phillips 66 Company being removed as the general partner of Phillips 66 Partners LP under the terms of the limited partnership agreement of Phillips 66 Partners LP.

(y)	“Party” means Holdings or Operator, individually.

(z)
“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body, and shall include any successor (by merger or otherwise) of such entity.

(aa)	“Potable Water Service” means the supply of potable water from a third party provider to the Rail Rack and the Bayway Refinery Tank Field.

(ab)	“Recipient” means the Party receiving a Service from a Service Provider.

(ac)	“Service Provider” means the Party providing, or causing to be provided, a Service to a Recipient.

(ad)	“Service” means any of the Services individually.

(ae)
“Services” means the Electrical Service, the Potable Water Service, the Stormwater Drainage System Service, the Stormwater Separation and Discharge System Service, and any other services described in Sections 2.01 and 2.02.

(af)
“Stormwater Drainage System Service” means use of the Rail Rack’s storm water detention basin and underground drainage system that collects storm water from the Tank Field and the Rail Rack. The Rail Rack’s storm water detention basin and underground drainage system shall be referred to as the “Stormwater Drainage System.” A depiction of the existing Stormwater Drainage System is provided on the attached Exhibit A.

(ag)
“Stormwater Separation and Discharge System Service” means use of the Bayway Refinery’s existing oil/water separator which processes the water collected from the Stormwater Drainage System and subsequently discharges the water to the surface pursuant to the Bayway Refinery’s existing permit. The oil/water separator and discharge facilities shall be referred to as the “Stormwater Separation and Discharge System.” A depiction of

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the existing Stormwater Separation and Discharge System is provided on the attached Exhibit A.

(ah)	“Tank Field” means Operator’s tank field located at 102 Lower Road in Linden, New Jersey, that is part of the Bayway Refinery. A depiction of the Tank Field is provided on the attached Exhibit A.

(ai)
“Year” means a period of three hundred sixty five (365) consecutive Days, commencing on the date hereof, and it shall also include each successive three hundred sixty five (365) Day period; provided, however, that any Year that contains a date of February 29 shall consist of three hundred sixty six (366) Days.

1.02    Terms Generally. The definitions in Section 1.01 shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and exhibits shall be deemed references to Articles and Sections of, and exhibits to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any federal, state or local statute, act, code or other Law shall be deemed also to refer to all rules, regulations and directives promulgated thereunder (and to any successor provision).

Article II    Services to be Provided

2.01    Services to be Provided by Holdings to Operator. During the term of this Agreement, and subject to the terms and conditions herein, Holdings agrees to provide, or cause to be provided, the following Services to Operator:

(a)
Electrical Service. Electrical Service for the Bayway Refinery Tank Field shall be contracted for by Holdings and the third party provider shall submit the invoices to Holdings. Operator shall reimburse Holdings for Operator’s portion of the Electrical Service expenses invoiced to Holdings by the third party provider.

(b)
Potable Water Service. Potable Water Service for the diesel storage tank operation at the Tank Field and at the Rail Rack shall be contracted for by Holdings and the third party provider shall submit the invoices to Holdings. Operator’s use of potable water is currently for tank maintenance and firewater. Holdings will provide Potable Water Service to Operator as needed. In the event Holdings receives an invoice from its third party provider that reflects a non-routine level of Potable Water Service to Operator, Holdings will use commercially reasonable efforts to determine in good faith the extent to which the Potable Water Service expense was due to Operator’s use. Operator shall reimburse Holdings for Operator’s portion of the additional Potable Water Service expenses actually invoiced to Holdings.

(c)
Stormwater Drainage System Service. The Stormwater Drainage System for the Bayway Refinery Tank Field and the Rail Rack shall be owned, operated and maintained by Holdings. Holdings will provide Stormwater Drainage System Service to Operator as needed for availability and routine use of the Stormwater Drainage System to collect and drain stormwater from the Tank Field. Operator shall reimburse Holdings for Operator’s portion of all incident-related costs involving the Stormwater Drainage System incurred by Holdings.

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(d)
Unless otherwise specifically identified herein, as between Operator and Holdings, all costs of operating, maintaining, repairing, and replacing assets located at or used in the operation of the Rail Rack shall be borne by Holdings.

2.02    Services to be Provided by Operator to Holdings. During the term of this Agreement, and subject to the terms and conditions herein, Operator agrees to provide, or cause to be provided, the following Services to Holdings:

(a)
Stormwater Separation and Discharge System Service. The Stormwater Separation and Discharge System Service for the Bayway Refinery Tank Field and the Rail Rack shall be owned, operated and maintained by Operator. Holdings shall pay Operator a fixed monthly fee of $1,400 for use of the Stormwater Separation and Discharge System to process and discharge stormwater collected by Holdings’ Stormwater Drainage System. Holdings shall reimburse Operator for Holdings’ portion of all incident-related costs involving the Stormwater Separation and Discharge System incurred by Operator. Operator shall be responsible for the maintenance of any permits required for the surface discharge of the water.

(b)
Unless otherwise specifically identified herein, as between Operator and Holdings, all costs of operating, maintaining, repairing, and replacing assets located at or used in the operation of the Bayway Refinery shall be borne by Operator.

2.03    Maintenance, Repair or Replacement. In the event the cost of any maintenance, repair or replacement of any facilities or equipment that is necessary to perform the Services equals or exceeds $50,000.00, and such maintenance, repair or replacement is not part of the Services (the “Non-Routine Work”), the applicable Service Provider shall seek prior approval from the applicable Recipient of its proportionate share of the cost of such Non-Routine Work before performing any work on such facilities or equipment. If the Recipient gives its approval of such costs, the Service Provider will undertake, or cause to be undertaken, the Non-Routine Work and the Parties shall work together to design and implement a mechanism to allow the Service Provider to recover over time the Recipient’s proportionate share of the costs incurred by the Service Provider in undertaking such maintenance, repair or replacement. In the event the Recipient does not give its approval for the Non-Routine Work and the Service Provider reasonably determines that such Non-Routine Work is necessary to provide any of the Services, then the Service Provider may discontinue the applicable Service effective no earlier than 60 Days following delivery of Notice to the Recipient. The Parties agree that (a) they will abide by, and shall cause each applicable Service Provider to abide by, at a minimum, the safety requirements provided by Operator and Holdings from time to time with respect to the Tank Field and the Rail Rack, respectively, and (b) all Non-Routine Work will be performed in compliance with applicable Laws.

2.04    Emergency. In the event of an emergency situation requiring immediate Non-Routine Work, the applicable Service Provider shall perform, or cause to be performed, any work necessary to address or resolve the emergency situation. To the extent any such Non-Routine Work will involve the expenditure of $50,000.00 or more, the Service Provider shall promptly notify the applicable Recipient of the emergency situation requiring such Non-Routine Work.

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2.05    Laws. If new Laws require a Service Provider to make substantial and unanticipated expenditures in connection with the provision of the Services, the applicable Recipient will reimburse such Service Provider for such Recipient’s proportionate share of the costs incurred by such Service Provider in complying with such Laws or, at such Recipient’s option and if the Parties agree, an alternate mechanism will be adopted to allow such Service Provider to recover over time such Recipient’s proportionate share of the costs incurred by such Service Provider in complying with such Laws.
2.06    Records of Services. Each Service Provider shall maintain a true and correct set of records pertaining to all activities relating to its performance of the Services and any work hereunder. Each Service Provider agrees to retain all such records for a period of time not less than two (2) Years following the end of the calendar Year in which the applicable Services or Non-Routine Work was performed. Each Recipient, or its authorized representative or representatives, shall have the right during the applicable Service Provider’s Normal Business Hours, to audit, copy and inspect, at such Recipient’s sole cost and expense, any and all records of such Service Provider relating to its performance of its obligations hereunder (but not any other books and records of such Service Provider). Audits shall not be commenced more than once by such Recipient during any calendar Year and shall be completed within a reasonable time frame not to exceed thirty (30) Days. Each Recipient may request information from any applicable Service Provider’s books and records relating to the obligations hereunder from time to time and such requests shall not constitute an audit for that calendar Year. Each Recipient shall have two (2) Years after the end of a calendar Year during which to conduct an audit of any applicable Service Provider’s books and records for such calendar Year, and any Claim arising out of or based in whole or in part on the information produced or obtained by the performance of any such audit must be made, if at all, within such two (2) Year period.
2.07    Manner of Performing/Providing Services. The Services shall be performed and provided in an efficient and prudent manner with the same degree of diligence and care that the applicable Service Provider would exercise in providing, or causing to be provided, similar services with respect to its own operations and in all respects in accordance with all applicable Laws relating to the applicable Recipient and such Service Provider. Each Service Provider shall provide, or shall cause to have provided, the Services to be provided by it hereunder in a safe, professional and economical manner and shall advise the applicable Recipient in a timely fashion of all matters of significance that could affect the safety or economics relating to such Services so that such Recipient can make appropriate decisions with respect thereto.
Article III    Financial Accounting and Billing Practices

Section 3.01    Monthly Statement.
Promptly after the end of each Month during the Term of this Agreement, each Service Provider shall provide the applicable Recipient with a statement showing the previous Month’s expenses incurred for the Services provided by such Service Provider to such Recipient.

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Section 3.02     Payment.

(a)
Payment of the amount(s) identified on each Monthly statement provided to a Recipient pursuant to Section 3.01 shall be due, without discount, on the later of (i) two Business Days after such Monthly Statement is received and (ii) the 22nd Day of the Month in which such Monthly statement is received, provided that if such Day is not a Business Day, then such payment shall be due, without interest, on the next Business Day. Any amount not paid by the due date shall bear interest at the rate of the lesser of 1.5% per Month and the maximum rate allowed by Law for each Month or portion of a Month thereafter during which such amount remains unpaid.

(b)
All payments shall be made to the applicable Service Provider by automated clearing house to an account specified by such Service Provider from time to time, provided that as long as such Service Provider is an Affiliate of the applicable Recipient, the Parties may settle such Recipient’s financial obligations to such Service Provider through such Recipient’s normal interaffiliate settlement processes. Any bank charges incurred by such Recipient in remitting funds by automated clearing house shall be for such Recipient’s account. Acceptance by a Service Provider of any payment from a Recipient for any charge or service after termination or expiration of this Agreement shall not be deemed to be a renewal of this Agreement or a waiver by such Service Provider of any default by such Recipient hereunder.

(c)
If any Recipient reasonably disputes any Monthly statement, in whole or in part, such Recipient shall promptly notify the applicable Service Provider in writing of the dispute and shall pay the undisputed portion according to the terms of this Section 3.02, and shall promptly seek to resolve the dispute including, if necessary, by arbitration as provided in Article X. An arbitral panel may award reasonable interest on any unpaid amount determined to have been due to such Service Provider but withheld in good faith.

3.03    Taxes. All Services provided pursuant to this Agreement are provided exclusive of any applicable New Jersey sales or use tax. Any applicable sales/use tax will be billed separately on the invoice and is the responsibility of the Recipient of the Service.

Article IV    Liability Standard and Indemnification

4.01    Liability Standard.

(a)
Notwithstanding anything herein to the contrary, Holdings shall only be liable to Operator for gross negligence or willful or wanton misconduct in the performance of its obligations hereunder, AND NEITHER HOLDINGS NOR SUCH OF ITS AFFILIATES OR AGENTS AS IT SHALL APPOINT TO PERFORM DUTIES HEREUNDER OR THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS, TRANSFEREES AND ASSIGNEES (EACH, A “HOLDINGS INDEMNIFIED PARTY” AND COLLECTIVELY, THE “HOLDINGS INDEMNIFIED PARTIES”) SHALL BE LIABLE TO OPERATOR OR PERSONS WHO HAVE ACQUIRED INTERESTS IN OPERATOR, WHETHER AS PARTNERS, ASSIGNEES OR OTHERWISE, FOR ERRORS IN JUDGMENT OR

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FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT, IT BEING THE INTENTION OF THE PARTIES THAT THE HOLDINGS INDEMNIFIED PARTIES SHALL NOT BE LIABLE FOR THEIR OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT) (SOLE, PARTIAL OR CONCURRENT).

(b)
Notwithstanding anything herein to the contrary, Operator shall only be liable to Holdings for gross negligence or willful or wanton misconduct in the performance of its obligations hereunder, AND NEITHER OPERATOR NOR SUCH OF ITS AFFILIATES OR AGENTS AS IT SHALL APPOINT TO PERFORM DUTIES HEREUNDER OR THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS, TRANSFEREES AND ASSIGNEES (EACH, AN “OPERATOR INDEMNIFIED PARTY” AND COLLECTIVELY, THE “OPERATOR INDEMNIFIED PARTIES”) SHALL BE LIABLE TO HOLDINGS OR PERSONS WHO HAVE ACQUIRED INTERESTS IN HOLDINGS, WHETHER AS PARTNERS, ASSIGNEES OR OTHERWISE, FOR ERRORS IN JUDGMENT OR FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT, IT BEING THE INTENTION OF THE PARTIES THAT THE OPERATOR INDEMNIFIED PARTIES SHALL NOT BE LIABLE FOR THEIR OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT) (SOLE, PARTIAL OR CONCURRENT).

4.02    Indemnification.

(a)
FROM AND AFTER THE DATE OF THIS AGREEMENT, OPERATOR SHALL INDEMNIFY AND HOLD HARMLESS THE HOLDINGS INDEMNIFIED PARTIES FROM, AGAINST AND IN RESPECT OF ANY AND ALL CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON OTHER THAN OPERATOR ARISING FROM, RELATING TO, OR ASSOCIATED WITH THE PERFORMANCE OR PROVISION OR FAILURE TO PERFORM OR PROVIDE BY HOLDINGS ANY OF THE SERVICES OR THE FAILURE BY HOLDINGS TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT IN EACH CASE REGARDLESS OF WHETHER ANY SUCH CLAIM RESULTS FROM THE NEGLIGENCE (SOLE, PARTIAL OR CONCURRENT) OF HOLDINGS OR ANY OF THE HOLDINGS INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION SHALL NOT EXTEND TO ANY AMOUNT OF DAMAGES THAT ARE DETERMINED TO BE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT OF THE HOLDINGS INDEMNIFIED PARTIES.

(b)
FROM AND AFTER THE DATE OF THIS AGREEMENT, HOLDINGS SHALL INDEMNIFY AND HOLD HARMLESS THE OPERATOR INDEMNIFIED PARTIES FROM, AGAINST AND IN RESPECT OF ANY AND ALL CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON OTHER THAN HOLDINGS ARISING FROM, RELATING TO, OR ASSOCIATED WITH THE

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PERFORMANCE OR PROVISION OR FAILURE TO PERFORM OR PROVIDE BY OPERATOR ANY OF THE SERVICES OR THE FAILURE BY OPERATOR TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT IN EACH CASE REGARDLESS OF WHETHER ANY SUCH CLAIM RESULTS FROM THE NEGLIGENCE (SOLE, PARTIAL OR CONCURRENT) OF OPERATOR OR ANY OF THE INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION SHALL NOT EXTEND TO ANY AMOUNT OF DAMAGES THAT ARE DETERMINED TO BE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT OF THE INDEMNIFIED PARTY.

4.03    Consequential Damages. Notwithstanding anything herein to the contrary, neither Party shall be liable to the other Party for special, indirect or consequential damages resulting from or arising out of this Agreement, including loss of profits or business interruptions, however they may be caused.

4.04    Notice of Claims. Promptly after any Indemnified Party becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article IV, such Indemnified Party shall provide Notice to the other Party (a “Claim Notice”) outlining such Claim and a copy of all papers served with respect thereto (if any). For purposes of this Section 4.04, receipt by an Indemnified Party of Notice of any Claim by or from any Person other than a Party that gives rise to a Claim on behalf of such Indemnified Party shall require prompt Notice from the Indemnified Party to the indemnifying Party of the receipt of such Notice as provided in the first sentence of this Section 4.04; provided, however, that the failure of any Indemnified Party to give timely Notice shall not affect its rights to indemnification hereunder except to the extent that the indemnifying Party is materially prejudiced thereby. Each Claim Notice shall set forth all information regarding the Claim as the Indemnified Party shall then have and shall contain a statement to the extent that the Indemnified Party giving the Notice is making a Claim pursuant to a formal demand for indemnification under this Article IV.

Article V    Term and Termination

5.01    Term. Unless terminated in accordance with Section 5.02, Section 5.03, Section 5.04 or Section 11.02, this Agreement shall have a primary term commencing on the Effective Date and continuing for ten (10) years (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically extend for successive five-year renewal terms (each a “Renewal Term”) unless terminated by Operator or Holdings upon Notice from the terminating Party to the other Party no less than one hundred and eighty (180) Days prior to the end of the expiration of the Initial Term or any Renewal Term, as applicable. The Initial Term, together with any Renewal Term, shall be referred to in this Agreement as the “Term.”

5.02    Termination Following a Force Majeure Event.
If a Force Majeure event prevents either Holdings or Operator from performing its respective obligations under this Agreement for a period of more than twelve (12) consecutive Months, this

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Agreement may be terminated by either Party at any time after the expiration of such 12-Month period upon at least thirty (30) Days’ Notice to the other Party.

5.03    Special Termination by Operator.
If refinery operations at the Tank Field are suspended for a period of at least 12 consecutive Months, then after a public announcement of such suspension is made, Operator may provide Notice to Holdings of its intent to terminate this Agreement with respect to the Services provided by Holdings hereunder and this Agreement with respect to the Services provided by Holdings hereunder will be so terminated twelve (12) Months following the date such Notice is received by Holdings. In the event, prior to the expiration of such 12-month period, a public announcement is made that operations will be resumed at the Tank Field, then such Notice shall be deemed revoked and this Agreement with respect to the Services provided by Holdings hereunder shall continue in full force and effect as if such Notice had never been delivered.

5.04    Termination for Cause. Either Party shall have the right to terminate this Agreement immediately upon the occurrence of any of the following events: (i) upon the Bankruptcy of the other Party; or (ii) upon a finding by a Party that the other Party (A) has been grossly negligent or engaged in willful or wanton misconduct in the performance of its obligations hereunder and that such gross negligence or willful or wanton misconduct has had a material adverse effect on the Bayway Refinery, the Rail Rack, or the Services to be provided hereunder, or (B) has engaged in a continued or regular pattern of gross negligence or willful or wanton misconduct that a Party reasonably determines to pose a risk of resulting in a material adverse effect on the Bayway Refinery, the Rail Rack, or the Services to be provided hereunder; provided that a Party shall deliver to the other Party Notice of any such affirmative finding, which shall include a reasonably detailed description of the basis therefor.

5.05    Right of Termination by Either Party. Any Party may terminate this Agreement at any time upon sixty (60) Days prior Notice to the other Party if:

(a)	the other Party is in Material Default of any of its obligations under this Agreement; and

(b)	the non-defaulting Party gives Notice of such Material Default to the defaulting Party, which Notice shall set forth in reasonable detail the facts and circumstances of such Material Default; and

(c)
the defaulting Party fails to cure the Material Default within thirty (30) Days, or, for a Material Default not reasonably susceptible to cure within that period, to undertake to cure such Material Default and thereafter to diligently continue such efforts until the Material Default is cured.

5.06    Effect of Termination. The termination of this Agreement shall not relieve either Party of its obligations to pay amounts of money due hereunder which accrued prior to such termination. Upon termination, each Service Provider shall promptly make available to the applicable Recipient the books and records relating to the Services provided by such Service Provider hereunder.

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Article VI    Force Majeure

6.01    Force Majeure. If, because of an event of Force Majeure, either Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to make money payments when due, and if such Party gives Notice and reasonably full particulars of such Force Majeure in writing to the other Party within a reasonable time after the occurrence of the cause relied upon, the Party giving such Notice, so far and to the extent that it is affected by such Force Majeure, shall not be liable in damages due to such Party’s failure to carry out its obligations under this Agreement; provided, however, that the cause of the event of Force Majeure shall be remedied with all reasonable dispatch.

6.02    Meaning of “Force Majeure”. As used herein, the term “Force Majeure” shall mean acts of God; strikes, lockouts or other industrial disturbances; acts of a public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, crevasses, subsidences, floods, washouts; arrests and restraints of the government, necessity for compliance with any court order, Law promulgated by any governmental authority having jurisdiction, either federal or state, civil or military; civil disturbances; shutdowns for purposes of necessary repairs; relocation or construction of facilities; breakage or accident to machinery or lines of pipe; the necessity for testing (as required by governmental authority or as deemed necessary by the testing Party for the safe operation thereof), the necessity of making repairs or alterations to machinery or lines of pipe; failure of surface equipment or pipelines; accidents, breakdowns, inability of either Party to obtain necessary material, supplies, permits or labor to perform or comply with any obligation or condition under this Agreement, or rights of way; and any other causes, whether of the kind herein enumerated or otherwise, which are not reasonably in the control of the Party claiming suspension.

6.03    Strikes or Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the requirement in Section 6.01 that any event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

6.04    Performance by the Service Provider or Third Parties. If, because of an event of Force Majeure, a Service Provider is unable to perform any part of the Services to be provided by such Service Provider hereunder, the applicable Recipient may perform such Services itself or arrange for such Services to be performed by a third party, but only for the duration of such event of Force Majeure.

Article VII    Notices

7.01    Notices. Unless otherwise specifically provided herein, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered; (ii) delivered and confirmed by telecopier or like transmission service; (iii) delivered by a reputable overnight courier delivery service; or (iv) sent by certified United States mail (postage prepaid, return receipt requested), addressed as follows:

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If to Holdings:	Phillips 66 Holdings LLC
3010 Briarpark Drive
Houston, TX 77042
Attn: President
Copy to General Counsel

If to Operator:	Phillips 66 Company
3010 Briarpark Drive
Houston, TX 77042
Attn: President

7.02    Effective Date. Any Notice given in the manner set forth in Section 7.01 shall be effective upon actual receipt if received during the recipient’s Normal Business Hours or at the beginning of the recipient’s next Business Day if not received during the recipient’s Normal Business Hours.

7.03    Change of Address Notice. Either Party may change its Notice address by giving notice to the other Party in the manner set forth in Section 7.01; provided, however, that no change of address Notice shall be effective until actually received by the other Party.

Article VIII    Applicable Law

8.01    Applicable Law. Regardless of the place of contracting, the place of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements to it, shall be governed and interpreted in accordance with the laws of the state of Texas, without regard to the principles of conflicts of law or any other principle that might apply the Law of another jurisdiction.

Article IX    Confidentiality

9.01    Confidentiality. During the term of this Agreement, each Party acknowledges that it will receive confidential business and technical information from or regarding the other Party. All information disclosed between the Parties will be deemed confidential, unless expressly designated otherwise at the time of disclosure. The receiving Party agrees not to disclose to any third Person, except as permitted herein, any confidential information it receives from the disclosing Party. The receiving Party agrees that it will not use the confidential information for any purpose other than the performance of this Agreement. The receiving Party may disclose confidential information: (i) when compelled by Law (but the receiving Party must notify the disclosing Party promptly of any request for such information before disclosing it, if practicable); and (ii) only to those employees, advisers, consultants, or representatives of the receiving Party who have a need to know (provided that such Persons are obligated to the receiving Party in a manner consistent with the terms of this Section). This Section 9.01 will be inoperative as to particular portion of the confidential information if such information (i) is or lawfully becomes available to the public through no fault of the receiving Party; (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure to the receiving Party by the disclosing Party; (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party when such source is entitled, to the

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best of the receiving Party’s knowledge, to make the disclosure to the receiving Party; or (iv) independently developed by or for the receiving Party by Persons who have not had access to the disclosing Party’s confidential information.

Article X    Disputes Between the Parties

10.01    Dispute Resolution. Any dispute between the Parties in connection with this Agreement shall be resolved by arbitration in accordance with the procedures set forth in Exhibit B attached hereto; provided, however, that either Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and sitting in Houston, Texas, if such Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo ante.

Article XI    Miscellaneous

11.01    Assignability. Neither Party may assign its rights under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably delayed or withheld). However, either Party may assign this Agreement to any of its Affiliates by providing Notice to the other Party. Except as provided for herein, nothing in this Agreement is intended to confer any rights, benefits or obligations upon any Person other than the Parties and their respective successors and assigns.

11.02    Partnership Change of Control. Upon the occurrence of a Partnership Change of Control, Holdings shall provide Operator with Notice of such Partnership Change of Control at least 60 Days prior to the effective date thereof. At any time after six (6) months following receipt of such Notice, Operator may elect to terminate this Agreement, effective no earlier than the effective date of such Partnership Change of Control.

11.03    Compliance with Laws. This Agreement is in all respects subject to all Laws. The Parties shall at all times comply with all of these Laws as are applicable to their performance of this Agreement. If applicable, the Parties shall comply with the provisions of Executive Order 11246 (Equal Employment Opportunity), as amended, together with all rules, regulations and relevant orders of the United States Department of Labor. Notwithstanding the provisions of any other Section of this Agreement, no Recipient shall have any liability hereunder for any fines, penalties, or other assessments by regulatory agencies if and to the extent such fines, penalties, or other assessments result from a Service Provider’s sole negligence in performing its obligations hereunder.

11.04    Severability. If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable, to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

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11.05    Non-Waiver. The failure of either Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless so notified by such Party in writing. No waiver by either Party of any default by the other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall be deemed to be a waiver of, or in any manner release such other Party from performance of any other provision, condition, covenant or requirement herein contained, nor be deemed to be a waiver of the same provision, condition, covenant or requirement.

11.06    Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire Agreement between the Parties relating to the subject matter hereof and it supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.

11.07    Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by the Parties.

11.08    Survival. Any indemnification granted hereunder by one Party to another Party shall survive the termination of all or any part of this Agreement.

11.09    Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement.

11.10    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

11.11    Article Headings. The Article Headings used in this Agreement have been inserted only for convenience to facilitate reference and they shall not be determinative in construing the meaning, interpretation or application of any Article or provision hereof

11.12    Exhibits. The exhibits referred to herein are attached hereto and by this reference are incorporated herein and made a part hereof. In the event there is any conflict between this Agreement and an exhibit, the provisions of this Agreement shall be deemed controlling.

11.13    Relationship. The Parties agree that Holdings shall provide the Services to be provided by Holdings to Operator hereunder as an independent contractor and not as an agent or representative of Operator and Operator shall provide the Services to be provided by Operator to Holdings hereunder as an independent contractor and not as an agent or representative of Holdings. This Agreement is not intended to and shall not create or otherwise form a partnership

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or joint venture between Operator or any of its Affiliates, on the one hand, and Holdings or any of its affiliates, on the other hand.
[Signature page follows.]

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Signature Page to Shared Services Agreement
IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized officers as of the Effective Date.

PHILLIPS 66 COMPANY

By:    ___________________________________

PHILLIPS 66 HOLDINGS LLC
By:    Phillips 66 Partners LP,
Sole Member of Phillips 66 Partners Holdings LLC
By:    Phillips 66 Partners GP LLC
General Partner of Phillips 66 Partners LP

By:    ___________________________________
J.T. Liberti
Vice President and Chief Operating Officer

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Exhibit A
Bayway Refinery and the Rail Rack

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Exhibit A-1
BAYWAY STORMWATER DRAINAGE AND DISCHARGE SYSTEM

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Exhibit B
Arbitration Procedure
Either Party may initiate dispute resolution procedures by sending a Notice to the other Party specifically stating the complaining Party’s Claim and by initiating binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators who shall be neutral, independent, and generally knowledgeable about the type of transaction which gave rise to the dispute. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, provided that the arbitrators shall include in their report/award a list of findings, with supporting evidentiary references, upon which they have relied in making their decision. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas.
Notwithstanding anything herein and regardless of any procedures or rules of the Center for Public Resources, it is expressly agreed that the following shall apply and control over any other provision in this Agreement:

(a)
All offers, conduct, views, opinions and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys and representatives, and by any mediator, are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall not be disclosed to any Person who is not an agent, employee, expert or representative of the Parties, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

(b)
Except to the extent that the Parties may agree upon selection of one or more arbitrators, the Center for Public Resources shall select arbitrators from a panel reviewed by the Parties. The Parties shall be entitled to exercise peremptory strikes against one-third of the panel and may challenge other candidates for lack of neutrality or lack of qualifications. Challenges shall be resolved in accordance with Center for Public Resource rules.

(c)
The Parties shall have at least twenty (20) Days following the close of hearing within which to submit a brief (not to exceed eighteen (18) pages in length) and ten Days from date of receipt of the opponent’s brief within which to respond thereto.

(d)	The Parties expressly agree that the arbitrators shall not award punitive damages, consequential damages, or attorneys’ fees (except attorneys’ fees specifically authorized by the Agreement).

(e)	The fees and expenses of any mediator or arbitrator shall be shared equally by the Parties.

(f)	The Parties may, by written agreement (signed by both Parties), alter any time deadline or location(s) for meetings.
Time is of the essence for purposes of the provisions of this Exhibit.

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Exhibit G

FORM OF
SHARED SERVICES AGREEMENT
(FERNDALE)
This Shared Services Agreement is made and entered into as of the Effective Date, by and between PHILLIPS 66 PARTNERS HOLDINGS LLC, a Delaware limited liability company (“Holdings”), and PHILLIPS 66 COMPANY, a Delaware corporation (“Operator”).
WITNESSETH:
WHEREAS, Holdings leases real property from Operator in Ferndale, Washington on which it owns a two-track, rail car receiving facility (the “Rail Rack”) capable of unloading crude oil and delivering it into tanks at Operator’s Ferndale Refinery (“Ferndale Refinery”); and
WHEREAS, certain of the facilities and equipment at the Ferndale Refinery are used to provide services at the Rail Rack and Holdings requested that Operator provide, and Operator agreed to provide, or cause to be provided, such services.
NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Holdings and Operator, Holdings and Operator agree as follows:
Article I        Defined Terms

1.01    Defined Terms. The following definitions shall for all purposes, unless clearly indicated to the contrary, apply to the capitalized terms used in this Agreement (as hereinafter defined):

(a)
“Affiliate” means with respect to any Person: (i) any other Person that beneficially owns, directly or indirectly, fifty percent (50%) or more of such Person’s stock or fifty percent (50%) or more of the ownership interest entitled to vote in such Person, or (ii) any other Person as to which fifty percent (50%) or more of the voting stock or fifty percent (50%) or more of the ownership interest entitled to vote therein, is beneficially owned, directly or indirectly, either by such Person or by an Affiliate of such Person as defined in clause (i) above. Other than solely for the purpose of Section 3.02(b), Holdings and Operator shall not be considered Affiliates of one another.

(b)
“Agreement” means this Shared Services Agreement, together with all exhibits attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

(c)
“Bankruptcy” means, with respect to any Person, that: (i) such Person (A) makes a general assignment for the benefit of creditors; (B) files a voluntary Bankruptcy petition; (C) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (D) files a petition or answer seeking for such Person, a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (E) files an answer or other pleading admitting or failing to

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contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (A) through (D) of this clause (i); or (F) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties; or (ii) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced, and 120 Days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or all or any substantial part of such Person’s properties has been appointed and 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

(d)	“Business Day” means any Day except for Saturday, Sunday or a legal holiday in the State of Texas.

(e)
“Claim” means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual or consequential), including interest, penalties, reasonable attorneys’ fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

(f)	“Claim Notice” has the meaning set forth in Section 4.04 hereof.

(g)
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(h)	“Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to Houston, Texas, local time.

(i)	“Effective Date” means December 1, 2014.

(j)	“Electrical Service” means the supply of electricity from a third party provider through the Operator’s electrical distribution system to the Rail Rack.

(k)	“Firewater Service” means Holdings’ use of the Operator’s firewater supply system.

(l)	“Force Majeure” has the meaning set forth in Section 6.02.

(m)	“Holdings” has the meaning set forth in the introductory paragraph.

(n)	“Holdings Indemnified Party” or “Holdings Indemnified Parties” has the meaning set forth in Section 0.

(o)	“Indemnified Party” or “Indemnified Parties” means the Holdings Indemnified Parties or the Operator Indemnified Parties, as applicable.

(p)	“Law” means any applicable constitutional provision, statute, act, code, law, regulation ordinance, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision or declaration.

(q)
“Material Default” means: (i) the failure of a Party to pay the other Party any material amount of money payable by that Party, except a failure related to a bona fide business dispute about the amount of such payment or the liability for such payment, not accompanied by a general failure by that Party to pay the amounts it owes under this Agreement, (ii) the general, continuing failure of a Party to perform its material obligations under this Agreement, except when excused by Force Majeure or by some other provision of this Agreement, and except a failure related to a bona fide dispute about any obligation, or (iii) with respect to a Service Provider, its failure to approve any budgetary expense or capital

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project involving any pipeline integrity, compliance or regulatory issue that the applicable Recipient, in its reasonable judgment, deems necessary or required by any Law.

(r)
“Month” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including, 0000 hours on the first Day of the following calendar month, according to Houston, Texas, local time.

(s)	“Non-Routine Work” has the meaning set forth in Section 2.02.

(t)	“Normal Business Hours” means the period of time commencing at 0800 hours on one Day and running until 1700 hours on the same Day, according to Houston, Texas, local time.

(u)
“Notice” means any notice, request, instruction, correspondence or other communication permitted or required to be given under this Agreement in accordance with Article VII, or received from a Person who is not a Party.

(v)	“Operator” has the meaning set forth in the introductory paragraph.

(w)	“Operator Indemnified Party” or “Operator Indemnified Parties” has the meaning set forth in Section 4.01.

(x)	“Parties” means Holdings and Operator, collectively.

(y)
“Partnership Change of Control” means Phillips 66 Company, a Delaware corporation, ceases to Control the general partner of Phillips 66 Partners LP by virtue of any Affiliate of Phillips 66 Company being removed as the general partner of Phillips 66 Partners LP under the terms of the limited partnership agreement of Phillips 66 Partners LP.

(z)	“Party” means Holdings or Operator, individually.

(aa)
“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body, and shall include any successor (by merger or otherwise) of such entity.

(ab)	“Potable Water Service” means the supply of potable water to the Rail Rack from the Ferndale Refinery.

(ac)	“Recipient” means the Party receiving a Service from a Service Provider.

(ad)	“Service Provider” means the Party providing, or causing to be provided, a Service to a Recipient.

(ae)	“Service” means any of the Services individually.

(af)	“Services” means the Potable Water Service, the Stormwater Separation and Discharge System Service, Firewater Service, Electrical Service, and any other services described in Section 2.01.

(ag)
“Oily Water Processing and Discharge Service” means use of the Ferndale Refinery’s existing waste water treatment plant which processes waste water collected by the Ferndale Refinery and subsequently discharges the water pursuant to the Ferndale Refinery’s existing permit. A depiction of the existing waste water treatment plant is provided on the attached Exhibit A.

(ah)
“Stormwater Monitoring and Discharge Service” means inspection of Rail Rack storm water collected in the Rail Rack retention ponds and final discharge of the storm water pursuant to the Ferndale Refinery’s existing permit.

(ai)
“Year” means a period of three hundred sixty five (365) consecutive Days, commencing on the date hereof, and it shall also include each successive three hundred sixty five (365) Day period; provided, however, that any Year that contains a date of February 29 shall consist of three hundred sixty six (366) Days.

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1.02    Terms Generally. The definitions in Section 1.01 shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and exhibits shall be deemed references to Articles and Sections of, and exhibits to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any federal, state or local statute, act, code or other Law shall be deemed also to refer to all rules, regulations and directives promulgated thereunder (and to any successor provision).
Article II    Services to be Provided

2.01    Services to be Provided by Operator to Holdings. During the term of this Agreement, and subject to the terms and conditions herein, Operator agrees to provide, or cause to be provided, the following Services to Holdings:

A.	Potable Water Service. The Ferndale Refinery will provide Potable Water Service for the Rail Rack. Holdings shall pay Operator a fixed monthly fee of $50 for Potable Water Service.

B.
Oily Water Processing and Discharge and Stormwater Monitoring and Discharge Service. The Operator will provide oily water processing and discharge service and stormwater monitoring and discharge service for Holdings. Holdings shall pay Operator a fixed monthly fee of $2,900 to process and discharge oily water collected by Holdings and monitor and discharge stormwater collected by Holdings. Operator shall be responsible for the maintenance of any permits required for the discharge of the water.

C.
Firewater Service. The firewater supply system for the Ferndale Refinery and the Rail Rack shall be owned, operated and maintained by Operator. Operator will provide Firewater Service to the Rail Rack as needed in Holdings sole discretion. Holdings shall pay Operator for use of the Firewater Service. Operator will use commercially reasonable efforts to determine in good faith the quantity of water actually used to provide Firewater Service to Holdings per event. Holdings shall pay Operator for Firewater Service at pricing equal to Operator’s actual cost of supplying, or causing to be supplied, the water used in the Firewater Service.

D.
Electrical Service. Electrical Service for the Rail Rack shall be contracted for by Operator and the third party provider shall submit the invoices to Operator. Holdings shall reimburse Operator for Holdings’ portion of the Electrical Service expenses invoiced to Operator by the third party provider.

E.
Unless otherwise specifically identified herein, as between Operator and Holdings, all costs of operating, maintaining, repairing, and replacing assets located at or used in the operation of the Ferndale Refinery shall be borne by Operator.

2.02    Maintenance, Repair or Replacement. In the event the cost of any maintenance, repair or replacement of any facilities or equipment that is necessary to perform the Services equals or exceeds $50,000.00, and such maintenance, repair or replacement is not part of the Services (the “Non-Routine Work”), the applicable Service Provider shall seek prior approval from the applicable Recipient of its proportionate share of the cost of such Non-Routine Work before performing any work on such facilities or equipment. If the Recipient gives its approval of such costs, the Service Provider will undertake, or cause to be undertaken, the Non-Routine Work and the Parties shall

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work together to design and implement a mechanism to allow the Service Provider to recover over time the Recipient’s proportionate share of the costs incurred by the Service Provider in undertaking such maintenance, repair or replacement. In the event the Recipient does not give its approval for the Non-Routine Work and the Service Provider reasonably determines that such Non-Routine Work is necessary to provide any of the Services, then the Service Provider may discontinue the applicable Service effective no earlier than 60 Days following delivery of Notice to the Recipient. The Parties agree that (a) they will abide by, and shall cause each applicable Service Provider to abide by, at a minimum, the safety requirements provided by Holdings from time to time with respect to the Rail Rack and (b) all Non-Routine Work will be performed in compliance with applicable Laws.

2.03    Emergency. In the event of an emergency situation requiring immediate Non-Routine Work, the applicable Service Provider shall perform, or cause to be performed, any work necessary to address or resolve the emergency situation. To the extent any such Non-Routine Work will involve the expenditure of $50,000.00 or more, the Service Provider shall promptly notify the applicable Recipient of the emergency situation requiring such Non-Routine Work.
2.04    Laws. If new Laws require a Service Provider to make substantial and unanticipated expenditures in connection with the provision of the Services, the applicable Recipient will reimburse such Service Provider for such Recipient’s proportionate share of the costs incurred by such Service Provider in complying with such Laws or, at such Recipient’s option and if the Parties agree, an alternate mechanism will be adopted to allow such Service Provider to recover over time such Recipient’s proportionate share of the costs incurred by such Service Provider in complying with such Laws.
2.05    Records of Services. Each Service Provider shall maintain a true and correct set of records pertaining to all activities relating to its performance of the Services and any work hereunder. Each Service Provider agrees to retain all such records for a period of time not less than two (2) Years following the end of the calendar Year in which the applicable Services or Non-Routine Work was performed. Each Recipient, or its authorized representative or representatives, shall have the right during the applicable Service Provider’s Normal Business Hours, to audit, copy and inspect, at such Recipient’s sole cost and expense, any and all records of such Service Provider relating to its performance of its obligations hereunder (but not any other books and records of such Service Provider). Audits shall not be commenced more than once by such Recipient during any calendar Year and shall be completed within a reasonable time frame not to exceed thirty (30) Days. Each Recipient may request information from any applicable Service Provider’s books and records relating to the obligations hereunder from time to time and such requests shall not constitute an audit for that calendar Year. Each Recipient shall have two (2) Years after the end of a calendar Year during which to conduct an audit of any applicable Service Provider’s books and records for such calendar Year, and any Claim arising out of or based in whole or in part on the information produced or obtained by the performance of any such audit must be made, if at all, within such two (2) Year period.
2.06    Manner of Performing/Providing Services. The Services shall be performed and provided in an efficient and prudent manner with the same degree of diligence and care that the applicable

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Service Provider would exercise in providing, or causing to be provided, similar services with respect to its own operations and in all respects in accordance with all applicable Laws relating to the applicable Recipient and such Service Provider. Each Service Provider shall provide, or shall cause to have provided, the Services to be provided by it hereunder in a safe, professional and economical manner and shall advise the applicable Recipient in a timely fashion of all matters of significance that could affect the safety or economics relating to such Services so that such Recipient can make appropriate decisions with respect thereto.
Article III    Financial Accounting and Billing Practices

3.01    Monthly Statement.
Promptly after the end of each Month during the Term of this Agreement, each Service Provider shall provide the applicable Recipient with a statement showing the previous Month’s expenses incurred for the Services provided by such Service Provider to such Recipient.

3.02     Payment.

(a)
Payment of the amount(s) identified on each Monthly statement provided to a Recipient pursuant to Section 3.01 shall be due, without discount, on the later of (i) two Business Days after such Monthly Statement is received and (ii) the 22nd Day of the Month in which such Monthly statement is received, provided that if such Day is not a Business Day, then such payment shall be due, without interest, on the next Business Day. Any amount not paid by the due date shall bear interest at the rate of the lesser of 1.5% per Month and the maximum rate allowed by Law for each Month or portion of a Month thereafter during which such amount remains unpaid.

(b)
All payments shall be made to the applicable Service Provider by automated clearing house to an account specified by such Service Provider from time to time, provided that as long as such Service Provider is an Affiliate of the applicable Recipient, the Parties may settle such Recipient’s financial obligations to such Service Provider through such Recipient’s normal interaffiliate settlement processes. Any bank charges incurred by such Recipient in remitting funds by automated clearing house shall be for such Recipient’s account. Acceptance by a Service Provider of any payment from a Recipient for any charge or service after termination or expiration of this Agreement shall not be deemed to be a renewal of this Agreement or a waiver by such Service Provider of any default by such Recipient hereunder.

(c)
If any Recipient reasonably disputes any Monthly statement, in whole or in part, such Recipient shall promptly notify the applicable Service Provider in writing of the dispute and shall pay the undisputed portion according to the terms of this Section 3.02, and shall promptly seek to resolve the dispute including, if necessary, by arbitration as provided in Article X. An arbitral panel may award reasonable interest on any unpaid amount determined to have been due to such Service Provider but withheld in good faith.

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3.03 Taxes. All products/services sold under this Agreement are provided exclusive of any applicable Washington sales or use tax. Any applicable sales/use tax will be billed separately on the invoice and is the responsibility of the Receipt of the Service.

Article IV    Liability Standard and Indemnification

4.01    Liability Standard.

(a)
Notwithstanding anything herein to the contrary, Holdings shall only be liable to Operator for gross negligence or willful or wanton misconduct in the performance of its obligations hereunder, AND NEITHER HOLDINGS NOR SUCH OF ITS AFFILIATES OR AGENTS AS IT SHALL APPOINT TO PERFORM DUTIES HEREUNDER OR THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS, TRANSFEREES AND ASSIGNEES (EACH, A “HOLDINGS INDEMNIFIED PARTY” AND COLLECTIVELY, THE “HOLDINGS INDEMNIFIED PARTIES”) SHALL BE LIABLE TO OPERATOR OR PERSONS WHO HAVE ACQUIRED INTERESTS IN OPERATOR, WHETHER AS PARTNERS, ASSIGNEES OR OTHERWISE, FOR ERRORS IN JUDGMENT OR FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT, IT BEING THE INTENTION OF THE PARTIES THAT THE HOLDINGS INDEMNIFIED PARTIES SHALL NOT BE LIABLE FOR THEIR OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT) (SOLE, PARTIAL OR CONCURRENT).

(b)
Notwithstanding anything herein to the contrary, Operator shall only be liable to Holdings for gross negligence or willful or wanton misconduct in the performance of its obligations hereunder, AND NEITHER OPERATOR NOR SUCH OF ITS AFFILIATES OR AGENTS AS IT SHALL APPOINT TO PERFORM DUTIES HEREUNDER OR THEIR RESPECTIVE DIRECTORS, STOCKHOLDERS, OFFICERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, SUCCESSORS, TRANSFEREES AND ASSIGNEES (EACH, AN “OPERATOR INDEMNIFIED PARTY” AND COLLECTIVELY, THE “OPERATOR INDEMNIFIED PARTIES”) SHALL BE LIABLE TO HOLDINGS OR PERSONS WHO HAVE ACQUIRED INTERESTS IN HOLDINGS, WHETHER AS PARTNERS, ASSIGNEES OR OTHERWISE, FOR ERRORS IN JUDGMENT OR FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT, IT BEING THE INTENTION OF THE PARTIES THAT THE OPERATOR INDEMNIFIED PARTIES SHALL NOT BE LIABLE FOR THEIR OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT) (SOLE, PARTIAL OR CONCURRENT).

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4.02    Indemnification.

(a)
FROM AND AFTER THE DATE OF THIS AGREEMENT, OPERATOR SHALL INDEMNIFY AND HOLD HARMLESS THE HOLDINGS INDEMNIFIED PARTIES FROM, AGAINST AND IN RESPECT OF ANY AND ALL CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON OTHER THAN OPERATOR ARISING FROM, RELATING TO, OR ASSOCIATED WITH THE PERFORMANCE OR PROVISION OR FAILURE TO PERFORM OR PROVIDE BY HOLDINGS ANY OF THE SERVICES OR THE FAILURE BY HOLDINGS TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT IN EACH CASE REGARDLESS OF WHETHER ANY SUCH CLAIM RESULTS FROM THE NEGLIGENCE (SOLE, PARTIAL OR CONCURRENT) OF HOLDINGS OR ANY OF THE HOLDINGS INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION SHALL NOT EXTEND TO ANY AMOUNT OF DAMAGES THAT ARE DETERMINED TO BE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT OF THE HOLDINGS INDEMNIFIED PARTIES.

(b)
FROM AND AFTER THE DATE OF THIS AGREEMENT, HOLDINGS SHALL INDEMNIFY AND HOLD HARMLESS THE OPERATOR INDEMNIFIED PARTIES FROM, AGAINST AND IN RESPECT OF ANY AND ALL CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON OTHER THAN HOLDINGS ARISING FROM, RELATING TO, OR ASSOCIATED WITH THE PERFORMANCE OR PROVISION OR FAILURE TO PERFORM OR PROVIDE BY OPERATOR ANY OF THE SERVICES OR THE FAILURE BY OPERATOR TO PERFORM ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT IN EACH CASE REGARDLESS OF WHETHER ANY SUCH CLAIM RESULTS FROM THE NEGLIGENCE (SOLE, PARTIAL OR CONCURRENT) OF OPERATOR OR ANY OF THE INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION SHALL NOT EXTEND TO ANY AMOUNT OF DAMAGES THAT ARE DETERMINED TO BE ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL OR WANTON MISCONDUCT OF THE INDEMNIFIED PARTY.

4.03    Consequential Damages. Notwithstanding anything herein to the contrary, neither Party shall be liable to the other Party for special, indirect or consequential damages resulting from or arising out of this Agreement, including loss of profits or business interruptions, however they may be caused.
4.04    Notice of Claims. Promptly after any Indemnified Party becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article IV, such Indemnified Party shall provide Notice to the other Party (a “Claim Notice”) outlining such Claim and a copy of all papers served with respect thereto (if any). For purposes of this Section 4.04, receipt by an Indemnified Party of Notice of any Claim by or from any Person other than a Party that gives rise to a Claim on behalf of such Indemnified Party shall require prompt Notice from the Indemnified Party to the

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indemnifying Party of the receipt of such Notice as provided in the first sentence of this Section 0; provided, however, that the failure of any Indemnified Party to give timely Notice shall not affect its rights to indemnification hereunder except to the extent that the indemnifying Party is materially prejudiced thereby. Each Claim Notice shall set forth all information regarding the Claim as the Indemnified Party shall then have and shall contain a statement to the extent that the Indemnified Party giving the Notice is making a Claim pursuant to a formal demand for indemnification under this Article IV.
Article V    Term and Termination

5.01    Term. Unless terminated in accordance with Section 5.02, Section 5.03, Section 5.04 or Section 11.02, this Agreement shall have a primary term commencing on the Effective Date and continuing for ten (10) years (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically extend for successive five-year renewal terms (each a “Renewal Term”) unless terminated by Operator or Holdings upon Notice from the terminating Party to the other Party no less than one hundred and eighty (180) Days prior to the end of the expiration of the Initial Term or any Renewal Term, as applicable. The Initial Term, together with any Renewal Term, shall be referred to in this Agreement as the “Term.”

5.02    Termination Following a Force Majeure Event. If a Force Majeure event prevents either Holdings or Operator from performing its respective obligations under this Agreement for a period of more than twelve (12) consecutive Months, this Agreement may be terminated by either Party at any time after the expiration of such 12-Month period upon at least thirty (30) Days’ Notice to the other Party.

5.03    Special Termination by Operator. If refinery operations at the Ferndale Refinery are suspended for a period of at least 12 consecutive Months, then after a public announcement of such suspension is made, Operator may provide Notice to Holdings of its intent to terminate this Agreement with respect to the Services provided by Operator hereunder and this Agreement with respect to the Services provided by Operator hereunder will be so terminated twelve (12) Months following the date such Notice is received by Holdings. In the event, prior to the expiration of such 12-month period, a public announcement is made that operations will be resumed at the Ferndale Refinery, then such Notice shall be deemed revoked and this Agreement with respect to the Services provided by Operator shall continue in full force and effect as if such Notice had never been delivered.

5.04    Termination for Cause. Either Party shall have the right to terminate this Agreement immediately upon the occurrence of any of the following events: (i) upon the Bankruptcy of the other Party; or (ii) upon a finding by a Party that the other Party (A) has been grossly negligent or engaged in willful or wanton misconduct in the performance of its obligations hereunder and that such gross negligence or willful or wanton misconduct has had a material adverse effect on the Ferndale Refinery, the Rail Rack, or the Services to be provided hereunder, or (B) has engaged in a continued or regular pattern of gross negligence or willful or wanton misconduct that a Party reasonably determines to pose a risk of resulting in a material adverse effect on the Ferndale Refinery, the Rail Rack, or the Services to be provided hereunder; provided that a Party shall deliver to the

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other Party Notice of any such affirmative finding, which shall include a reasonably detailed description of the basis therefor.

5.05    Right of Termination by Either Party. Any Party may terminate this Agreement at any time upon sixty (60) Days prior Notice to the other Party if:

(a)	the other Party is in Material Default of any of its obligations under this Agreement; and

(b)	the non-defaulting Party gives Notice of such Material Default to the defaulting Party, which Notice shall set forth in reasonable detail the facts and circumstances of such Material Default; and

(c)
the defaulting Party fails to cure the Material Default within thirty (30) Days, or, for a Material Default not reasonably susceptible to cure within that period, to undertake to cure such Material Default and thereafter to diligently continue such efforts until the Material Default is cured.

5.06    Effect of Termination. The termination of this Agreement shall not relieve either Party of its obligations to pay amounts of money due hereunder which accrued prior to such termination. Upon termination, each Service Provider shall promptly make available to the applicable Recipient the books and records relating to the Services provided by such Service Provider hereunder.

Article VI    Force Majeure

6.01    Force Majeure. If, because of an event of Force Majeure, either Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to make money payments when due, and if such Party gives Notice and reasonably full particulars of such Force Majeure in writing to the other Party within a reasonable time after the occurrence of the cause relied upon, the Party giving such Notice, so far and to the extent that it is affected by such Force Majeure, shall not be liable in damages due to such Party’s failure to carry out its obligations under this Agreement; provided, however, that the cause of the event of Force Majeure shall be remedied with all reasonable dispatch.

6.02    Meaning of “Force Majeure”. As used herein, the term “Force Majeure” shall mean acts of God; strikes, lockouts or other industrial disturbances; acts of a public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, crevasses, subsidences, floods, washouts; arrests and restraints of the government, necessity for compliance with any court order, Law promulgated by any governmental authority having jurisdiction, either federal or state, civil or military; civil disturbances; shutdowns for purposes of necessary repairs; relocation or construction of facilities; breakage or accident to machinery or lines of pipe; the necessity for testing (as required by governmental authority or as deemed necessary by the testing Party for the safe operation thereof), the necessity of making repairs or alterations to machinery or lines of pipe; failure of surface equipment or pipelines; accidents, breakdowns, inability of either Party to obtain necessary material, supplies, permits or labor to perform or comply with any obligation or condition under this Agreement, or rights of way; and any other causes, whether of the kind herein enumerated or otherwise, which are not reasonably in the control of the Party claiming suspension.

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6.03    Strikes or Lockouts. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and that the requirement in Section 6.01 that any event of Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the Party having the difficulty.

6.04    Performance by the Service Provider or Third Parties. If, because of an event of Force Majeure, a Service Provider is unable to perform any part of the Services to be provided by such Service Provider hereunder, the applicable Recipient may perform such Services itself or arrange for such Services to be performed by a third party, but only for the duration of such event of Force Majeure.
Article VII    Notices

7.01    Notices. Unless otherwise specifically provided herein, all Notices between the Parties given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered; (ii) delivered and confirmed by telecopier or like transmission service; (iii) delivered by a reputable overnight courier delivery service; or (iv) sent by certified United States mail (postage prepaid, return receipt requested), addressed as follows:

If to Holdings:	Phillips 66 Holdings LLC
3010 Briarpark Drive
Houston, TX 77042
Attn: President
Copy to General Counsel

If to Operator:	Phillips 66 Company
3010 Briarpark Drive
Houston, TX 77042
Attn: President

7.02    Effective Date. Any Notice given in the manner set forth in Section 7.01 shall be effective upon actual receipt if received during the recipient’s Normal Business Hours or at the beginning of the recipient’s next Business Day if not received during the recipient’s Normal Business Hours.

7.03    Change of Address Notice. Either Party may change its Notice address by giving notice to the other Party in the manner set forth in Section 7.01; provided, however, that no change of address Notice shall be effective until actually received by the other Party.

Article VIII    Applicable Law

8.01    Applicable Law. Regardless of the place of contracting, the place of performance or otherwise, this Agreement and all amendments, modifications, alterations or supplements to it, shall be governed and interpreted in accordance with the laws of the state of Texas, without regard to the principles of conflicts of law or any other principle that might apply the Law of another jurisdiction.

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Article IX    Confidentiality

9.01    Confidentiality. During the term of this Agreement, each Party acknowledges that it will receive confidential business and technical information from or regarding the other Party. All information disclosed between the Parties will be deemed confidential, unless expressly designated otherwise at the time of disclosure. The receiving Party agrees not to disclose to any third Person, except as permitted herein, any confidential information it receives from the disclosing Party. The receiving Party agrees that it will not use the confidential information for any purpose other than the performance of this Agreement. The receiving Party may disclose confidential information: (i) when compelled by Law (but the receiving Party must notify the disclosing Party promptly of any request for such information before disclosing it, if practicable); and (ii) only to those employees, advisers, consultants, or representatives of the receiving Party who have a need to know (provided that such Persons are obligated to the receiving Party in a manner consistent with the terms of this Section). This Section 9.01 will be inoperative as to particular portion of the confidential information if such information (i) is or lawfully becomes available to the public through no fault of the receiving Party; (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure to the receiving Party by the disclosing Party; (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party when such source is entitled, to the best of the receiving Party’s knowledge, to make the disclosure to the receiving Party; or (iv) independently developed by or for the receiving Party by Persons who have not had access to the disclosing Party’s confidential information.

Article X    Disputes Between the Parties

10.01    Dispute Resolution. Any dispute between the Parties in connection with this Agreement shall be resolved by arbitration in accordance with the procedures set forth in Exhibit B attached hereto; provided, however, that either Party may seek a restraining order, temporary injunction, or other provisional relief in any court with jurisdiction over the subject matter of the dispute and sitting in Houston, Texas, if such Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo ante.

Article XI    Miscellaneous

11.01    Assignability. Neither Party may assign its rights under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably delayed or withheld). However, either Party may assign this Agreement to any of its Affiliates by providing Notice to the other Party. Except as provided for herein, nothing in this Agreement is intended to confer any rights, benefits or obligations upon any Person other than the Parties and their respective successors and assigns.

11.02    Partnership Change of Control. Upon the occurrence of a Partnership Change of Control, Holdings shall provide Operator with Notice of such Partnership Change of Control at least 60 Days prior to the effective date thereof. At any time after six (6) months following receipt of such Notice, Operator may elect to terminate this Agreement, effective no earlier than the effective date of such Partnership Change of Control.

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11.03    Compliance with Laws. This Agreement is in all respects subject to all Laws. The Parties shall at all times comply with all of these Laws as are applicable to their performance of this Agreement. If applicable, the Parties shall comply with the provisions of Executive Order 11246 (Equal Employment Opportunity), as amended, together with all rules, regulations and relevant orders of the United States Department of Labor. Notwithstanding the provisions of any other Section of this Agreement, no Recipient shall have any liability hereunder for any fines, penalties, or other assessments by regulatory agencies if and to the extent such fines, penalties, or other assessments result from a Service Provider’s sole negligence in performing its obligations hereunder.

11.04    Severability. If any provision of this Agreement or the application thereof shall be found by any arbitral panel or court of competent jurisdiction to be invalid, illegal or unenforceable, to any extent and for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties. In any event, the remainder of this Agreement and the application of such remainder shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

11.05    Non-Waiver. The failure of either Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless so notified by such Party in writing. No waiver by either Party of any default by the other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall be deemed to be a waiver of, or in any manner release such other Party from performance of any other provision, condition, covenant or requirement herein contained, nor be deemed to be a waiver of the same provision, condition, covenant or requirement.

11.06    Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire Agreement between the Parties relating to the subject matter hereof and it supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement.

11.07    Amendments. This Agreement shall not be modified or amended, in whole or in part, except by a written amendment signed by the Parties.

11.08    Survival. Any indemnification granted hereunder by one Party to another Party shall survive the termination of all or any part of this Agreement.

11.09    Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, but all of them together shall represent one and the same agreement.

11.10    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement

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shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement.

11.11    Article Headings. The Article Headings used in this Agreement have been inserted only for convenience to facilitate reference and they shall not be determinative in construing the meaning, interpretation or application of any Article or provision hereof.

11.12    Exhibits. The exhibits referred to herein are attached hereto and by this reference are incorporated herein and made a part hereof. In the event there is any conflict between this Agreement and an exhibit, the provisions of this Agreement shall be deemed controlling.

11.13    Relationship. The Parties agree that Holdings shall provide the Services to be provided by Holdings to Operator hereunder as an independent contractor and not as an agent or representative of Operator and Operator shall provide the Services to be provided by Operator to Holdings hereunder as an independent contractor and not as an agent or representative of Holdings. This Agreement is not intended to and shall not create or otherwise form a partnership or joint venture between Operator or any of its Affiliates, on the one hand, and Holdings or any of its affiliates, on the other hand.
[Signature page follows.]

-G 14-

Signature Page to Shared Services Agreement
IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized officers as of the Effective Date.

PHILLIPS 66 COMPANY

By:    ___________________________________

PHILLIPS 66 HOLDINGS LLC
By:    Phillips 66 Partners LP,
Sole Member of Phillips 66 Partners Holdings LLC
By:    Phillips 66 Partners GP LLC
General Partner of Phillips 66 Partners LP

By:    ___________________________________
J.T. Liberti
Vice President and Chief Operating Officer

-G 15-

EXHIBIT A
FERNDALE REFINERY AND RAIL RACK

-G 16-

Exhibit B
Arbitration Procedure
Either Party may initiate dispute resolution procedures by sending a Notice to the other Party specifically stating the complaining Party’s Claim and by initiating binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators who shall be neutral, independent, and generally knowledgeable about the type of transaction which gave rise to the dispute. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, provided that the arbitrators shall include in their report/award a list of findings, with supporting evidentiary references, upon which they have relied in making their decision. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas.
Notwithstanding anything herein and regardless of any procedures or rules of the Center for Public Resources, it is expressly agreed that the following shall apply and control over any other provision in this Agreement:

(a)
All offers, conduct, views, opinions and statements made in the course of negotiation or mediation by any of the Parties, their employees, agents, experts, attorneys and representatives, and by any mediator, are confidential, made for compromise and settlement, protected from disclosure under Federal and State Rules of Evidence and Procedure, and inadmissible and not discoverable for any purpose, including impeachment, in litigation or legal proceedings between the Parties, and shall not be disclosed to any Person who is not an agent, employee, expert or representative of the Parties, provided that evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of presentation or use in mediation.

(b)
Except to the extent that the Parties may agree upon selection of one or more arbitrators, the Center for Public Resources shall select arbitrators from a panel reviewed by the Parties. The Parties shall be entitled to exercise peremptory strikes against one-third of the panel and may challenge other candidates for lack of neutrality or lack of qualifications. Challenges shall be resolved in accordance with Center for Public Resource rules.

(c)
The Parties shall have at least twenty (20) Days following the close of hearing within which to submit a brief (not to exceed eighteen (18) pages in length) and ten Days from date of receipt of the opponent’s brief within which to respond thereto.

(d)	The Parties expressly agree that the arbitrators shall not award punitive damages, consequential damages, or attorneys’ fees (except attorneys’ fees specifically authorized by the Agreement).

(e)	The fees and expenses of any mediator or arbitrator shall be shared equally by the Parties.

(f)	The Parties may, by written agreement (signed by both Parties), alter any time deadline or location(s) for meetings.
Time is of the essence for purposes of the provisions of this Exhibit.

-G 17-

Exhibit H

FORM OF
LEASE AGREEMENT

BETWEEN

PHILLIPS 66 COMPANY
AS LESSOR

AND

PHILLIPS 66 PARTNERS HOLDINGS LLC
AS LESSEE

DATED AS OF

December 1st, 2014

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LEASE

Page

RECITALS		1
ARTICLE I - DEFINITIONS AND INTERPRETATIONS		1
1.1	Definitions	1
1.2	Interpretations.	5
1.3	Entire Agreement	5
1.4	Conflicting Provisions	5
ARTICLE II - PREMISES AND EASEMENTS		5
2.1	Premises	5
2.2	Quiet Enjoyment	5
2.4	Lessee’s Access and Use Rights	6
2.5	Lessor Reserved Easements and Rights-of-Way	6
2.6	Lessor’s Reserved Access Rights	7
2.8	Access Procedures	7
2.9	Third Party or Affiliate Easements on the Premises	7
2.10	Appurtenant Easements	7
ARTICLE III - TERMINATION		7
3.1	Right of Termination or Surrender	7
3.2	Removal and Restoration	7
3.2	Removal and Restoration	8
ARTICLE IV - RENT AND PAYMENTS		8
4.1	Rent	8
4.1	Rent	8
4.2	Additional Rent	8
4.3	Late Payments	9
ARTICLE V - USE OF THE PREMISES		9
5.1	Use	9
5.1	Acknowledgment of Potential Future Restrictions	9
5.3	Compliance with Legal Requirements Other than Environmental Laws	9
5.4	Indemnity for Compliance with Legal Requirements Other than Environmental Laws	9
5.5	Suitability of the Premises	10
ARTICLE VI - MAINTENANCE, UTILITIES, IMPROVEMENTS, AND LIENS		10
6.1	Lessee’s and Lessor’s Obligations	10
6.2	Utilities Obligations	10
6.3	Improvements	10
6.4	Liens	11
ARTICLE VII - INSURANCE		12
7.1	Insurance Coverage	12
7.2	Failure to Obtain Insurance	12
7.3	Lessee’s Right to Self-Insure	12

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7.4	Insurance Requirements	12
ARTICLE VIII - INDEMNITIES		13
8.1	Release and Indemnification by Lessee	13
8.2	Release and Indemnification by Lessor	13
8.3	Application of Indemnities	13
8.4	Extension of Releases and Indemnities	14
8.5	Limitation on Indemnities For Personal Injury/Death	14
8.6	Disclaimer of Consequential Damages	14
8.7	Survival	14
ARTICLE IX - PROPERTY TAXES		14
9.1	Payment of Property Taxes	14
9.2	Joint Assessment	15
9.3	Contesting Real Property Tax	15
9.4	Other Taxes	16
ARTICLE X - ASSIGNMENT		16
10.1	Assignment or Subletting	16
10.2	Assignment to an Affiliate or Sale to a Third Party	16
10.3	Covenants Running With The Land	17
ARTICLE XI - DEFAULT		17
11.1	Defaults	17
11.2	Remedies	18
ARTICLE XII - CONDEMNATION		18
12.1	Condemnation in Whole	18
12.2	Condemnation in Part	18
12.3	Application of Condemnation Proceedings	18
12.4	Notice of Condemnation	18
ARTICLE XIII - RIGHT OF FIRST OFFER		18
13.1	Right of First Offer	18
13.2	Exceptions to Right of First Offer	19
ARTICLE XIV - ENVIRONMENTAL		19
14.1	Release Reporting and Corrective Action	19
14.2	Daily Operations	20
ARTICLE XV - FORCE MAJEURE		20
15.1	Excused Performance	20
15.2	Burden of Proof	21
ARTICLE XVI - NOTICES		21
16.1	Methods of Notice	21
16.2	Notice Addresses	21
16.3	Change of Address	21
ARTICLE XVIII - GENERAL PROVISIONS		21
17.1	Estoppel Certificate	21
17.2	Severability	22
17.3	Captions	22
17.4	Amendments	22
17.5	Waivers	22
17.6	Recording	22

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17.7	Holding Over	22
17.8	Cumulative Remedies	23
17.9	Binding Effect; Choice of Law	23
17.10	Subordination	23
17.11	Signs and Fences	23
17.12	No Broker	23
17.13	Records and Audit	23
17.15	Counterparts	23
17.16	Confidentiality	23
17.17	Further Assurances	24
17.18	Survival	24

EXHIBIT A - LEGAL DESCRIPTION OF THE LEASED PROPERTY
EXHIBIT B - PERMITTED ENCUMBRANCES
EXHIBIT C - LESSOR RESERVED EASEMENTS AND RIGHTS OF WAY

-H 4-

This Lease is made and entered into this 1st day of December, 2014 by and between Phillips 66 Company, a Delaware corporation, herein referred to as Lessor, and Phillips 66 Partners Holdings LLC, a Delaware limited liability company, herein referred to as Lessee.

RECITALS

WHEREAS, Lessor and Lessee’s Affiliates have entered into a Contribution, Conveyance and Assumption Agreement (“Contribution Agreement”), dated ____ for Lessor to sell and Lessee and Lessee’s Affiliates to purchase certain Assets located at or near the Refinery; and

WHEREAS, Lessee wishes to lease the land underlying or associated with the Assets from Lessor, and Lessor desires to lease the land underlying or associated with the Assets to Lessee.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1    Definitions. Capitalized terms used in this Lease without other definition shall have the meanings specified in this Section 1.1 unless the context requires otherwise.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to Lessor, the term “Affiliate” shall not include any Group Member and (b) with respect to the Partnership Group, the term “Affiliate” shall not include Lessor or any of its Subsidiaries (other than a Group Member).

“Appurtenant Easements” shall mean those third-party easements, licenses, leases or other interests in real property that are in Lessor’s or Lessor’s Affiliates names that are located at or near the Refinery and which benefit the Premises or the Assets and are described in Exhibit __, attached hereto and incorporated herein for all purposes.

“Assessor” shall mean the Union County (New Jersey) Supervisor of Assessments.

“Assets” shall mean the Bayway Rail Rack, consisting of (a) a four track, 120 unloading spot, crude oil railcar receiving facility to deliver crude to tankage at the Refinery with a capacity of 75,000 barrels per day located in Linden, New Jersey adjacent to the Refinery and (b) all other assets owned, held for use by Lessor or any of Lessor’s Affiliates in connection with the operation of the Bayway Rail Rack that are otherwise necessary for Lessee and Lessee’s Affiliates to use and operate the Bayway Rail Rack after the Effective Date in a manner substantially similar to the use and operation of the Bayway Rail Rack prior to the Effective Date and in a manner contemplated by the Contribution Agreement. However, fee ownership of the real property on which the Bayway Rail Rack is located shall remain vested in Lessor.

“Base Price Index” shall mean the Price Index for the month nearest before the Effective Date for which the Price Index is published.

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“Base Rate” shall mean the lesser of (a) the per annum rate of interest calculated on a daily basis using the 3-month LIBOR rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published) plus two hundred (200) basis points; or (b) the maximum nonusurious rate of interest permitted by law, such Base Rate to be adjusted automatically as and to the extent that either (a) or (b) immediately above changes from time to time.

“Base Term” shall mean the period commencing on the Effective Date and extending thereafter for Forty (40) years, unless terminated earlier pursuant to the terms of this Lease.

“Base Year” shall mean the full calendar year during which the Term of this lease commences.

“Condemnation” shall mean the taking or expropriation of property by any Person in the exercise of the power of eminent domain or a conveyance of property in lieu of such taking or expropriation.

“Contribution Agreement” shall mean the Contribution, Conveyance and Assumption Agreement, dated ______, entered into by and between Lessor and Lessee’s Affiliates.

“Corrective Action” shall mean any response action, corrective action, investigation, monitoring, operation and maintenance, abatement, clean up, removal, disposal, treatment, equipment installation, covering or remediation with respect to a Release (other than a Release into the air) at, on, under or from the Premises or the Refinery Lands, including preparing and signing any manifests required for the off-site transportation, treatment or disposal of Hazardous Substances and actions to prevent or abate migration of Hazardous Substances (other than through the air) at or from the Assets to real property owned, leased or used by Lessor or any third party or at or from any of Lessor’s assets at the Refinery to real property owned, leased or used by Lessee or any third party.

“Effective Date” shall mean December 1st, 2014, all in accordance with the terms for closing set forth in the Contribution Agreement.

“Environmental Laws” shall mean any Legal Requirements involving common law actions relating to pollution, protection or cleanup of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. Section 9601 et seq; the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq; the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101 et seq; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq; the Clean Water Act, 33 U.S.C. Section 1251 et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq; the Clean Air Act, 42 U.S.C. Section 7401 et seq; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq; in each case, as amended.

“Force Majeure” shall mean any cause that is beyond the reasonable control of a Party, and either results from an event or condition which is unforeseeable, or if reasonably foreseeable cannot by the exercise of reasonable diligence be prevented or avoided, including flood, landslide, earthquake, hurricane, tornado, storm or other unusually adverse weather condition, fire, lightning and other acts of God, acts of war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), acts of terrorism, civil war, rebellion, revolution, insurrection or military or usurped power, martial law, embargo, blockade, riot or civil disturbance, epidemic, famine, sabotage, explosions, theft, casualty, injunction, strikes, lockouts or other labor difficulties; or any restrictions by governmental agencies or authorities or changes in the law which would make the performance of an obligation impossible or illegal. Force Majeure shall not include the non‑availability of financing, lack of funds, or changes in market conditions.

-H 6-

“Group Member” means a member of the Partnership Group.

“Hazardous Substance” shall mean any hazardous material, substance or waste, toxic mold, industrial waste, petroleum or petroleum-derived waste, or any toxic or hazardous constituent of any such substance or waste, and any substance, material or waste that is regulated or listed under or defined by Environmental Laws.

“Improvements” shall mean all improvements, facilities, fixtures, machinery, equipment, buildings and any other property constructed, built, installed, placed, equipped or otherwise located on or within the Premises by Lessee or on Lessee’s behalf, whether classified as real or personal property.

“Invitee” shall mean any Person whose presence at the Premises or Refinery Lands, as applicable, is at the invitation of a Party hereto as a guest and not as a result of a contract or subcontract with such Party.

“Late Payment Rate” shall mean the lesser of (a) the Base Rate, plus two hundred (200) basis points per annum, or (b) the maximum rate of interest permitted by law, such rate to be adjusted automatically as and to the extent that either (a) or (b) immediately above changes from time to time.

“Lease” shall mean this Lease.

“Legal Requirements” shall mean any federal, state or local charter, act, statute, law, ordinance, code, rule, regulation or order or other applicable legislative or administrative action of the United States of America or the State of Illinois, or any agency, department, authority, political subdivision or other instrumentality thereof, or a final decree, judgment or order of a court.

“Lessee” shall mean Phillips 66 Partners Holdings LLC.

“Lessee’s Operations” means crude oil transportation and related operations, including the transportation, storage and shipping of crude oils and refined petroleum products and for any other uses or activities related to or associated with such operations conducted by Lessee.

“Lessor” shall mean Phillips 66 Company.

“Parties” shall mean Lessor and Lessee, collectively.

“Partnership” shall mean Phillips 66 Partners LP, a Delaware limited partnership.

“Partnership Group” shall mean, collectively, the Partnership and its Subsidiaries.

“Party” shall mean Lessor or Lessee, individually.

“Permitted Encumbrances” shall mean those easements, leases, restrictions, and encumbrances that are described in Exhibit B attached hereto and incorporated herein for all purposes, and any non-material easements, leases, restrictions, and encumbrances that are not filed of record.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, business, trust, estate, government or political subdivision hereof, governmental agency or other entity.

-H 7-

“Premises” shall mean that certain real property that is at or near the Refinery situated in the County of Union, State of New Jersey, as described on Exhibit A and shown as the cross-hatched area on Attachment A-1 attached hereto and incorporated herein for all purposes.

“Price Index” shall mean the Consumer Price Index for all Urban Consumers for the New York- Northern New Jersey Metropolitan Area, published by the Bureau of Labor Statistics of the United States Department of Labor (all items figure - 1982-1984 = 100).

“Property Taxes” shall mean all property taxes, and other general and special assessments, of every kind related to the value of the Premises Assets and Improvements that are levied or assessed upon or against, or attributable to, all or any portion of the Premises, Assets or Improvements.

“Reasonable Restrictions” means, with respect to the Premises, an engineering control, or a deed restriction or institutional control that limits the use of the Premises or the Refinery, including the Premises, to industrial uses and/or restricts use of the groundwater, except as needed for refinery purposes, which is (a) reasonable in scope and extent; and (b) does not unreasonably impair or unreasonably interfere with Lessee’s use of the Assets.

“Refinery” shall mean the refinery, including the real property, located in Linden, New Jersey, commonly known as the Bayway Refinery, including the Refinery Lands. The Refinery for purposes of this Lease shall not include Lessor’s facilities and the piping that is located outside of the Refinery fence lines.

“Refinery Lands” shall mean the approximately seventy (70) acre parcel, commonly referred to as the “40 Acre Tank Farm”, on which the Premises are situated.

“Release” shall mean any presence, spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping, disposing or releasing of a Hazardous Substance into the environment (including the soil, surface water, groundwater, sewer, septic system, or waste treatment, storage, or disposal systems, but not the air unless such air release is deposited on the Premises) of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing a Hazardous Substance. Migration or continued Releasing after the Effective Date of a Release that occurred prior to the Effective Date shall not be considered a new Release for purposes of this Lease and instead shall be considered part of the prior Release.

“Release of a Hazardous Substance from its Operations” shall mean Releases from equipment, including pipe lines, owned by either Lessee or Lessor, or their respective Affiliates, as appropriate at the Premises or Refinery Lands.

“Renewal Terms” shall have the meaning as defined in Section 3.2.

“Reportable Quantity” shall mean, with respect to a Release, a Release that is one or more barrels, or less than one barrel if required to be reported to a government agency pursuant to Environmental Laws.

“Shared Services Agreement” shall mean, the Shared Services Agreement (Bayway) dated December 1st, 2014, entered into by and between Lessor and Lessee.

“Subsidiary” shall mean, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date

-H 8-

of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Term” shall mean, collectively, the period commencing on the Effective Date and extending thereafter for Forty (40) years, plus any additional Renewal Terms, if said Renewal Terms are exercised by Lessee.

1.2    Interpretations. As used in this Lease, the terms “herein”, “herewith” and “hereof” are references to this Lease, taken as a whole, the term “includes” or “including” shall mean “including, without limitation”, and references to a “Section”, “subsection” or “Exhibit”, shall mean a Section, subsection or Exhibit of this Lease, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law, statute, code, regulation, rule, ordinance or similar Legal Requirement includes any amendment or modification thereof. A reference to a Person includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine, and vice versa.

1.3    Entire Agreement. This Lease consists of this document and the exhibits which are listed in the table of contents and attached hereto or shall be attached hereto in accordance with the provisions hereof, and which are specifically incorporated herein and made a part hereof by this reference. This Lease sets forth the full and complete understanding of the Parties relating to the subject matter contained herein, and shall supersede any and all prior negotiations, understandings, other agreements, representations or warranties by such Parties with respect to the subject matter hereof.

1.4    Conflicting Provisions. In the event of any conflict between this document and the Contribution Agreement, the terms and provisions of the Contribution Agreement, as amended from time to time, shall control.

ARTICLE II

PREMISES AND EASEMENTS

2.1    Premises. As of the Effective Date, Lessor hereby exclusively leases to Lessee and Lessee exclusively leases from Lessor for the Term, at the rental, and upon all of the conditions set forth herein, the Premises. Lessor hereby warrants and represents to Lessee that Lessor owns, as of the Effective Date, good and marketable title to the Premises, free and clear of all leases, tenancies, agreements, servitudes, mortgages, restrictions and other liens, encroachments, encumbrances and easements, except for the Permitted Encumbrances, and that possession of the Premises shall be delivered by Lessor to Lessee on the Effective Date.

2.2    Quiet Enjoyment. Subject to the provisions of this Lease, and so long as Lessee is not in default under the provisions of this Lease, Lessor covenants and warrants that upon the payment of the rent

-H 9-

reserved herein and performance of its obligations hereunder, Lessee shall peaceably and quietly hold, use, enjoy and occupy the Premises for the Term hereof.

2.3    Lessee’s Easements and Rights-of-Way. Lessor shall promptly furnish or make available to Lessee or to third parties that are providing services to Lessee, at no additional cost to Lessee, all other easements and rights-of-way over the Refinery Lands reasonably necessary for Lessee’s Operations on the Premises, including pipeline, pipe rack, electrical, communication, roadway and construction easements, to construct any Improvements on the Premises, or to comply with the provisions of this Lease or the Shared Services Agreement. All such easements and rights-of-way shall be non-exclusive in a form mutually acceptable to both Parties, and none of these easements or rights-of-way shall unreasonably interfere with Lessor’s operations on the Refinery Lands. All such easements and rights-of-way shall be recorded at the sole expense of Lessee.

2.4    Lessee’s Access and Use Rights. By execution of this Lease, during the Term Lessor hereby grants to Lessee, its employees, invitees, licensees, agents and contractors as necessary for Lessee’s Operations on the Premises or the easements or rights-of-way that may be granted to Lessee pursuant to Section 2.3 above or for Lessee to comply with the provisions of this Lease or the Shared Services Agreement:

(a)    The right at all times of access, ingress or egress on, over and across any and all portions of the Refinery Lands to the Premises, to the Appurtenant Easements, or to the easements or rights-of-way that may be granted to Lessee pursuant to Section 2.3 above;

(b)    The right to walk on all walkways and drive all types of vehicles on all roads on the Refinery Lands;

2.5    Lessor Reserved Easements and Rights-of-Way. Lessor, by and through this Lease, hereby reserves unto itself, its successors and assigns, the right to maintain, utilize, inspect, operate, protect, repair, replace with same or different size facilities, dismantle and remove any of Lessor’s existing pipe lines, pipe racks, equipment, electrical facilities, rail facilities, communications facilities, roadways and construction rights-of-ways, including those set forth on Exhibit C, attached hereto and incorporated herein for all purposes, that are located on the Premises for Lessor’s operations on Refinery Lands; provided, however, that Lessor hereby agrees, at Lessee’s sole cost and expense, to remove and relocate any of Lessor’s reserved pipe lines, pipe racks, electrical facilities, rail facilities, communications facilities, roadways and construction rights-of-ways to a new location on the Premises specified by Lessee, at any time upon sixty (60) days’ notice in writing from Lessee to Lessor. In addition, Lessee shall promptly furnish or make available to Lessor or to third parties that are providing services to Lessor, at no additional cost to Lessor, all other easements and rights-of-way over and across the Premises that are reasonably necessary for Lessor to conduct its business on the Refinery Lands. All such easements and rights-of-way shall be non-exclusive and none of these easements or rights-of-way shall unreasonably interfere with Lessee’s Operations on the Premises. All such easements and rights-of-way shall be recorded at the sole expense of Lessor. Upon completion of any construction, maintenance, replacement or removal operations Lessor shall repair and restore the rights-of-way used by Lessor, as near as reasonably practical to do so, to substantially the same condition that existed prior to such activity. Nothing provided in this Lease is intended to modify, amend, waive, enlarge, limit or restrict the environmental provisions, including the environmental indemnities, contained in the Contribution Agreement; it being the intent of the Parties hereto that all environmental matters will be governed by the terms of the Contribution Agreement.

-H 10-

2.6    Lessor’s Reserved Access Rights. Lessor, by and through this Lease, hereby reserves unto itself, its successors and assigns, as necessary for Lessor’s operations at the Refinery Lands or for Lessor to comply with the provisions of this Lease or the Shared Services Agreement:

(a)the right, at all times of access, ingress or egress on, over and across any and all portions of the Premises, the easements or rights-of-way, and

(b)The right to walk on all walkways and drive all types of vehicles on all roads on the Premises;

2.7    Access Procedures. Lessor and Lessee shall mutually establish a procedure to enable the other Party and its employees, Invitees, licensees, agents and contractors reasonable access to the Premises and the Refinery Lands, as applicable, to conduct Corrective Action as required by this Lease or by Legal Requirements and to carry out the intent of this Lease, and the Contribution Agreement.

2.8    Third Party or Affiliate Easements on the Premises. Lessor shall not grant or assign to any third parties any new easements, rights-of-way, licenses or any similar real property interests on the Premises without the prior written consent of Lessee, which consent shall not be unreasonably withheld.

2.9    Appurtenant Easements. As of the Effective Date, Lessor hereby leases to Lessee and Lessee leases from Lessor for the Term, at the rental and upon all of the conditions set forth herein, the Appurtenant Easements. To the extent that any Appurtenant Easements that would otherwise be leased under this Lease, are not capable of being leased without the consent of, or waiver by, any other party thereto or any other Person, or if such lease or attempted lease would constitute a breach thereof or a violation of any Legal Requirement, this Lease shall not constitute a lease, or an attempted lease of any such Appurtenant Easements. Promptly after the Effective Date, and for a period of one (1) year, Lessor shall use reasonable commercial efforts to obtain a consent or waiver to a lease from Lessor to Lessee of each such Appurtenant Easement that, but for the second sentence of this Section, would be leased; provided, however, that Lessor shall not be required to pay or provide any consideration to obtain such consent or waiver. Lessee shall have the right to take any actions necessary to keep such Appurtenant Easements in effect, including obtaining such consent or waiver described above.

ARTICLE III
TERMINATION AND RENEWAL

3.1    Termination or Surrender. Notwithstanding anything to the contrary contained herein, Lessee may, by mutual consent of the parties and upon not less than thirty (30) days prior written notice to Lessor, surrender any portion of the Premises to Lessor and to terminate this Lease as to the portion surrendered or to terminate this Lease in its entirety. Such consent may be withheld at Lessor’s sole discretion.

3.2    Renewal Terms. So long as there is no event of default under this Lease, Lessee shall have the option to extend this Lease for up to three (3) ten (10) year periods (“Renewal Terms”) commencing upon the expiration of the Base Term. Each successive ten (10) year option shall be deemed exercised by Lessee provided that Lessee gives at least ninety (90) days written notice prior to the expiration of the Base Term or any Renewal Term, as the case may be, of its desire to renew for the next successive Renewal Term. If Lessee elects not to exercise any Renewal Term, then this Lease shall terminate at the end of the current Base Term or Renewal Term, as the case may be, and in the event of such termination, Lessee’s options for any future Renewal Terms shall also terminate.

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3.3    Removal and Restoration. On the last day of the Term hereof, or on any sooner termination or a surrender of a portion of the Premises as provided for in this Lease, Lessee shall surrender the Premises, or portion thereof, to Lessor in substantially the same condition as existed on the Effective Date, reasonable wear and tear excepted; provided, however, that Lessee shall have a reasonable period of time after such termination or expiration to remove its Assets, Improvements and other personal property and equipment from the Premises and to restore the surface of the Premises at Lessee’s sole expense. Lessor shall provide Lessee with reasonable access, ingress and egress for the purposes of such removal and restoration, and Lessee shall repair any damage to the Premises occasioned by such removal.

ARTICLE IV
RENT AND PAYMENTS

4.1    Rent. Lessee shall pay to Lessor as rent for the Premises and the Appurtenant Easements for the Term the sum of $1,862,758.80 per year, payable in monthly installments of $155,229.90 All monthly installments shall be due and payable on the first day of each month. Rent shall be payable in lawful money of the United States to Lessor at the address stated herein or to such other Persons or at such other places as Lessor may designate in writing.

4.2    Rent Adjustment. Rent payable pursuant to Section 4.1 will be adjusted on each anniversary of the Effective Date by a fraction whose numerator is the Price Index published for the then most recent anniversary month of the first month of the Term and whose denominator is the Base Price Index. Rent shall not be reduced below the amount first due pursuant to Section 4.1.

4.3    Additional Rent.

(a)    This Lease is what is commonly called a “triple net lease”, it being understood that Lessor shall receive the rent set forth in Paragraph 4.1and Lessee shall pay any and all Property Taxes and other costs or expenses of any nature whatsoever that are related solely to Lessee’s lease or Lessee’s Operations of the Premises. All of such charges, costs and expenses shall constitute additional rent, and upon the failure of Lessee to pay any of such costs, charges or expenses, Lessor shall have the same rights and remedies as otherwise provided in this Lease for the failure of Lessee to pay rent.

(b)    If Lessee should default, as defined in Article XI, in performing any term, covenant or condition of this Lease which involves the expenditure of money by Lessee to third parties, Lessor may (but shall not be obligated to) make such payment or, on behalf of Lessee, expend such sum as may be necessary to perform or fulfill such term, covenant or condition. Any sums so paid or expended by Lessor, with interest at the maximum rate permitted by law from the date of such payment or expenditure, shall be additional rent and shall be payable by Lessee on demand. No such payment or expenditure by Lessor shall be construed as a waiver of Lessee’s default or of Lessee’s obligation to perform any term, covenant or condition of this Lease nor shall it affect any other right or remedy of Lessor under this Lease.

(c)    No abatement, diminution or reduction in additional rent shall be claimed by or allowed to Lessee for any inconvenience or interruption, cessation, or loss of business caused directly or indirectly, by any present or future Legal Requirements, or by Force Majeure; and no diminution in the

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amount of the space used by Lessee caused by legally required changes in the construction, equipment, fixtures, operation or use of the Premises shall entitle Lessee to any abatement, diminution or reduction of additional rent required to be paid by Lessee under this Lease.

4.4    Late Payments. Any amounts not paid by one Party to the other Party when due under any provisions of this Lease shall bear interest at the Late Payment Rate from the date such payment is due until the date payment is made in full.

ARTICLE V
USE OF THE PREMISES

5.1    Use. The Premises may be used and occupied by Lessee for crude oil transportation and related operations, including the unloading and shipping of crude oils, offices, and for any other uses or activities related to or associated with such operations, subject to any Reasonable Restrictions.

5.2    Acknowledgment of Potential Future Restrictions. Lessor and Lessee acknowledge that any Corrective Action may be conducted pursuant to governmental order or action, agreement with the governmental agencies or on a voluntary basis. Lessee acknowledges that any such activity may result in a restriction on the future use of the land beneath the Refinery Lands, including the Premises, to non-residential, industrial or particular commercial uses, restriction on the use of groundwater, imposition of institutional controls, or imposition of engineering controls. This Lease is hereby made subject to any governmental order or action, or agreement with the governmental agencies concerning such Corrective Action. After consultation with Lessee, Lessor shall use reasonable efforts to ensure such restrictions are Reasonable Restrictions.

5.3    Compliance with Legal Requirements Other than Environmental Laws. Lessee shall, at Lessee’s expense, comply with all applicable Legal Requirements (other than Environmental Laws) in effect during the Term or any part of the Term hereof regulating the use and occupancy by Lessee of the Premises. Compliance with Environmental Laws is addressed in Section 14.2. In the event Lessee requires access to the Premises after the termination of this Lease to comply with its obligations under this Lease, Lessor shall provide such access to the Premises, at no cost to Lessee, as is reasonably necessary for Lessee to complete its obligations. Lessor agrees that it will, at Lessee’s sole cost and expense, cooperate with Lessee in supplying information and signing documentation as Lessee may reasonably request in order to satisfy its requirements under this Section 5.3, and Lessee shall indemnify and defend Lessor from and against any liability resulting from such cooperation with Lessee; provided, however, if Lessor’s action or inaction is the primary factor necessitating compliance with any Legal Requirements affecting the Premises, in which event Lessor shall pay the reasonable costs, charges and expenses connected with or arising out of such need to comply.

5.4    Indemnity for Compliance with Legal Requirements Other than Environmental Laws. Subject to the terms and provisions of Article VIII of the Contribution Agreement, Lessee shall indemnify, release, defend and hold Lessor harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for its failure to comply with Legal Requirements at the Premises. Lessor shall indemnify, release, defend and hold Lessee harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for its failure to comply with Legal Requirements at the Refinery Lands.

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5.5    Suitability of the Premises. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE, LESSEE HEREBY ACCEPTS THE PREMISES “AS IS, WHERE IS” IN ITS CONDITION EXISTING ON THE EFFECTIVE DATE, AND LESSOR DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES, INCLUDING ANY WARRANTY OF SUITABILITY FOR A PARTICULAR USE AND ANY OTHER WARRANTY PERTAINING TO THE USE OR CONDITION OF THE PREMISES WHATSOEVER; PROVIDED HOWEVER, NOTHING IN THIS SECTION 5.5 IS INTENDED TO NOR SHALL IT QUALIFY OR DIMINISH THE PARTIES’ RESPECTIVE RIGHTS AND OBLIGATIONS UNDER THE CONTRIBUTION AGREEMENT. Lessee acknowledges that Lessor has not made any representation or warranty as to the suitability of the Premises for the conduct of Lessee’s business.

ARTICLE VI
MAINTENANCE, UTILITIES, IMPROVEMENTS, AND LIENS

6.1    Lessee’s and Lessor’s Obligations. Lessee shall, at its sole cost and expense, maintain or cause to be maintained all Assets and Improvements located on the Premises. Any Party committing any injury to the Premises shall be responsible for repairing and/or restoring the Premises at its sole cost and expense. Lessor shall, at its sole cost and expense, maintain all of Lessor’s personal property located within the Premises.

6.2    Utilities Obligations. Lessor agrees to provide certain utilities and services to the Premises pursuant to the Shared Services Agreement. Lessee agrees to provide certain services to the Lessor pursuant to the Shared Services Agreement.

6.3    Improvements.

(a)    Subject to the terms and conditions of this Section 6.3, Lessee may, at any time and from time to time, at its sole cost and expense, construct, build, place, install, equip, maintain, operate, locate or remove any Improvements deemed desirable by Lessee in, on and to the Premises, provided that the Improvements shall be made or removed in accordance with all applicable Legal Requirements. Lessor, as the landlord of the Premises, shall cooperate (at no cost to Lessor) with Lessee in applying for and obtaining any permits, licenses or approvals needed to construct, build, place, install, equip, maintain, operate or remove the Improvements.

(b)    Ownership and title to the Improvements shall be and remain the sole property of Lessee regardless of whether such Improvements constitute fixtures or personalty. Lessee may add or remove all or any portion of the Improvements, or any part thereof, at any time and from time to time during the Term, irrespective of the manner or method of attachment of the same to the Premises.

(c)    The Parties agree that title to all Improvements at any time on the Premises have been severed by the agreement and intention of the Parties and shall remain severed from the Premises, shall be considered with respect to the interests of the Parties hereto as the personal property of Lessee and, even though attached to or affixed to or installed upon the Premises, shall not be considered to be fixtures or a part of the Premises.

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6.4    Liens.

(a)    Except for services provided by Lessor to Lessee under the Shared Services Agreement, if any lien shall at any time be filed against the Premises by reason of any work, labor, services or materials done for, or supplied to, or claimed to have been done for, or supplied to, Lessee or anyone holding the Premises through or under Lessee, Lessee shall cause the same to be discharged of record or adequately bonded (unless otherwise secured to the reasonable satisfaction of Lessor) within forty-five (45) days after receipt of notice of the lien filing from Lessor. If Lessee shall fail to do so, then, Lessor may, but shall not be obligated to, procure the discharge of the same either by paying the amount claimed to be due, by deposit in a court of competent jurisdiction or by bonding, and Lessor may defend the prosecution of an action for the foreclosure of such lien by the lienor and pay the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. Any amount paid or deposited by Lessor for any such purpose, and all other reasonable expenses of Lessor, including reasonable attorney’s fees and disbursements, together with interest at the maximum rate permitted by law from the date paid or deposited, shall be additional rent and shall be paid by Lessee on demand. Lessee shall cause any such lien filed against the Assets or Improvements to be discharged prior to termination of this Lease. If requested by Lessor, Lessee shall post on behalf of Lessor, and keep posted on the Premises, any notices that Lessor may require for the protection of Lessor and of the Premises from any such lien.

(b)    Except for services provided by Lessee to Lessor under the Services Agreement, if any lien shall at any time be filed against the Premises, either individually against the Premises or as part of a lien filed that encompasses both the Premises and the Refinery Lands, by reason of any work, labor, services or materials done for, or supplied to, or claimed to have been done for, or supplied to, Lessor or anyone holding the Refinery Lands through or under Lessor, Lessor shall cause the same (at least as it pertains to the Premises) to be discharged of record or adequately bonded (unless otherwise secured to the reasonable satisfaction of Lessee) within forty-five (45) days after receipt of notice of the lien filing. If Lessor shall fail to do so, then, Lessee may, but shall not be obligated to, procure the discharge of the same, in whole or in part, either by paying all or a portion of the amount claimed to be due, by deposit in a court of competent jurisdiction or by bonding, and Lessee may defend the prosecution of an action for the foreclosure of such lien by the lienor and pay all or a portion of the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. Any amount paid or deposited by Lessee for any such purpose, and all other reasonable expenses of Lessee, including reasonable attorney’s fees and disbursements, together with interest at the maximum rate permitted by law from the date paid or deposited, shall be promptly paid by Lessor on demand. Lessor shall cause any such lien filed against the Assets or Improvements to be discharged prior to termination of this Lease.

(c)    Nothing in this Lease shall be deemed to be, or be construed in any way as constituting, the consent or request of Lessor, expressed or implied, by inference or otherwise, to any Person for the performance of any labor or the furnishing of any materials for any Improvement of or to the Premises, or as giving Lessee any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Lessor’s interest in the Premises or giving Lessor any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Lessee’s interest in the Premises, including the Assets and Improvements located thereon.

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ARTICLE VII
INSURANCE

7.1    Insurance Coverage. Lessee shall during the Term of this Lease, and Lessor shall for as long as it conducts operations on the Refinery Lands, provide at their sole cost and expense the following:

(a)    Commercial General Liability insurance, including contractual liability, with limits of $1,000,000 each claim;

(b)    Workers' Compensation insurance as required by laws and regulations applicable to Lessee and its employees hereunder and Employer's Liability insurance protecting Lessee against common law liability, in the absence of statutory liability, for employee bodily injury arising out of the master-servant relationship with a limit of $1,000,000 each claim;

(c)    Business Automobile Liability insurance covering all vehicles used in the operations of Lessee with a limit of $1,000,000 each accident; and

(d)    Excess Liability insurance covering Commercial General Liability, Workers' Compensation and Business Automobile Liability with a limit of $9,000,000 aggregate.

7.2    Failure to Obtain Insurance. If a Party shall fail to keep in effect any insurance required under Section 7.1(a), the other Party may (but shall not be obligated to) obtain and pay for such insurance. However, the other Party will provide the Party obligated to provide the insurance thirty (30) days prior written notice of such intent and allow that Party thirty (30) days to comply with such insurance requirement(s).

7.3    A Party’s Right to Self-Insure. Notwithstanding anything to the contrary contained herein, a Party shall have the right, but not the obligation, to self-insure any and all liabilities arising out of this Lease and/or the insurance required in Section 7.1. A Party may exercise such right by providing the other Party with a letter of self-insurance referencing the obligations and liabilities of this Lease with any financial information reasonably requested by the other Party to demonstrate the self-insuring Party’s ability to self-insure.

7.4    Insurance Requirements. On or before the Effective Date, each Party shall provide the other Party with certificates or other documentary evidence reasonably satisfactory to the other Party of the insurance coverages and endorsements set forth above that are required to be obtained by such Party. The above insurance shall include a requirement that a Party’s insurer provide the other Party with thirty (30) days advance written notice of cancellation, material change, or non-renewal. A Party’s Workers Compensation insurance shall contain a waiver of subrogation against the other Party. A Party’s Commercial General Liability and Business Automobile Liability insurance shall name the other Party as an additional insured with respect to this Lease.

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ARTICLE VIII
INDEMNITIES

8.1    Release and Indemnification by Lessee. Subject to the limitation set forth in Section 8.5, Lessee shall release, indemnify, defend and hold Lessor harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court costs and reasonable attorneys' fees) for:

(a)    any damage to or loss of property of Lessee, Affiliates, and their respective employees, contractors, representatives, agents or Invitees at the Refinery, and

(b)    any personal injury or death to the employees, contractors, representatives, agents or Invitees of Lessee or Lessee’s Affiliates at the Refinery, arising out of, in connection with or resulting from the activities or operations on the Premises or the Refinery Lands.

8.2    Release and Indemnification by Lessor. Subject to the limitation set forth in Section 8.5, Lessor shall release, indemnify, defend and hold Lessee and Lessee’s Affiliates harmless from and against any and all claims, demands, suits, causes of action, proceedings, judgments, damages, liabilities, expenses and costs (including court courts and reasonable attorneys' fees) for:

(a)    any damage to or loss of property of Lessor, Lessor’s Affiliates, and their respective employees, contractors, representatives, agents or Invitees at the Refinery, and

(b)    any personal injury or death to the employees, contractors, representatives, agents or Invitees of Lessor or Lessor’s Affiliates at the Refinery, arising out of, in connection with or resulting from the activities or operations conducted on the Premises or the Refinery Lands.

8.3    Application of Indemnities.

(a)    THE PARTIES HEREBY EXPRESS THEIR INTENT THAT THE RELEASES OF LIABILITY AND INDEMNITIES CONTAINED IN SECTIONS 8.1 AND 8.2 ABOVE BE LIBERALLY CONSTRUED. SUCH RELEASES OF LIABILITY AND INDEMNITIES SHALL APPLY TO ANY LOSS, DAMAGE, PERSONAL INJURY OR DEATH WHICH ARISES FROM THE PERFORMANCE OF THIS LEASE, AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF, INCLUDING STRICT LIABILITY, BREACH OF WARRANTY (EXPRESS OR IMPLIED), IMPERFECTION OF MATERIALS, CONDITION OF ANY SITE, OR THE NEGLIGENCE OF THE INDEMNITEE (OR RELEASED PARTY), WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, AND WHETHER THE CLAIM THEREFOR IS BASED ON COMMON LAW, CIVIL LAW, MARITIME LAW, STATUTE OR CONTRACTUAL OBLIGATION BETWEEN THE INDEMNITEE AND A THIRD PARTY

(b)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE RELEASES OF LIABILITY AND INDEMNITIES CONTAINED IN SECTIONS 8.1 AND 8.2 SHALL NOT APPLY TO ANY CLAIM OR LIABILITY CAUSED BY GROSS NEGLIGENCE, MALICE OR WILLFUL MISCONDUCT AND FURTHER SHALL NOT IN ANY EVENT APPLY TO AWARDS OR ASSESSMENTS OF PUNITIVE DAMAGES.

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8.4    Extension of Releases and Indemnities. To the maximum extent permitted by applicable law, the releases of liability and indemnities contained in Sections 8.1 through 8.3 above shall extend to the directors, employees, contractors, subcontractors and Invitees of each Party and to their respective Affiliates and the directors, employees, contractors, subcontractors and Invitees of such Affiliates.

8.5    Limitation on Indemnities For Personal Injury/Death. Liability under the indemnities contained in Sections 8.1 and 8.2 above for the aggregate total of personal injuries and/or deaths arising from any single occurrence shall be limited to Five Million Dollars ($5,000,000). If in the course of defense by either Party of any claims subject to this Section 8.5 either Party believes its potential liability under the indemnity is likely to exceed the Five Million Dollar ($5,000,000) limitation, said Party shall have the option of notifying the other Party that it will unconditionally agree to pay the other Party the first Five Million Dollars ($5,000,000.) of judgments, losses, expenses and costs (including court costs and attorneys' fees). Said Party shall transfer the defense of all pending suits and claims subject to this Section 8.5 to the other Party, and will cooperate in arranging for an orderly transition in the responsibility for handling such suits and claims. The other Party may, at its option, require that said Party provide security in a form satisfactory to the other Party to guarantee payment of Five Million Dollars ($5,000,000) less any amount of judgments, expenses and costs already incurred by said Party (all of which will be credited against the Five Million Dollar ($5,000,000) maximum liability).

8.6    Disclaimer of Consequential Damages. Neither Party shall be liable to the other Party for any incidental, special, indirect or consequential damages of any nature, including loss of profits or business interruptions, connected with or arising out of this Lease.

8.7    Survival. The provisions of this Article VIII shall survive the termination or expiration of this Lease.

ARTICLE IX
PROPERTY TAXES

9.1    Payment of Property Taxes.

(a)    Except as otherwise provided in Section 9.1(b), so long as the Premises, Assets and Improvements are taxed as a separate parcel from the Refinery Lands, Lessee will pay and discharge, as and when the same shall become due and payable without penalty, the Property Taxes with respect to any period during the Term in which they shall be or become due and payable and which:

(i)    shall be levied, assessed or imposed on or against the Premises, Assets or Improvements or any interest of Lessor or Lessee in the Premises, Assets or Improvements; or

(ii)    shall be or become liens on or against the Premises, Assets or Improvements or any interest of Lessor or Lessee in the Premises, Assets or Improvements;

(b)    Nothing in this Lease shall require Lessee to pay any estate, inheritance, succession or transfer tax of Lessor or any income, excess profits or revenue tax on the rent payable by Lessee under this Lease; provided, however, that if at any time during the term the methods of taxation prevailing at the Effective Date shall be altered so that in lieu of, as a supplement to, or a substitute for the whole or part of any Property Tax which Lessee has agreed to pay pursuant to this Section 9.1, there shall be levied, assessed or imposed (i) a tax, assessment, levy imposition or charge, wholly or partially as a capital levy or otherwise,

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on the rents received under this Lease or (ii) a license fee measured by the rent payable by Lessee under this Lease, then Lessee shall pay the same.

(c)    Upon written request from Lessor, Lessee shall promptly furnish Lessor with satisfactory evidence that such Property Taxes have been paid. If any Property Taxes paid by Lessee shall cover any period of time prior to or after the expiration of the Term hereof, Lessee’s share of such Property Taxes shall be equitably pro-rated to cover only the period of time within the tax fiscal year during which this Lease shall be in effect, and Lessor shall reimburse Lessee to the extent required. If Lessee shall fail to pay any such Property Taxes by their due date, Lessor shall have the right to pay the same, in which case Lessee shall repay such amount to Lessor on demand, together with any interest charge actually incurred by Lessor as to such Property Taxes.

9.2    Joint Assessment. If the Premises, Assets and Improvements are not separately assessed, Lessor shall pay the Property Taxes, but Lessor shall forward a copy of the property tax bills to Lessee within five (5) business days of Lessor’s receipt of the tax bills and, subject to Section 9.3 below, Lessee shall reimburse Lessor within thirty (30) days of receipt of Lessor’s invoice, together with proof of payment thereof, an amount equal to Ninety-Five percent (95%) of the Property Taxes for the Refinery Lands, on which the Premises are situated and as more particularly described in Attachment A-2, for that tax year and, with the express understanding and agreement between Lessor and Lessee that there will be a subsequent true-up of Lessee’s ultimate liability for Lessee’s proportion of the Property Taxes in accordance with the subsequent terms of this paragraph and that the percentages above set no precedent in the subsequent determination of the allocation. In the event the Premises, Assets and Improvements are subsequently separately assessed, the aforementioned true-up shall occur within thirty (30) days of receipt by either Party of such separate assessment. Lessee’s liability shall be an equitable proportion of the Property Taxes for the Premises, Assets and Improvements. Lessor and Lessee hereby agree that such proportion will be mutually agreed to by Lessor and Lessee, acting in good faith. In the event that Lessor and Lessee are unable to mutually agree upon such proportion, the Parties shall mutually engage a competent, independent appraiser, whose opinion of proportion shall be binding upon both Parties. The apportionment percentages set forth in this Section 9.2 are solely for the Parties’ benefit in estimating the liability for Property Taxes between them, and each Party hereby covenants and agrees to keep such allocation percentages confidential and to not disclose, communicate or otherwise provide such apportionment percentages at any time to any independent appraiser engaged under this Section 9.2 or in any court proceeding related thereto. The cost of engaging such appraiser shall be borne equally by Lessor and Lessee. These agreed upon allocated assessed values shall remain in effect until changed by the Parties, with either Party having the right to request a review of the allocation on an annual basis. Additionally, if the Premises, Assets or Improvements are not separately assessed, Lessor and Lessee also shall jointly attempt to have the Assessor separately assess the Premises, Assets and Improvements in such a way as to clearly and separately identify the value of the Premises, Assets and Improvements.

9.3    Contesting Real Property Tax. Lessor and Lessee shall each have the right to contest or review, with due diligence and in good faith, the amount or validity of any Property Taxes associated with the Premises, Assets and Improvements, but only with the knowledge and consent of the other Party, it being the express intent of the Parties that they shall work together in cooperation with each other with any such contest or review. For Property Taxes that pertain to the years 2014 and beyond, Lessee shall have the right to contest or review, with due diligence and in good faith, the amount or validity of any Property Taxes associated with the Premises, Assets or Improvements by appropriate legal proceedings provided that if the contested Property Tax is not paid before the start of legal proceedings, then before instituting any proceedings Lessee shall furnish to Lessor a surety company bond, cash deposit or other security mutually agreed upon by Lessor and Lessee as reasonably satisfactory, as security for the payment of the Property Tax, in an

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amount sufficient to pay the Property Tax, that may be assessed against the Premises, Assets or Improvements in the legal proceedings. If the property valuation contested is jointly assessed, Lessee shall have a responsibility for surety bond only for that portion of valuation that constitutes the Premises, Assets or Improvements and in an amount determined by mutual consent of Lessor and Lessee. On termination of the legal proceedings or at any time when Lessor and Lessee shall reasonably deem the security to be insufficient for the purpose, Lessee shall, upon demand, deliver to Lessor additional security as is reasonably sufficient for the purpose, and upon failure of the Lessee to do so, the security originally deposited shall be applied to the payment, removal and discharge of the Property Tax and any interest, penalties, charges, and costs accruing in the legal proceedings and the balance, if any, shall be paid to Lessee. If the security shall be insufficient for this purpose, Lessee shall promptly pay over to Lessor an amount sufficient, together with the security originally deposited hereunder, to pay the same. In the event of any default by Lessee, as defined in Article XI of this Lease, for failure to pay the Property Taxes, Lessor is authorized to use the security deposited under this Section 9.3 to apply on account of such default or to pay the Property Tax. The balance, if any, shall be paid to Lessee. Lessor agrees that it will, at Lessee’s sole cost and expense, cooperate with Lessee in connection with Lessee’s contesting or reviewing any Property Taxes pursuant to this Paragraph 9.3, provided that Lessor shall not be subject to any liability arising out of any such cooperation, including any liability for the payment of any Property Taxes, costs or expenses.

9.4    Other Taxes. Lessee shall pay, prior to delinquency, any franchise taxes, excise taxes, business and occupation taxes, gross sales taxes, gross receipt taxes, occupational license taxes and similar taxes that are assessed or levied on Lessee’s use or operation of the Premises.

ARTICLE X
ASSIGNMENT

10.1    Assignment or Subletting. Neither this Lease nor the leasehold created hereby shall be assigned or transferred by either Party, nor shall Lessee enter into any sublease of the Premises by any third party without the prior written consent of Lessor, which consent may be withheld at Lessor’s sole discretion.

10.2    Assignment to an Affiliate or Sale to a Third Party. Notwithstanding Section 10.1,

(a) Lessor may assign or sell its rights under this Lease to an Affiliate without Lessee’s consent, provided (i) such Affiliate is bound by all of the terms and provisions of this Lease, including Lessee’s rights under Article XIII, (ii) any such assignment shall not relieve the Lessor from any of its obligations under this Lease incurred prior to the date of such assignment, and (iii) Lessor is still liable to Lessee in the event of a default by such Affiliate, its successors or permitted assigns, of any of the obligations to be performed by Lessor under this Lease.

(b) Subject to Lessee’s rights under Article XIII, Lessor may assign or sell its rights under this Lease to a third party purchaser of all or substantially all of its interest in the Refinery or the Refinery Lands without Lessee’s consent, provided (i) such third party is bound by all of the terms and provisions of this Lease, including Lessee’s rights under Article XIII and (ii) any such assignment shall not relieve the Lessor from any of its obligations under this Lease incurred prior to the date of such assignment.

(c) Lessee may assign or transfer its rights and obligations hereunder to an Affiliate without Lessor’s consent provided (i) such Affiliate is bound by all of the terms and provisions of this Lease, including Lessor’s rights under Article XIII, (ii) any such assignment shall not relieve the Lessee from any of its obligations under this Lease incurred prior to the date of such assignment, and (iii) Lessee is still liable to

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Lessor in the event of a default by such Affiliate, its successors or permitted assigns, of any of the obligations to be performed by Lessee under this Lease.

10.3     Covenants Running With The Land. Subject to Section 10.1 above, all of the limitations, covenants, conditions, restrictions, rights, duties, powers and obligations created or which arise by reason of this Lease shall constitute covenants which shall run with the property burdened and benefited, and shall be binding on all Persons having any right, title or interest in the property burdened or any part thereof, their heirs, successors and assigns. By acceptance of a deed of conveyance or any other instrument granting an interest in property benefited or burdened by the interests or estates granted herein, each grantee or transferee, including mortgagees taking title by foreclosure, consents to and agrees to be so bound.

ARTICLE XI
DEFAULT

11.1    Defaults. A Party shall be in default under this Lease upon the occurrence of any one or more of the following events:

(a)    The failure by such Party to make any payment of any amount required to be made by such Party hereunder, as and when due, where such failure shall continue for a period of thirty (30) days after receipt by such Party of written notice thereof from the other Party; or

(b)    The failure by such Party to observe or perform any other material covenants, conditions or provisions of this Lease to be observed or performed by such Party, where such failure shall continue for a period of thirty (30) days after receipt by such Party of written notice thereof from the other Party; provided, however, that if the nature of the failure is such that more than thirty (30) days are reasonably required for its cure, then such Party shall not be deemed to be in default if such Party commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion; or

(c)    If by order of a court of competent jurisdiction, a receiver or liquidator or trustee of a Party shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of sixty (60) days; or if by decree of such a court, a Party shall be adjudicated bankrupt or insolvent or any substantial part of the property of such Party shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of sixty (60) days after the entry thereof; or if a petition to declare bankruptcy or to reorganize a Party pursuant to any of the provisions of the federal bankruptcy laws or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be dismissed within sixty (60) days after such filing; or

(d)    If a Party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limitation of the generality of the foregoing, if a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the federal bankruptcy laws or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if a Party shall make an assignment for the benefit of its creditors; or if a Party shall admit in writing its inability to pay its debts generally as they become due; or if a Party shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or liquidators of it or of all or any part of its property; or

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(e)    Failure by a Party hereunder to comply with the terms of any final decision or order issued pursuant to the dispute resolution procedures, if such Party does not cure such failure within sixty (60) days of the date of receipt of a notice from the other Party demanding such cure (or within such longer period of time, as is reasonably necessary to accomplish such cure, if it cannot be reasonably accomplished within such sixty (60) day period and such Party diligently commences such cure in such period and continues such cure to completion).

11.2    Remedies. In the event of any such default by a Party, the other Party may, upon the occurrence thereof and during the continuation of such default, exercise any right or remedy which the other Party may have under the laws of the State of New Jersey by reason of such default, but excluding any right to terminate or rescind this Lease or evict Lessee.

ARTICLE XII
CONDEMNATION

12.1    Condemnation in Whole. In the event of Condemnation of the entire Premises, this Lease shall terminate upon the final vesting of title in the condemning Person.

12.2    Condemnation in Part. If a portion of the Premises shall be taken in Condemnation, this Lease shall not automatically terminate but shall, at the option of Lessee, continue with respect to the portion of the Premises that was not so condemned or transferred, unless Lessee provides Lessor with written notice of its election to terminate this Lease within thirty (30) days after such Condemnation.

12.3    Application of Condemnation Proceedings. Any awards made in any Condemnation proceeding described herein shall be paid as follows:

(a)    Lessor shall be entitled to the award made for, or equitably attributable to, the value of its fee interest in the Premises and any personal property of the Lessor on the Premises;

(b)    Lessee shall be entitled to the award made for, or equitably attributable to, (i) the value of its leasehold estate in the Premises, (ii) the value of any Assets and Improvements and damages to any of Lessee’s other personal property on the Premises, and (iii) any other compensation or benefits paid as a consequence of the interruption of Lessee’s business or operations on the Premises; and

(c)    If all or any part of the Premises shall be condemned for a temporary use, Lessee shall be entitled to the award.

12.4    Notice of Condemnation. If either Party receives notice of any proposed Condemnation of the Premises, such Party shall promptly provide the other Party with notice of any impending proceeding related to such Condemnation and shall not, in the absence of the other Party, settle with the condemning Person or agree on just compensation for such Condemnation. Each Party shall have the right to make a claim against the condemning Person in any Condemnation proceeding for the amount of the actual provable damage suffered as a result of the Condemnation.

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ARTICLE XIII
RIGHT OF FIRST OFFER

13.1    Right of First Offer. To the extent Lessor determines to sell all or any portion of the Premises, Lessor will grant Lessee the right of first offer to purchase that same portion of the Premises. Prior to seeking, entertaining or considering any offers for the sale or purchase of such property, Lessor shall notify Lessee in writing that it intends to sell such property, describing in sufficient detail the property to be sold. Lessor shall promptly make available all records pertaining to the property to be sold for Lessee’s review, and Lessee shall have thirty (30) days from receipt of such notice to review these records. Lessee shall have sixty (60) days after receipt of Lessor’s notice to submit a written offer to Lessor for the purchase of the property to be sold. Should Lessee fail to timely submit an offer to purchase such property, then Lessee shall be deemed to have waived its right of first offer for such property (subject to its reinstatement as provided below). Lessor shall have thirty (30) days from receipt of Lessee’s written offer to elect to sell the property to Lessee or to seek offers from other parties. Failure by Lessor to timely respond to Lessee’s written offer shall be deemed to be a rejection of Lessee’s offer. If Lessor accepts Lessee’s offer, the Parties shall promptly commence preparation of the closing documents. If Lessor does not accept Lessee’s offer, then Lessor shall have a period of six (6) months after such rejection in which to enter into a bona fide purchase and sale agreement to sell such property to another party, provided Lessor shall not agree to sell such property to any other party unless their offer is at least ten percent (10%) greater in value than the offer submitted by Lessee. In the event Lessor has not entered into a bona fide purchase and sale agreement with another party within six (6) months from rejecting Lessee’s offer, or the waiver by Lessee’s of its right of first offer as described above, then Lessee shall once again have the right of first offer with respect to such property under the same terms and conditions described above. Any exercise or failure to exercise this right of first offer with respect to some but not all of the Refinery, or Lessor’s sale under this provision of some but not all of the Refinery to another party, shall not be deemed to limit, impair, restrict or inhibit Lessee’s right of first offer with respect to the remainder of the Refinery. Any offer made by Lessee under this Article XIII shall be held confidential by Lessor and will not be disclosed to any prospective purchasers of the Premises.

13.2    Exceptions to Right of First Offer. Lessee’s right of first offer set forth in Section 13.1 above shall not apply to:

(a)    an assignment or sale of the Premises to a Lessor Affiliate, provided Lessor and the Affiliate are subject to all of the terms and conditions set forth in Section 10.2 (a) of this Lease and the Affiliate agrees that it is bound by and subject to this Article XIII for any subsequent sale of the Premises by the Affiliate;

(b)    a transaction which involves the sale of all or substantially all of the assets of Lessor and/or Lessor’s parent companies to a third party, provided Lessor and such purchaser are subject to all of the terms and conditions set forth in Section 10.2 (b) of this Lease and such purchaser agrees that it is bound by and subject to this Article XIII for any subsequent sale of the Premises; or

(c)    a transaction in which property rights in the Premises are transferred as part of a financial arrangement including a mortgage of the Premises, provided that such mortgage holder acknowledges that Lessee’s rights under this Article XIII shall apply in the event of any foreclosure of Lessor’s property rights in the Premises.

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ARTICLE XIV
ENVIRONMENTAL

14.1    Release Reporting and Corrective Action.

(a)Lessee shall report any Release of a Hazardous Substance from its Operations onto the Premises in an amount equal to or greater than the Reportable Quantity for that substance to Lessor and, as required by Legal Requirements, to the appropriate government agency(ies) and/or authority(ies). Lessor shall report any Release of a Hazardous Substance from its operations onto the Premises in an amount equal to or greater than the Reportable Quantity for that substance to Lessee and, as required by Legal Requirements, to the appropriate government agency(ies) and/or authority(ies).

(b)    Lessee shall be responsible for prompt response to Releases of a Hazardous Substance from its Operations in accordance with Environmental Laws. Lessor shall be responsible for prompt response to Releases of a Hazardous Substance from its operations in accordance with Environmental Laws.

(c)    Lessee shall simultaneously provide to Lessor a copy of any information submitted to such governmental agency or authority. To the extent practicable, Lessee will also provide Lessor with drafts of such reports prior to submitting them to such governmental agency or authority. Lessor shall simultaneously provide to Lessee a copy of any information submitted to such governmental agency or authority in connection with a Release on Refinery Lands.

(d)    In the event a Release of Hazardous Substance occurs from Lessee’s Operations that affects and are of the Premises or Refinery Lands, Lessee will be responsible to remediate such affected areas to the degree required under Environmental Laws. In the event a Release of Hazardous Substance occurs from Lessor’s Operations that affects an area of the Premises, Lessor will be responsible to remediate such affected area to the degree required under Environmental Laws.

(e)     Lessee shall immediately notify Lessor in the event that a governmental agency shall require additional response measures in response to a Release that occurs after the Effective Date.

14.2    Daily Operations. Lessee shall, at its sole cost and expense, comply with all Environmental Laws applicable to the Assets and the Improvements.

ARTICLE XV
FORCE MAJEURE

15.1    Excused Performance. Each Party shall be excused from performance hereunder and shall not be considered to be in default or be liable in damages or otherwise with respect to any obligation hereunder, except the obligation to pay money in a timely manner for liabilities actually incurred, if and to the extent that its failure of, or delay in, performance is due to an occurrence of Force Majeure, provided that:

(a)    Such Party gives the other Party written notice describing the particulars of the occurrence causing the Force Majeure, including the expected duration, as soon as is reasonably practicable;

(b)    The suspension of performance is of no greater scope and of no longer duration than is reasonably required by the occurrence of the Force Majeure;

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(c)    The Party affected by the occurrence of Force Majeure shall act diligently and use reasonable efforts to remedy or remove the same and to mitigate the effects thereof, provided that such Party shall not be required to settle any labor dispute on unfavorable terms;

(d)     No obligations of the Party which arose before the occurrence of Force Majeure causing the suspension of performance are excused as a result of the occurrence; and

(e)     When the affected Party is able to resume performance of its obligations under this Lease, such Party shall give the other Party written notice to that effect and shall promptly resume performance hereunder.

15.2    Burden of Proof. If the Parties are unable in good faith to agree there has been an occurrence of Force Majeure, the Party claiming Force Majeure shall have the burden of proof as to whether there was an occurrence of Force Majeure.

ARTICLE XVI
NOTICES

16.1    Methods of Notice. Unless otherwise specifically provided to the contrary in this Lease, all notices, instructions, requests, correspondence or other communications permitted or required to be given under this Lease shall be in writing and shall be deemed to be effective upon delivery and receipt as follows: (a) upon delivery when being delivered by hand to an authorized representative of the Party to whom directed; (b) upon delivery when delivered by United States certified mail, postage prepaid, return receipt requested, to the address of the receiving Party set forth below; (c) upon delivery when delivered by overnight delivery service, charges prepaid, to the address of the receiving Party set forth below; and (d) when faxed (with confirmation of receipt) to the facsimile number of the receiving Party shown in Section 16.2 below.

16.2    Notice Addresses.

(a)	If to Lessee, to:

Phillips 66 Partners Holdings LLC
3010 Briarpark Drive
Houston, TX 77042
Attn:

(b)    If to Lessor, to:

Phillips 66 Company
3010 Briarpark Drive
Houston, TX 77042
Attn:

16.3    Change of Address. Each Party may change its address at any time by giving written to the other Party in accordance with this Article XVI.

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ARTICLE XVII
GENERAL PROVISIONS

17.1    Estoppel Certificate. Lessor and Lessee each agree that from time to time, upon not less than fifteen (15) days’ prior written notice from the other Party, to execute, acknowledge and deliver to the other Party a statement in writing certifying and stating (a) that this Lease is unmodified and in full force and effect, or if there have been modifications, that the Lease is in full force and effect as modified and stating such modifications, (b) the dates to which the rent and additional rent have been paid and the current amount of the rent and additional rent, (c) whether or not, to the best knowledge of the signer, the other Party is in default in keeping, observing or performing any term, covenant, or condition contained in this Lease and, if in default, specifying each such default, (d) whether the signing party currently has any claim against the other Party under this Lease and, if so, the nature and the dollar amount, if any, of such claim, (e) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of the signing party to be performed, and, if so, specifying the same, and (f) such further information with respect to this Lease as the other Party may reasonably request, it being intended that any statement delivered pursuant to this Section 17.1 shall be binding on the signing Party and may be relied upon by the other Party, any prospective purchaser of the Premises or any prospective mortgagee.

17.2    Severability. Every provision of this Lease is severable. If any term or provision hereof is held to be illegal, invalid or unenforceable for any reason by any duly constituted court, agency or tribunal, the legality, validity, or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17.3    Captions. The table of contents, section headings and other captions contained in this Lease are for reference purposes only and do not interpret, define or limit the scope, extent or intent of this Lease or any provision hereof.

17.4    Amendments. No change, amendment or modification of this Lease shall be valid or binding upon the Parties unless such change, amendment or modification shall be in writing and duly executed by both Parties.

17.5    Waivers. Any failure of either Party to enforce any of the provisions of this Lease or to require compliance with any of its terms at any time during the Term of this Lease, shall in no way affect the validity of this Lease, or any part hereof, and shall not be deemed a waiver of any of the rights of such Party thereafter to enforce any and each such provision or of any subsequent breach by the other Party of the same or any other provision. Each Party’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of such Party’s consent to or approval of any subsequent act by the other Party. The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent. Any consent or approval given pursuant to this Lease shall be limited to its express terms and shall not otherwise increase the obligations of the Party giving such consent or approval or otherwise reduce the obligations of the Party receiving such consent or approval.

17.6    Recording. Lessee shall be permitted to record this Lease or a memorandum thereof without Lessor’s prior written consent, and Lessor shall execute this Lease in recordable form or a memorandum hereof in recordable form. Upon termination of this Lease, Lessee agrees to execute a memorandum acknowledging such termination. All recording costs shall be borne by Lessee.

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17.7    Holding Over. This Section 17.7 is made expressly subject to Lessee’s rights set forth in this Lease to remove its Assets and Improvements from the Premises, to restore the surface of the Premises and to perform any required environmental remediation under this Lease upon the termination or expiration of this Lease, and the exercise of such rights shall not be deemed to constitute a holdover under this Section 17.7. If Lessee remains in possession of the Premises or any part thereof after the expiration of the Term hereof without the express written consent of Lessor, such occupancy shall be a tenancy from month to month at a rental rate to be determined at the time of said termination based on actual fair market value per month plus additional rent and all other charges payable hereunder, and upon all the terms hereof applicable to the month to month tenancy.

17.8    Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

17.9    Binding Effect; Choice of Law. This Lease shall bind and inure to the benefit of the parties, their successors and assigns. This Lease shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey, including with respect to matters of construction, validity and performance, without giving effect to any choice of law rules that may direct the application of the laws of another jurisdiction.

17.10    Subordination. This Lease shall be superior in interest to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the real property of which the Premises are a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidation, replacements and extensions thereof.

17.11    Signs and Fences. Lessee shall be permitted to place any sign upon the Premises and/or erect a fence around all or any portion of the Premises without Lessor’s prior written consent, provided that any such sign or fence shall comply with all Legal Requirements. Lessee shall be permitted to place any sign upon the Refinery Lands with the Lessor’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

17.12    No Broker. Lessor and Lessee each warrant and represent to the other that no broker was involved in the negotiation and/or consummation of this Lease. Lessor and Lessee each agrees to indemnify, defend and hold the other harmless from and against any claims, liabilities, costs, damages and expenses (including reasonable attorneys’ fees) arising out of or connected with a breach of the foregoing warranty and representation.

17.13    Records and Audit. Lessor shall maintain a true and correct set of records pertaining to any bills, statements or invoices sent to Lessee under this Lease and all transactions related thereto. Lessor further agrees to retain all such records for a period of not less than five (5) years after the date of such bill, statement or invoice. Any representative or representatives authorized by Lessee may audit, during reasonable business hours, any and all such records at any time or times during the Term of this Lease and during the five (5) year period following its termination or expiration. The foregoing obligations in this Section 17.13 shall survive the termination or expiration of this Lease.

17.14    Counterparts. This Lease may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both Parties.

17.15    Confidentiality. During the Term of this Lease, it may become necessary or desirable, from time to time, for either Party to provide or disclose to the other Party non-public information that is either confidential or proprietary. The disclosing Party may orally request such information to be kept confidential

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if such information is not in a written format, and in such case shall identify and confirm such confidential information in writing to the other Party no later than fifteen (15) days after such disclosure. If the confidential or proprietary information is in a written format, the disclosing Party shall label such information as either confidential or proprietary. The other Party shall not reproduce, copy, use or disclose (except when required by Legal Requirements) any such information in whole or in part to a third party for any purpose without the consent of the disclosing Party. The other Party shall restrict the internal disclosure of any such confidential or proprietary information to only those employees, officers and directors who have a "need to know" such information, and shall restrict those individuals from disclosing, using or permitting the disclosure of such information. In the event the other Party is required by Legal Requirements to disclose any such confidential or proprietary information, the other Party shall cooperate with the disclosing Party to minimize the amount of such information furnished. At the specific request of the disclosing Party, the other Party shall endeavor to secure the agreement of the receiving Person to maintain specified portions of such information in confidence. In the case of any disclosure of any such confidential or proprietary information, whether or not such disclosure is permitted by this Section 17.15, the other Party shall promptly give written notice thereof to the disclosing Party.

17.16    Further Assurances. Each Party agrees to take or cause to be taken such further actions to execute, deliver and file all further documents and instruments, and to take any further action that may be reasonably necessary or requested in order to fully effectuate the purposes, terms, conditions and intent of this Lease.

17.17    Survival. Notwithstanding any provision of this Lease to the contrary, the expiration or other termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such expiration or termination, whether or not specifically stated herein, including any indemnities, payment obligations, confidentiality, audit rights, and dispute resolution provisions.

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IN WITNESS WHEREOF, this Lease has been signed on behalf of each of the Parties hereto on the date or dates shown below.

LESSOR:
PHILLIPS 66 COMPANY
a Delaware corporation

By: ___________________________

Name: ___________________________

Title: ___________________________

LESSEE:
PHILLIPS 66 PARTNERS HOLDINGS LLC
a Delaware limited liability company

By: ___________________________

Name: ___________________________

Title: ___________________________

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EXHIBIT A TO THE LEASE

LEGAL DESCRIPTION OF THE LEASED PROPERTY

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ATTACHMENT A-1

PLAT OF THE PREMISES

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ATTACHMENT A-2
TAX PARCEL MAP

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EXHIBIT B TO THE LEASE

PERMITTED ENCUMBRANCES

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EXHIBIT C TO THE LEASE

LESSOR RESERVED EASEMENTS AND RIGHTS-OF-WAY

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EXHIBIT I

FORM OF
ASSIGNMENT, ASSUMPTION AND BILL OF SALE

KNOW ALL BY THESE PRESENTS:

THIS ASSIGNMENT, ASSUMPTION AND BILL OF SALE (this “Assignment”) is made effective the ____ day of ____________, 2014, by and between PHILLIPS 66 COMPANY, a Delaware company, and PHILLIPS 66 PIPELINE LLC, a Delaware limited liability company (collectively “Assignor”) and PHILLIPS 66 PARTNERS GP LLC, a Delaware limited liability company, and PHILLIPS 66 PARTNERS LP, a Delaware limited partnership (collectively “Assignee”).

RECITALS:

A.    Phillips 66 Company, Phillips 66 Pipeline LLC, Phillips 66 Partners GP LLC, and Phillips 66 Partners LP are parties to that Contribution, Conveyance and Assumption Agreement dated as of October ___, 2014 (the “Contribution Agreement”);

B.    Assignor is the owner of the Contributed Assets (as defined in the Contribution Agreement) related to the Bayway Rail Rack in Linden, New Jersey, the Ferndale Rail Rack in Ferndale, Washington, and a refined product pipeline in Texas, which Contributed Assets are more particularly described on Exhibit A attached hereto; and

C.    Assignor desires to sell and assign the Contributed Assets to Assignee pursuant to and as provided in the Contribution Agreement.

AGREEMENTS:

NOW, THEREFORE, for the premises considered, and for good and valuable consideration, the receipt of which are acknowledged, Assignor and Assignee agree as follows:

1.Assignor has GRANTED, BARGAINED, SOLD, CONVEYED, SET OVER, ASSIGNED and TRANSFERRED unto Assignee the Contributed Assets and all of Assignor’s right, title and interest in and to any and all tangible and intangible personal property and fixtures used exclusively in connection with the ownership or operation of the Contributed Assets and/or facilities located thereon, including to the extent used exclusively in connection with the design, construction, ownership, service, or operation of the Contributed Assets, from and after the Effective Time (as defined below), in each instance to the extent the same are assignable by Assignor: (a) any warranties, guaranties and indemnities for the benefit of Assignor or its affiliates, and claims against third parties related to the Contributed Assets; (b) any licenses, permits, approvals, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental entity related to the Contributed Assets; and (c) any other intangible personal property owned

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or held by Assignor.

TO HAVE AND TO HOLD all and singular the Contributed Assets and such related property and rights unto Assignee and its successors and assigns forever against the claims of all persons claiming or to claim same, by, through, or under Assignor. Assignor warrants title to the Contributed Assets as against the claims of all claiming by, through, or under Assignor and its Affiliates, but not otherwise, and subject to encumbrances in place or of record.

2.Assignee accepts the assignment of the Contributed Assets by Assignor and assumes all obligations of Assignor under or with respect to the Contributed Assets occurring or arising from and after the date hereof and Assignor indemnifies and holds harmless Assignee of and from all obligations under or with respect to the Contributed Assets arising prior to the date hereof.

3.ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESSED, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (i) THE CONDITION OF THE CONTRIBUTED ASSETS (INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).

4.The parties have executed this Assignment, Assumption and Bill of Sale by their duly authorized representatives as of the date stated above, and effective for all purposes as of 9:00 a.m. Central Time on _______________, 2014 (the “Effective Time”).

[Signature Page to Follow.]

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ASSIGNORS:

WITNESSES:                Phillips 66 Company

________________________

________________________    By: Not for Execution
Printed Name of Witness
_______________________        Name:

_______________________        Title:
Printed Name of Witness

WITNESSES:                Phillips 66 Pipeline LLC

________________________

________________________    By: Not for Execution
Printed Name of Witness
_______________________        Name:

_______________________        Title:
Printed Name of Witness

ASSIGNEES:

WITNESSES:                Phillips 66 Partners GP LLC
By
________________________

________________________    By: Not for Execution
Printed Name of Witness
Name:
_______________________
Title:
_______________________
Printed Name of Witness

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WITNESSES:                Phillips 66 Partners LP LLC
By
________________________

________________________    By: Not for Execution
Printed Name of Witness
Name:
_______________________
Title:
_______________________
Printed Name of Witness

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ACKNOWLEDGEMENTS

STATE OF TEXAS        §
§
COUNTY OF HARRIS    §

On this the ___ day of ___________________, 2014, before me, _________________ the undersigned personally appeared ______________________, who acknowledged himself to be the _______________________ of Phillips 66 Company, and that he, as such _________________ being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of Phillips 66 Company by himself as _____________________________.

In witness whereof I hereunto set my hand and official seal.

My Commission Expires:                 Not for Execution
Notary Public
_________________________________

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ACKNOWLEDGEMENTS

STATE OF TEXAS        §
§
COUNTY OF HARRIS    §

On this the ___ day of ___________________, 2014, before me, _________________ the undersigned personally appeared ______________________, who acknowledged himself to be the _______________________ of Phillips 66 Pipeline LLC, and that he, as such _________________ being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of Phillips 66 Pipeline LLC by himself as _____________________________.

In witness whereof I hereunto set my hand and official seal.

My Commission Expires:                 Not for Execution
Notary Public
_________________________________

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ACKNOWLEDGEMENTS

STATE OF TEXAS        §
§
COUNTY OF HARRIS    §

On this the ___ day of ___________________, 2014, before me, _________________ the undersigned personally appeared ______________________ who acknowledged himself to be the _______________________ of Phillips 66 Partners GP LLC, and that he, as such _________________ being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of Phillips 66 Partners GP LLC by himself as _____________________________.

In witness whereof I hereunto set my hand and official seal.

My Commission Expires:                 Not for Execution
Notary Public
_________________________________

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ACKNOWLEDGEMENTS

STATE OF TEXAS        §
§
COUNTY OF HARRIS    §

On this the ___ day of ___________________, 2014, before me, _________________ the undersigned personally appeared ______________________ who acknowledged himself to be the _______________________ of Phillips 66 Partners LP LLC, and that he, as such _________________ being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of Phillips 66 Partners LP LLC by himself as _____________________________.

In witness whereof I hereunto set my hand and official seal.

My Commission Expires:                 Not for Execution
Notary Public
_________________________________

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EXHIBIT A

DESCRIPTION OF THE CONTRIBUTED ASSETS

Bayway Rail Rack

[Attach legal description]

Ferndale Rail Rack

[Attach legal description]

Cross Channel Pipeline

A FERC-regulated 20-inch refined product pipeline originating at the Pasadena Terminal in Pasadena, Texas, to terminal facilities located at Kinder Morgan’s Pasadena Terminal, the Galena Park Station in Galena Park, Texas, and terminating at the Holland Avenue Junction in Galena Park, Texas, currently subject, in part, to a FERC tariff under Phillips 66 Pipeline LLC F.E.R.C. No. 35.3.0, Docket No. IS14-00372-000.

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